     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1997

                                                      REGISTRATION NO. 333-25727
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 3
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

                             ---------------------

                            CCA PRISON REALTY TRUST
      (Exact name of Registrant as Specified in its Governing Instruments)

                             ---------------------

                            2200 ABBOTT MARTIN ROAD
                                   SUITE 201
                           NASHVILLE, TENNESSEE 37215
                                 (615) 460-7452
                    (Address of Principal Executive Offices)

                             ---------------------

                               J. MICHAEL QUINLAN
                            CHIEF EXECUTIVE OFFICER
                            CCA PRISON REALTY TRUST
                            2200 ABBOTT MARTIN ROAD
                                   SUITE 201
                           NASHVILLE, TENNESSEE 37215
                                 (615) 460-7452
                    (Name and Address of Agent for Service)

                             ---------------------

                                   COPIES TO:

                ELIZABETH E. MOORE                               F. MITCHELL WALKER, JR.
            STOKES & BARTHOLOMEW, P.A.                            BASS, BERRY & SIMS PLC
   SUNTRUST CENTER, NASHVILLE, TENNESSEE 37219      FIRST AMERICAN CENTER, NASHVILLE, TENNESSEE 37238
        (615) 259-1450/FAX (615) 259-1470                   (615) 742-6200/FAX (615) 742-6298

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 1997
PROSPECTUS
                            17,000,000 COMMON SHARES
                   CORRECTIONS CORPORATION OF AMERICA (LOGO)

    CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), was formed on April 23, 1997 to capitalize on the opportunities created by the growing trend towards privatization in the corrections industry, including the increased demand for private correctional and detention facilities. The principal business strategy of the Company will be to acquire correctional and detention facilities that meet the Company's investment criteria, from both private prison managers and government entities, to expand its existing facilities, and to lease all such facilities under long-term leases. The Company will use $308.1 million of the net proceeds from the sale of its common shares, $0.01 par value per share (the "Common Shares"), offered hereby (the "Offering"), to purchase nine correctional and detention facilities (collectively, the "Initial Facilities") currently owned and operated by Corrections Corporation of America, a Tennessee corporation ("CCA"). The Company will also have an option for a period of three years following the closing of the purchase of the Initial Facilities, to acquire up to five additional correctional and detention facilities (collectively, the "Option Facilities") currently owned and operated or under construction or development by CCA. See "The Formation Transactions." The Company will lease all of the Initial Facilities and the Option Facilities to CCA, and CCA will continue to manage the Initial Facilities and the Option Facilities. The Company intends to pay regular quarterly distributions, initially at a rate of $1.70 per share per annum, beginning with a pro-rated dividend for the quarter ended September 30, 1997. See "Distributions."

    All of the Common Shares offered hereby are being sold by the Company. Doctor R. Crants, Chairman of the Company and Chairman and Chief Executive Officer of CCA, has agreed to acquire in the Offering approximately 500,000 Common Shares (based upon the estimated initial public offering price) at a price per share equal to the initial public offering price. Upon completion of the Offering, Doctor R. Crants and other members of the management of the Company will collectively own, or will have options to acquire, approximately 10.1% of the Common Shares.

    Prior to the Offering, there has been no public market for the Common Shares. It is currently anticipated that the initial public offering price per Common Share will be between $19.00 and $21.00. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The Common Shares have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "PZN," subject to official notice of issuance.

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY, INCLUDING:

    - The dependence on CCA as the lessee of the Facilities;
    - Potential conflicts of interest of affiliates of the Company and CCA;
    - Ownership of the Company's facilities is subject to operating risks inherent in the corrections and detention industry;
    - The taxation of the Company as a regular corporation if it fails to qualify as a real estate investment trust;
    - The Company's lack of operating history and management's lack of experience in operating a real estate investment trust;
    - Actual Cash Available for Distribution (as hereinafter defined) may be insufficient to allow the Company to maintain its proposed distribution rate; and
    - Restrictions on ownership of outstanding Common Shares.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================================================
                                                                    PRICE TO             UNDERWRITING           PROCEEDS TO
                                                                     PUBLIC              DISCOUNT(1)             COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------------
Per Share...................................................           $                      $                      $
------------------------------------------------------------------------------------------------------------------------------
Total(3)....................................................           $                      $                      $
==============================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $3,000,000 payable by the Company.
(3) The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to 2,550,000 additional Common Shares on the same terms and conditions as set forth above. If all such shares are purchased by the
    Underwriters, the total Price to Public will be $        , the total
    Underwriting Discount will be $        and the total Proceeds to Company
    will be $        . See "Underwriting."
                             ---------------------

    The Common Shares are offered subject to receipt and acceptance by the several Underwriters, to prior sale, and to the several Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the Common Shares will be
available for delivery on or about            , 1997.
                             ---------------------
 JC BRADFORD & CO A.G. EDWARDS & SONS, INC. LEGG MASON WOOD WALKER INC. LEHMAN
                      BROS PAINEWEBBER INC. STEPHENS INC.
                                          , 1997

A growing demand for secure beds to house                       [A collection of photos representing views of
violent criminals has created an opportunity                    the interior and exterior of various facili-
for capital investment through the purchase                     ties to be acquired by the Company from CCA:
and leaseback of jails and prisons. [caption]                   (i) photo of open sleeping area; (ii) photo
                                                                of security personnel operating security
                                                                panel; (iii) photo of common area; (iv) photo
                                                                of security checkpoint; (v) photo of exterior
                                                                of Eloy Detention Center; (vi) photo of
                                                                multi-inmate cell; and (vii) photo of common

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING STABILIZATION AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                   [Fold-Out]
                            CCA Prison Realty Trust
        Building on the growth of private sector corrections. [caption]

                 [Map of the United States showing location of properties to be acquired or that may be acquired by the Company from CCA]

 [Picture of Exterior of
           Eloy            The Initial
    Detention Center]      Facilities
  Eloy Detention Center    Eloy, Arizona
 Eloy, Arizona [caption]   Florence, Arizona
                           Leavenworth, Kansas
                           Mason, Tennessee
                           Bridgeport, Texas
                           Houston, Texas
                           Laredo, Texas
 [Picture of Exterior of   Mineral Wells, Texas
         Houston           Taylor, Texas
   Processing Center]      The Option
Houston Processing Center  Facilities
Houston, Texas [caption]   Walsenburg, Colorado
                           Estancia, New Mexico
                           Youngstown, Ohio
                           Sayre, Oklahoma
                           Whiteville, Tennessee
                           [caption]
 [Picture of Exterior of                                                         [Picture of Exterior of   [Picture of Exterior of
      West Tennessee       [Picture of Exterior of                                Leavenworth Detention        Central Arizona
   Detention Facility]        T. Don Hutto             [Picture of Exterior of           Center]              Detention Center]
West Tennessee Detention   Correctional Center]                 Laredo            Leavenworth Detention        Central Arizona
         Facility          T. Don Hutto Correctional      Processing Center]             Center               Detention Center
    Mason, Tennessee               Center              Laredo Processing Center     Leavenworth, Kansas        Florence, Arizona
         [caption]         Taylor, Texas [caption]     Laredo, Texas [caption]          [caption]                 [caption]

 Not pictured: Bridgeport Pre-Parole Transfer Facility, Bridgeport, Texas, and
   Mineral Wells Pre-Parole Transfer Facility, Mineral Wells, Texas [caption]

                               TABLE OF CONTENTS

                                                      PAGE
                                                      ----
PROSPECTUS SUMMARY..................................    1
 The Company........................................    1
 Summary Risk Factors...............................    2
 Selected Historical and Pro Forma Financial Data...    3
 Business Objectives and Strategies.................    5
 Business of the Company and its Properties.........    5
 The Private Corrections Industry...................    8
 Corrections Corporation of America.................    8
 Relationship Between CCA and the Company after the
   Formation Transactions...........................    8
 Leases.............................................   10
 The Formation Transactions.........................   10
 Distributions......................................   13
 Tax Considerations and Tax Status of the Company...   13
 The Offering.......................................   14
RISK FACTORS........................................   15
 The Dependence on CCA, as the Lessee of the
   Facilities, for the Company's Initial Revenues
   and Ability to Make Distributions................   15
 Conflicts of Interest..............................   15
   Relationships Which May Give Rise to Conflicts of
     Interest.......................................   15
   Situations in Which Conflicts of Interest Have
     Arisen and May Continue to Arise...............   16
 Corrections and Detention Industry Risks...........   16
   Short-Term Nature of Government Contracts........   16
   Dependence on Government Appropriations..........   17
   Dependence on Government Agencies for Inmates....   17
   Dependence on Ability to Develop New Prisons.....   17
   Legal Proceedings................................   17
 Adverse Impact on Distributions of Failure of
   Company to Qualify as a REIT.....................   17
 Lack of Operating History..........................   18
 Initial Distribution Policy........................   18
 Real Estate Investment Considerations..............   18
   General..........................................   18
   Environmental Matters............................   18
   Uninsured Loss...................................   19
 Dependence on Key Personnel........................   19
 Lack of Control Over Day-to-Day Operations and Man-
   agement of the Facilities........................   19
 Dilution...........................................   20
 Ownership Limit....................................   20
 Limits on Changes in Control.......................   20
 Changes in Investment and Financing Policies
   Without Vote of Shareholders.....................   21
 No Prior Market for Common Shares; Factors
   Affecting Market Price...........................   21
 Dependence on Financing For Growth and Adverse
   Consequences of Debt Financing on Ability to Make
   Distributions....................................   21
 ERISA Risks........................................   22
THE COMPANY.........................................   23
 General............................................   23
 Business Objectives and Strategies.................   24
 Future Growth of the Company.......................   24
   External Growth..................................   24
   Internal Growth..................................   26
   Lease Negotiation................................   26
   Due Diligence Process............................   26
USE OF PROCEEDS.....................................   28
CAPITALIZATION......................................   28
DISTRIBUTIONS.......................................   29
DILUTION............................................   31
PRO FORMA FINANCIAL STATEMENTS......................   32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS................   35
 General............................................   35
 Results of Operations..............................   35
 Pro Forma Results of Operations....................   35
 Liquidity and Capital Resources....................   35
 Funds from Operations..............................   36
 Inflation..........................................   37
THE PRIVATE CORRECTIONS INDUSTRY....................   37
CORRECTIONS CORPORATION OF AMERICA..................   38
 Facility Operations................................   38
 Certain Selected Financial Information.............   39

                                                      PAGE
                                                      ----
 Management's Discussion and Analysis of Financial
   Condition and Results of Operations..............   41
BUSINESS OF THE COMPANY AND ITS PROPERTIES..........   48
 The Facilities.....................................   48
 Description of the Facilities......................   50
 Legal Proceedings..................................   53
 Competition........................................   53
 Government Regulation..............................   53
RELATIONSHIP BETWEEN CCA AND THE COMPANY AFTER THE
 FORMATION TRANSACTIONS.............................   54
LEASES..............................................   55
MANAGEMENT..........................................   59
 Trustees and Executive Officers....................   59
 Committees of the Board of Trustees................   62
 Compensation of Trustees...........................   62
 Indemnification....................................   62
 Executive Compensation.............................   63
 The Share Incentive Plan...........................   63
 Non-Employee Trustees' Plan........................   64
 Dividend Reinvestment Plan.........................   65
 Deferred Compensation Plan.........................   65
 Employment Agreements..............................   65
CERTAIN RELATIONSHIPS AND TRANSACTIONS..............   66
 Share Acquisitions by Management...................   66
 Purchase of Initial Facilities.....................   66
 Option Facilities..................................   66
 Right to Purchase..................................   66
 Employment Agreements..............................   67
POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN
 ACTIVITIES.........................................   67
 Investment Objectives and Policies.................   67
 Dispositions; CCA's Right of First Refusal.........   68
 Financing..........................................   68
 Working Capital Reserves...........................   69
 Conflict of Interest Policies......................   69
 Other Policies.....................................   69
CONFLICTS OF INTEREST...............................   70
 General............................................   70
 Relationships Which May Give Rise to Conflicts of
   Interest.........................................   70
 Situations in Which Conflicts of Interests Have
   Arisen and May Continue to Arise.................   70
 Steps Taken by the Company to Address Potential
   Conflicts of Interest............................   71
THE FORMATION TRANSACTIONS..........................   72
 Advantages and Disadvantages to Unaffiliated
   Shareholders.....................................   73
 Benefits to the Company and its Officers and
   Trustees.........................................   73
 Benefits to CCA....................................   73
PRINCIPAL SHAREHOLDERS OF THE COMPANY...............   74
DESCRIPTION OF CAPITAL SHARES.......................   74
 General............................................   74
 Restrictions on Ownership..........................   75
 Certain Provisions of Maryland Law and of the Com-
   pany's Declaration of Trust and Bylaws...........   76
 Limitations on Changes in Control..................   78
 Limitation of Liability and Indemnification of
   Trustees.........................................   79
 Transfer Agent and Registrar.......................   79
SHARES AVAILABLE FOR FUTURE SALE....................   80
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..........   80
 Taxation of the Company............................   80
 Failure to Qualify.................................   86
 Taxation of Taxable Domestic Shareholders..........   86
 Backup Withholding.................................   87
 Taxation of Tax-Exempt Shareholders................   87
 Taxation of Foreign Shareholders...................   88
 Other Tax Consequences.............................   89
ERISA CONSIDERATIONS................................   90
UNDERWRITING........................................   91
EXPERTS.............................................   92
LEGAL MATTERS.......................................   92
GLOSSARY............................................   93
INDEX TO FINANCIAL STATEMENTS.......................  F-1

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby (the "Registration Statement"). This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits and financial schedules filed therewith. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits and financial schedules, copies of which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file documents with the Commission, including the Company, and the address is http://www.sec.gov. Moreover, the Common Shares have been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. Accordingly, upon official notice of issuance, periodic reports, proxy material, and other information concerning the Company, when filed, may be inspected at the offices of the NYSE, Operations, 20 Broad Street, New York, New York 10005.

     Following consummation of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will, therefore, be required to file reports, proxy and information statements and other information with the Commission pursuant to the reporting requirements of Section 13(a) thereof, in addition to any other legal or NYSE requirements. Such reports, statements and information can also be inspected and copied at the Commission's offices and web site listed above.

                              CAUTIONARY STATEMENT

     Information contained in this Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements set forth under the caption "Risk Factors" and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes(i) an initial public offering price per Common Share of $20.00 (the midpoint of the range of estimated initial public offering prices set forth on the front cover of this Prospectus); (ii) the consummation of the Formation Transactions (as hereinafter defined); and
(iii) no exercise of the Underwriters' over-allotment option. See "Glossary" for the definitions of certain terms used in the Prospectus.

                                  THE COMPANY

     CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), has been formed to capitalize on the opportunities created by the growing trend towards privatization in the corrections industry, including the increased demand for private correctional and detention facilities. The principal business strategy of the Company will be to acquire correctional and detention facilities that meet the Company's investment criteria, from both private prison managers and government entities, to expand its existing facilities, and to lease all such facilities under long-term leases. The Company initially will acquire nine correctional and detention facilities (collectively, the "Initial Facilities"), which have an aggregate design capacity of 6,687 beds, currently owned and operated by Corrections Corporation of America, a Tennessee corporation ("CCA"). The Company will also have an option for a period of three years following the closing of the purchase of the Initial Facilities, to acquire up to five additional correctional and detention facilities (collectively, the "Option Facilities"), which have an aggregate design capacity of 6,118 beds, currently owned and operated or under construction or development by CCA. (The Initial Facilities and the Option Facilities are sometimes referred to collectively as the "Facilities"). In addition, the Company will have an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the date CCA first receives inmates at such facility (the "Service Commencement Date"). As a result of these transactions, the Company and CCA will have several ongoing relationships after the Formation Transactions, some of which could give rise to possible conflicts of interest. See "Relationship Between CCA and the Company after the Formation Transactions." The Company will also pursue opportunities to acquire and lease back correctional and detention facilities to operators other than CCA. Likewise, CCA may lease correctional and detention facilities from owners other than the Company.

     The Company will purchase the Initial Facilities for an aggregate cash purchase price of approximately $308.1 million concurrent with the closing of the Offering. The Company will lease all of the Facilities to CCA, and CCA will continue to manage the Facilities. The Company believes that with respect to the Initial Facilities and, if acquired, the Option Facilities, it will benefit significantly from the continuity of management provided by CCA. The Initial Facilities will be leased to CCA pursuant to long-term, non-cancelable "triple net" leases (the "Leases") which require CCA to pay all operating expenses, taxes, insurance and other costs. All of the Leases will provide for base rent with certain annual escalations and will have primary terms ranging from 10 to 12 years which may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and CCA. The Initial Facilities are expected to generate aggregate initial annual rent of approximately $33.9 million, which represents an 11% lease rate based on the purchase price. The Company believes that the lease rate represents a fair market rental rate based on comparable triple net lease transactions. The Company will have general recourse to CCA under the Leases, but CCA's payment obligations under such Leases are not secured by any assets of CCA. The obligations of CCA under the Leases are cross-defaulted to each of the other Leases with respect to payment defaults and certain other defaults. Each Lease (and any future lease with CCA) may be terminated by the Company, at its option, at any time after the first five years of the lease, upon 18 months written notice to CCA.

     The Company has obtained a commitment for a $150.0 million line of credit (the "Bank Credit Facility") from a group of banks led by First Union National Bank of Tennessee ("First Union"), which will be used for the acquisition of additional correctional facilities, including the Option Facilities, and for certain other purposes, including the expansion of existing facilities and working capital, as necessary. The Company expects to close the Bank Credit Facility immediately following the consummation of the Offering. Upon consummation of the Offering, the Company will have no outstanding indebtedness. The Company believes that its lack of debt, coupled with the available financing through the Bank Credit Facility, will provide it with significant financial resources in pursuing correctional facility acquisition and expansion opportunities, including some or all of the Option Facilities. The Company intends to maintain a capital structure which limits consolidated indebtedness to no more than 50% of its total capitalization. See "Policies and Objectives With Respect to Certain Activities -- Financing."

     The Company intends to initially focus its investments on privately-managed facilities that are owned and operated by CCA or its subsidiaries. However, the Company will also pursue other opportunities, including acquisitions and lease backs of, or financings for, correctional facilities owned and operated by various government entities and private operators other than CCA. The Company believes it has significant access to these opportunities through its relationship with CCA and the experience and industry contacts of its Board of Trustees and management, particularly its Chief Executive Officer, J. Michael Quinlan, former Director of the Federal Bureau of Prisons (the "BOP"). The Company intends to utilize Mr. Quinlan's experience in developing and managing correctional and detention facilities to opportunistically pursue development and acquisitions of correctional facilities from both private prison owners and operators and government entities. See "Management -- Trustees and Executive Officers."

     The Company expects to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, the Company's income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of a correctional facility). See "Material Federal Income Tax Considerations -- Taxation of the Company -- Income Tests." Accordingly, the Company is precluded from operating correctional facilities and, consequently, intends to lease such properties pursuant to long-term, non-cancelable triple net leases.

                              SUMMARY RISK FACTORS

     Investors should carefully consider the matters discussed under "Risk Factors" in this Prospectus prior to making an investment decision regarding the Common Shares offered hereby. Such risk factors include:

     - The dependence on CCA, as the lessee of the Facilities, for the Company's initial revenues and ability to make distributions to its shareholders;

     - Potential conflicts of interest among affiliates of both CCA and the Company, the lack of third party appraisals of the Facilities and the lack of arm's-length negotiations in connection with certain aspects of the Formation Transactions;

     - Ownership of the Company's facilities is subject to operating risks inherent in the corrections and detention industry;

     - The taxation of the Company as a regular corporation if it fails to qualify as a REIT;

     - The Company's lack of operating history and management's lack of experience in operating in accordance with the requirements for maintaining its qualification as a REIT;

     - Actual Cash Available for Distribution (defined generally as net income
       (loss) (computed in accordance with generally accepted accounting principles) of the Company plus depreciation and amortization minus capital expenditures and principal payments on indebtedness) may be insufficient to allow the Company to maintain its proposed initial distribution rate;

     - Certain real estate investment considerations, which may affect the value of the Common Shares and the Company's ability to make expected distributions to shareholders, including (i) the potential liability of the Company for unknown or future environmental matters; and (ii) the possibility that a facility could sustain an uninsured loss;

     - The dependence on certain key personnel, particularly Messrs. Quinlan, Crants, III and Devlin;

     - The Company's lack of control over the day-to-day operations and management of the Facilities;

     - Immediate dilution in the net tangible book value per share of the Common Shares purchased in the Offering;

     - The restrictions on the ownership of outstanding Common Shares to ensure compliance with certain requirements related to qualification of the Company as a REIT;

     - Anti-takeover effect of limiting actual or constructive ownership of Common Shares of the Company by a single person to 9.8% of the outstanding capital shares, subject to certain specified exceptions, and certain other provisions contained in the organizational documents of the Company, any of which may have the effect of delaying or preventing a transaction or change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interests of the Company's shareholders;

     - The ability of the Company to make changes in its investment and financing policies without the approval of its shareholders, which could result in decisions that do not fully reflect the interests of all shareholders of the Company;

     - The lack of a prior market for the Common Shares and the potential impact of market interest rate increases and other factors on the trading price of the Common Shares; and

     - The possibility that the Company may not be able to obtain long-term financing on favorable terms and that interest rates might increase on amounts drawn under the Bank Credit Facility.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth (i) selected historical financial information for the Company and (ii) unaudited selected pro forma financial information for the Company. The pro forma operating information is presented as if the Formation Transactions had occurred as of the beginning of the period indicated and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Statements of Operations. The pro forma balance sheet information is presented as if the Formation Transactions had occurred on March 31, 1997. The pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                            CCA PRISON REALTY TRUST

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO FORMA
                                                              ----------------------------------
                                                                                   THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1996   MARCH 31, 1997
                                                              -----------------   --------------
OPERATING DATA:
  Revenue:
     Rent income(1).........................................       $33,891            $8,473
  Costs and expenses:
     Operating and administrative(2)........................         1,950               487
     Provision for depreciation and amortization(3).........         8,588             2,147
                                                                   -------            ------
          Total costs and expenses..........................        10,538             2,634
                                                                   -------            ------
  Net income................................................       $23,353            $5,839
                                                              =============       ===========
  Net income per share......................................       $  1.35            $ 0.34
                                                              =============       ===========
  Weighted average number of shares outstanding(4)..........        17,301            17,301
OTHER DATA:
  Funds from Operations(5)..................................       $31,941             7,986
  Cash Available for Distribution...........................        31,941             7,986
  Distributions.............................................        29,412             7,353
  Distributions per share...................................       $  1.70            $0.425

                                                                  PRO FORMA         HISTORICAL
                                                                    AS OF             AS OF
                                                               MARCH 31, 1997     APRIL 23, 1997
                                                              -----------------   --------------
BALANCE SHEET DATA:
  Real estate before accumulated depreciation...............      $311,103           $     --
  Total assets..............................................       316,200                  1
  Shareholders' equity......................................       316,200                  1

---------------------

(1) Rent income from CCA recorded in accordance with the terms of the Leases as if the Initial Facilities had been in operation at the leased design capacity for the entire period. The Company will lease the Initial Facilities to CCA under operating leases.
(2) Recurring administrative expenses of the Company, including franchise and excise taxes, based upon management's estimates of operating and administrative costs.
(3) Depreciation expense on fixed assets purchased from CCA based on the estimated useful lives of the Initial Facilities.
(4) Weighted average shares outstanding include the founder's shares, shares issued to management and Common Shares sold in the Offering as if such shares were outstanding for the entire period.
(5) Management believes Funds from Operations (as hereinafter defined) is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is defined by the Board of Governors of NAREIT (as hereinafter defined) as net income (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and, accordingly, may not be comparable to other REITs' Funds from Operations calculated under a differing methodology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Funds from Operations." Funds from Operations should be examined in conjunction with net income as presented.

                                                                  YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31, 1996      MARCH 31, 1997
                                                              ------------------   ------------------
                                                                      (AMOUNTS IN THOUSANDS)
Calculations of Funds from Operations:
  Pro Forma net income......................................       $23,353               $5,839
  Plus: Pro forma real estate depreciation and
    amortization............................................         8,588                2,147
                                                                   -------               ------
  Pro forma Funds from Operations...........................       $31,941               $7,986
                                                              =================    ===================

    Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

BUSINESS OBJECTIVES AND STRATEGIES

     The Company's primary business objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders through appreciation in the value of the Common Shares. For a more complete discussion of the methods through which the Company will seek to achieve these objectives, see "The Company -- Business Objectives and Strategies."

FUTURE GROWTH OF THE COMPANY

  EXTERNAL GROWTH

     Acquisition Opportunities. In addition to the possible acquisition of the Option Facilities, the Company intends to acquire from both private prison managers and government entities additional correctional and detention facilities that meet its investment criteria, as described herein. The Company believes it has a competitive advantage in the acquisition of new correctional facilities due to its significant capital resources. The Company also believes that attractive opportunities exist to acquire or develop correctional facilities from or on behalf of private prison owners and operators and various government entities. In pursuing such opportunities, the Company expects to utilize the industry knowledge, experience and relationships of its Board of Trustees and management, particularly, J. Michael Quinlan, its Chief Executive Officer and Doctor R. Crants, Chairman of the Board of Trustees. Mr. Quinlan is the former director of the BOP and Mr. Crants is the Chairman and Chief Executive Officer of CCA.

     Financing Opportunities. While the Company intends to grow primarily through acquisitions and expansions of correctional facilities, the Company believes that opportunities exist for it to provide mortgage or other appropriate financing vehicles to government entities and private prison owners and operators in circumstances when ownership by the Company is not otherwise attractive.

  INTERNAL GROWTH

     Expansion Opportunities. The Company's growth objectives will also focus on the selective expansion of its existing correctional facilities to increase cash flows and property values. Management of the Company intends to actively participate in its tenants' expansion plans and intends to provide expansion space as needed.

     Rent Escalations. The rent schedule under the Leases provides for a relatively stable source of cash flow and opportunities to participate in future growth in revenues. The minimum rent for the first year for each Facility under the Leases is initially set at a fixed amount. Thereafter, minimum rent will escalate by a percentage of the rent applicable to a particular Facility in the preceding year, such percentage being equal to the greater of (i) 4%, or (ii) the percentage which is 25% of the percentage increase in the gross management revenues realized by CCA from such Facility, exclusive of any increase attributable to expansion in the size of or the number of beds in such facility (the "Base Rent Escalation"). However, there can be no assurance that such contractual escalations will be realized due to certain factors, including changing circumstances and the possible renegotiation of the Leases.

                   BUSINESS OF THE COMPANY AND ITS PROPERTIES

THE FACILITIES

     The Company has negotiated a purchase agreement for the nine Initial Facilities, and option agreements to purchase any or all of the five additional Option Facilities that may be exercised at any time during the three-year period following the closing of the purchase of the Initial Facilities. In addition, the Company will have an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. The Company will acquire a 100% interest in each of the facilities purchased. Certain information with respect to the Initial Facilities and the Option Facilities is set forth in the following tables and accompanying descriptions. In general, the Facilities are all of the correctional and detention facilities owned or currently under development by CCA which will not be owned by the contracting government entity or are not the subject of below market purchase options held by contracting government entities.

THE INITIAL FACILITIES

                                                                                                        INITIAL
                                                                                                         ANNUAL         LEASE
                          DESIGN        DATE                                                              RENT          TERM
FACILITY AND LOCATION   CAPACITY(1)    OPENED    TYPE OF FACILITY(2)     CONTRACTING ENTITIES       (IN MILLIONS)(3)   (YEARS)
---------------------   -----------   ---------  -------------------     --------------------       ----------------   -------
Houston Processing
  Center..............       411        April      Medium Security                INS                    $ 1.5           12
  Houston, Texas                        1984      Processing Center
Laredo Processing
  Center..............       258        March      Medium Security            INS and BOP                  1.2           12
  Laredo, Texas                         1985      Processing Center
Bridgeport Pre-Parole
  Transfer Facility...       200      November    Minimum Security          State of Texas                 0.4           12
  Bridgeport, Texas                     1987     Pre-Parole Transfer
                                                      Facility
Mineral Wells Pre-
  Parole Transfer
  Facility............     1,119        July      Minimum Security          State of Texas                 3.0           12
  Mineral Wells, Texas                  1989     Pre-Parole Transfer
                                                      Facility
West Tennessee
  Detention
  Facility............       600      September    Multi-Security        INS, USMS(4), BOP and             3.7           10
  Mason, Tennessee                      1990      Detention Center      State of North Carolina
Leavenworth Detention
  Center..............       327        June      Maximum Security               USMS                      3.3           10
  Leavenworth, Kansas                   1992      Detention Center
Eloy Detention
  Center..............     1,500(5)     July       Medium Security            INS and BOP                  6.0           12
  Eloy, Arizona                         1994      Detention Center
Central Arizona
  Detention Center....     1,792       October     Multi-Security     USMS and States of Oregon,          12.3           10
  Florence, Arizona                     1994      Detention Center       Alaska and New Mexico
T. Don Hutto
  Correctional
  Center..............       480       January     Medium Security     Williamson County, Texas            2.5           12
  Taylor, Texas                         1997        Correctional        and States of Colorado
                                                      Facility                and Wyoming

---------------

(1) Design capacity measures the number of beds, and accordingly the number of inmates, each facility is designed to accommodate. Management believes design capacity is an appropriate measure for evaluating prison operations, because the revenues generated by each facility are based on a per diem or monthly rate per inmate housed at the facility paid by the corresponding contracting governmental entities. The ability of CCA or another private prison manager to satisfy its financial obligations under its leases with the Company is based in part on the revenues generated by their facilities, which in turn depends on the design capacity of each facility.
(2) Each facility is identified according to the level(s) of security maintained and the types of inmates held. Minimum security facilities are facilities having open-housing within an appropriate designated and patrolled institutional perimeter; medium security facilities are facilities having either cells, rooms or dormitories, a secure perimeter, and some form of external patrol; maximum security facilities are facilities having single occupancy cells, a secure perimeter and external patrol or detention devices; and multi-security facilities are facilities with various areas encompassing either minimum, medium, or maximum security. Processing centers are used to house undocumented aliens for the U.S. Immigration and Naturalization Service (the "INS"); pre-parole transfer facilities are used to hold inmates that have been arrested for technical violations of their parole agreements with the State Department of Criminal Justice, Board of Pardons and Paroles; detention facilities are used to house inmates of all levels, including pre-trial and pre-sentence prisoners for the U.S. Marshals Service, inmates sentenced, but not yet housed in correctional facilities, inmates awaiting trial, sentencing or hearing, and persons detained by the INS; and correctional facilities are used to house inmates on a permanent basis for the duration of their sentences.
(3) On an annualized basis.
(4) U.S. Marshals Service (the "USMS").
(5) Includes a 250-bed expansion which is expected to be completed in June 1997.

     The Initial Facilities will be purchased from CCA for an aggregate purchase price of approximately $308.1 million in cash. The Company will lease the Initial Facilities to CCA pursuant to the Leases with terms ranging from 10 to 12 years with aggregate initial annual rents of approximately $33.9 million.

Throughout the terms of the initial Leases, annual rents will escalate by the Base Rent Escalation. The Leases may be extended at fair market rates for three additional periods of five years each upon the mutual agreement of the Company and CCA.

     The initial public offering price and, accordingly, the aggregate consideration to be paid by the Company in the Formation Transactions are based on an evaluation of CCA's operation of the Initial Facilities as a whole and the factors discussed under "Underwriting" herein, rather than the valuation of individual properties. Independent valuations were not obtained to determine the purchase price to be paid by the Company for, or the fair market value of, the Initial Facilities, and the purchase price to be paid by the Company for the Initial Facilities exceeds their historical costs. See "Risk
Factors -- Conflicts of Interest." The purchase price for the Initial Facilities was determined primarily based on an evaluation of the current and anticipated cash flows and operating results of such facilities. To determine the purchase price for each of the Initial Facilities other than the T. Don Hutto Correctional Center, the anticipated annual cash flow from the facility less ongoing capital expenditures was divided by a coverage ratio and lease rate determined by the Company and CCA to be at fair market rates based on comparable triple net lease transactions. Because the T. Don Hutto Correctional Center was not completed until January 1997, the purchase price of that facility was calculated as CCA's approximate cost of developing, constructing and equipping the facility, plus 5% of such costs. It is possible that if the Company were to have obtained third-party valuations, the sum of the values of the Initial Facilities might have been lower than the valuation of the Company. There has not been, nor will there be, any valuation of the Company other than the initial public offering price of the Common Shares.

THE OPTION FACILITIES

                                                         ANTICIPATED
                                               DESIGN      OPENING
FACILITY AND LOCATION                         CAPACITY      DATE         TYPE OF FACILITY          CONTRACTING ENTITIES
---------------------                         --------   -----------   ---------------------   ----------------------------
Northeast Ohio Correctional Center..........   2,016       June           Medium Security               Pending(1)
  Youngstown, Ohio                                         1997        Correctional Facility
Torrance County Detention Facility..........     910      October         Multi-Security         USMS, BOP, State of New
  Estancia, New Mexico                                    1997(2)       Detention Facility     Mexico and Torrance County,
                                                                                                        New Mexico
Southern Colorado Correctional Facility.....     752      October         Medium Security           State of Colorado
  Walsenburg, Colorado                                     1997        Correctional Facility
North Fork Correctional Facility............   1,440      January         Medium Security          Under negotiation(3)
  Sayre, Oklahoma                                          1998        Correctional Facility
Whiteville Correctional Center..............   1,000       July           Medium Security          Under negotiation(4)
  Whiteville, Tennessee                                    1998        Correctional Facility

---------------

(1) CCA is reserving all 2,016 beds in this facility for use by the District of Columbia on a permanent basis. CCA is currently housing 900 inmates in this facility for the District of Columbia under a temporary contract.
(2) Anticipated opening date for a 624-bed expansion. The current 286-bed facility was opened in December 1990.
(3) CCA is currently negotiating with the State of Colorado with respect to beds in this facility.
(4) CCA is currently negotiating with various states with respect to beds in this facility.

     The Company will have options to purchase, for a period of three years from the closing of the purchase of the Initial Facilities, any or all of the five Option Facilities. See "Business of the Company and its Properties -- The Option Facilities." The purchase price of each Option Facility will be equal to CCA's approximate cost of developing, constructing and equipping such Option Facility, plus 5% of such costs. The initial annual rental rate for each Option Facility will be the greater of (i) the fair market rental rate of the Option Facility, or (ii) 11% of the purchase price. Using the 11% lease rate calculation, the Company and CCA believe that the purchase price and initial annual rent, respectively, for each Option Facility, if purchased, will be: (a) Northeast Ohio Correctional Center -- $66.5 million and $7.3 million; (b) Torrance County Detention Facility -- $38.5 million and $4.2 million; (c) Southern Colorado Correctional Facility -- $29.5 million and $3.2 million; (d) North Fork Correctional Facility -- $39.5 million and $4.3 million; and (e) Whiteville Correctional Center -- $42.0 million and $4.6 million. Total estimated purchase price and first-year rent for the Option Facilities amount to approximately $216.0 million and $23.6 million, respectively.

     The Company will lease to CCA the Option Facilities, if acquired, pursuant to long-term, non-cancelable triple net leases on substantially the same terms and conditions as the Leases for the Initial Facilities, including the Base Rent Escalation. The Company does not intend to acquire an Option Facility until it is fully constructed, is the subject of an enforceable management contract between CCA and a government entity, and has an occupancy rate acceptable to the Company. See "The Company -- Business Objectives and Strategies."

     Because the Option Facilities are currently under development, construction or expansion by CCA, the cash consideration to be paid by the Company for each of the five Option Facilities will be determined based on CCA's approximate costs of developing, constructing and equipping such facilities plus 5% of such costs. Independent valuations were not obtained to determine the purchase price of the Option Facilities, and the purchase price to be paid by the Company for the Option Facilities exceeds their historical costs. See "Risk
Factors -- Conflicts of Interest -- Situations in Which Conflicts of Interest Have Arisen and May Continue to Arise -- Valuation of the Facilities."

                        THE PRIVATE CORRECTIONS INDUSTRY

     The Company believes the United States private corrections industry is in a period of significant growth. In the United States, there is a growing trend toward privatization of government services and functions, including corrections and detention services, as governments of all types face continuing pressure to control costs and improve the quality of services. According to the Private Adult Correctional 1996 Facility Census, prepared by Private Corrections Project Center for Studies in Criminology and Law, University of Florida, dated March 15, 1997 (the "1996 Facility Census"), the design capacity of privately managed adult correctional and detention facilities worldwide has increased dramatically since the first privatized facility was opened by CCA in 1984. According to the 1996 Facility Census, the aggregate capacity of private facilities in operation or under construction rose from 63,595 beds at December 31, 1995 to 85,201 beds at December 31, 1996, an increase of 34%. Additionally, the 1996 Facility Census reports that the number of private facilities for which contracts have been awarded increased 27% from 104 in 1995 to 132 in 1996 and the prisoner population housed in privately managed facilities expanded by 30% in 1996.

                       CORRECTIONS CORPORATION OF AMERICA

     CCA is the largest developer and manager of privatized correctional and detention facilities worldwide. At December 31, 1996, CCA had an estimated United States market share of 52% and an estimated global market share of 48%. CCA will be the lessee of the Initial Facilities and, if acquired, the Option Facilities. CCA is expected to continue to sell additional correctional and detention facilities to the Company in the future and to enter into long-term non-cancelable leases with the Company with respect to those facilities. See "Relationship Between CCA and the Company after the Formation Transactions." CCA's facilities are located in 17 states in the United States, the District of Columbia, Puerto Rico, Australia and the United Kingdom. As of June 10, 1997, CCA had contracts to manage 60 correctional and detention facilities with an aggregate design capacity of 43,748 beds, of which 51 facilities representing 32,441 beds were in operation.

   RELATIONSHIP BETWEEN CCA AND THE COMPANY AFTER THE FORMATION TRANSACTIONS

     For the purpose of governing certain of the ongoing relationships between CCA and the Company after the Formation Transactions and to provide mechanisms for an orderly transition, prior to the completion of the Formation Transactions, CCA and the Company will have entered into the various agreements and will adopt policies as described herein. The Company believes that the agreements are fair to it and contain terms which generally are comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. In each case, the terms of these agreements have been reviewed by the Board of Directors of CCA and by the Independent Committee (as hereinafter defined) of the Board of Trustees of the Company (the "Board of Trustees"). Such agreements include (a) the Purchase Agreement (as hereinafter defined);

(b) the Option Agreements (as hereinafter defined); (c) the Right to Purchase Agreement (as hereinafter defined); and (d) the Trade Name Use Agreement (as hereinafter defined).

     Purchase Agreement. Prior to the consummation of the Offering, the Company and CCA and certain of its subsidiaries will enter into an agreement of sale and purchase which provides the terms of the sale of the nine Initial Facilities for aggregate cash consideration of approximately $308.1 million (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the transfer of the Initial Facilities is subject to the completion of the Offering as well as the normal and customary conditions to the closing of real estate transactions. The Purchase Agreement will contain representations and warranties by CCA concerning the Initial Facilities customarily found in agreements of such types.

     Option Agreements. Prior to the consummation of the Offering, the Company and CCA and certain of its subsidiaries will enter into option agreements (collectively, the "Option Agreements"), pursuant to which CCA and certain of its subsidiaries will grant the Company exclusive options to acquire any or all of the five Option Facilities for a period of three years following the closing of the purchase of the Initial Facilities for a purchase price equal to CCA's cost of developing, constructing and equipping such facilities plus 5% of such costs, aggregating approximately $216 million.

     Right to Purchase. It is anticipated that CCA will acquire or develop additional correctional or detention facilities in the future. The Company and CCA will enter into a right to purchase agreement (the "Right to Purchase Agreement") whereby the Company will have an option to acquire, at fair market value, and lease back to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. For the first two years of such option period, fair market value is deemed to be CCA's cost of developing, constructing and equipping such facilities, plus 5% of such costs. Thereafter, fair market value will be based on cash flows and operating results of such facilities. For facilities acquired during the first five years of the Right to Purchase Agreement, the initial annual rental rate on facilities leased back to CCA will be the greater of (i) fair market rental rates, as determined by CCA and the Company, or (ii) 11% of the purchase price of such facilities. For facilities acquired thereafter, the initial annual rental rate on such facilities will be the fair market rental rates, as determined by the Company and CCA.

     Trade Name Use Agreement. Pursuant to the terms of a trade name use agreement (the "Trade Name Use Agreement"), the Company will be granted the right to use the trade name "CCA" as part of its name, subject to specified terms and conditions therein, including CCA's right to terminate the Trade Name Use Agreement upon 10 days' written notice to the Company.

     Policies and Procedures for Addressing Conflicts. After completion of the Formation Transactions, CCA and the Company will have significant contractual and other ongoing relationships, as described above and under "Leases" herein. Such ongoing relationships may present certain conflict situations for certain trustees and officers of the Company and certain directors and officers of CCA. See "Risk Factors -- Conflicts of Interest." The Company and CCA will adopt appropriate policies and procedures to be followed by the Board of Trustees of the Company and the Board of Directors of CCA to attempt to address those conflicts. Such procedures will include requiring Doctor R. Crants to abstain from making management decisions in his capacity as an officer, trustee or director of the Company and CCA, respectively, and to abstain from voting as a director or trustee of either company, with respect to matters that present a conflict of interest between the companies. Whether or not a conflict of interest situation exists will be determined by the Independent Committee on a case-by-case basis in accordance with the policies and procedures to be developed by the Company's Board of Trustees. See "Risk Factors -- Conflicts of Interest."

     The Board of Trustees has established an Independent Committee consisting of the seven trustees who will not be employees of the Company or affiliated with CCA (the "Independent Committee"). Pursuant to the Company's Bylaws, the Independent Committee must approve of the following actions of the Company's Board of Trustees: (i) the election of the operators for the Company's properties; and (ii)(a) the entering into of any agreement with CCA and its affiliates and (b) the consummation of any transaction between the Company and CCA of its affiliates; including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any lease of any of the Company's properties. Certain other significant actions of the Board of Trustees will require the approval of a minimum of two-thirds of the trustees. In addition, Michael W. Devlin, the Company's Chief Development Officer, and Vida H. Carroll, the Company's Chief Financial Officer, neither of whom have had nor will have any affiliation with CCA, will assist the Independent Committee with respect to potential conflicts of interest between the Company and CCA, including the negotiation and enforcement of all Leases. See "Management" and "Conflicts of Interest."
                                     LEASES
     Concurrently with CCA's conveyance of the Initial Facilities to the Company, the Company will lease each such facility to CCA. Each Facility will be the subject of a separate Lease that will incorporate the provisions of a master agreement to lease between the Company as landlord and CCA as tenant (the "Master Lease"). The Leases will have primary terms ranging from 10 to 12 years (the "Fixed Term"). The Lease for each Facility may be extended at fair market rental rates for three additional five-year terms (the "Extended Term"), upon the mutual agreement of the Company and CCA. Each Lease may be terminated by the Company, at its option, at any time after the first five years of the Lease, upon 18 months prior written notice to CCA. The Leases are triple net leases which require CCA to pay substantially all expenses associated with the operation of the Facilities, such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses. Each Lease requires that CCA operate the leased property only as a correctional or detention facility.
     The rent schedule under the Leases provides for a relatively stable source of cash flow and opportunities to participate in future growth in revenues experienced by CCA. The rent for the first year for each Facility under the Leases is initially set at a fixed amount and will be increased each year by the Base Rent Escalation.
     The obligations of CCA under each Lease are cross-defaulted to each of the other Leases with respect to payment defaults, certain bankruptcy and insolvency related defaults and defaults relating to any CCA default on a material debt obligation or any substantial adverse judgment not covered by insurance and not promptly paid by CCA. The Company will have general recourse to CCA under the Leases, but CCA's payment obligations under such Leases are not secured by any assets of CCA.
     Pursuant to the Master Lease, CCA will have a right of first refusal with respect to the sale of any Initial Facility, any Option Facility or any interest in a correctional or detention facility acquired or developed by the Company in the future and operated by CCA. Neither the Master Lease nor any of the other agreements entered into by CCA in connection with the Formation Transactions prohibits or otherwise restricts CCA's ability to lease properties from parties (domestic or foreign) other than the Company. See "Leases" for a more detailed discussion of the terms and conditions of the Leases.
                           THE FORMATION TRANSACTIONS
     Prior to or simultaneously with the completion of the Offering, the Company and CCA will engage in a series of transactions (collectively, the "Formation Transactions") which are designed to consolidate the ownership interests in the Facilities in the Company, to facilitate the Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. None of such transactions is expected to occur unless all such transactions occur. These transactions include the following:
     - The Company, which was formed as a Maryland real estate investment trust on April 23, 1997, will sell 17,000,000 Common Shares in the Offering for net proceeds of approximately $313.2 million after deduction of the underwriting discount and estimated offering expenses (assuming an initial public offering price of $20.00 per share);
     - Doctor R. Crants, Chairman of the Company and Chairman and Chief Executive Officer of CCA, will acquire in the Offering approximately 500,000 Common Shares (based upon the estimated initial public offering price) at a price per share equal to the initial public offering price;

     - The Company will use the net proceeds of the Offering to acquire the nine Initial Facilities from CCA for an aggregate purchase price of approximately $308.1 million payable in cash;

     - The Company will lease the Initial Facilities to CCA pursuant to the Leases for initial terms ranging from 10 to 12 years. Each Lease may be extended at fair market rates for three additional five-year renewal terms upon the mutual agreement of CCA and the Company. Pursuant to the Leases, the Company will grant to CCA a right of first refusal to acquire the Initial Facilities, the Option Facilities or any other correctional or detention facilities subsequently acquired by the Company and operated by CCA;

     - The Company will enter into the Option Agreements with CCA pursuant to which the Company will be granted the option to acquire any or all of the five Option Facilities from CCA for a period of three years following the closing of the purchase of the Initial Facilities, for a purchase price generally equal to CCA's costs of developing, constructing and equipping such facilities plus 5% of such costs, which aggregating approximately $216 million. If acquired, the Option Facilities will be leased to CCA on terms substantially similar to those contained in the Leases;

     - In addition to the Option Agreements, CCA will grant the Company a right to acquire, at fair market value, and lease back to CCA at fair market rental rates, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. For facilities acquired during the first five years of the Right to Purchase Agreement, the initial annual rental rate for facilities leased back to CCA will be the greater of (i) fair market rental rate as determined by the Company and CCA, or (ii) 11% of the purchase price of such facilities. For facilities acquired thereafter, the initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and CCA. Additionally, CCA will grant the Company a right of first refusal to acquire any CCA-owned correctional or detention facility should CCA receive an acceptable third party offer to acquire any such facility;

     - The Company will enter into employment agreements with certain of the Company's executive officers, including J. Michael Quinlan, Chief Executive Officer, D. Robert Crants, III, President, and Michael W. Devlin, Chief Development Officer; and

     - Upon consummation of the Offering, D. Robert Crants, III and Michael W. Devlin will each receive 150,000 Common Shares as a development fee and as reimbursement for expenses incurred in connection with the promotion and formation of the Company, the consummation of the Offering and the closing of the purchase of the Initial Facilities, which would have a value for each of them, based upon the initial public offering price, of $3.0 million. The reimbursed expenses include certain costs related to property due diligence, employee compensation, travel and overhead. The development fee compensates Messrs. Crants and Devlin for their services rendered on behalf of the Company in connection with, among other things, the preparation of the Company's initial business plan and capital and operating budgets. A significant portion of this development work commenced in the fall of 1995, and continued throughout 1996 and 1997.

ADVANTAGES AND DISADVANTAGES TO UNAFFILIATED SHAREHOLDERS

     The potential advantages of the Formation Transactions to unaffiliated shareholders of the Company include their ability to participate in the substantial cash flow of the Initial Facilities, through their ownership in the Company, and in all future acquisitions by the Company. See "The
Company -- Business Objectives and Strategies." The potential disadvantages of such transactions to unaffiliated shareholders of the Company include the lack of arm's-length valuations in determining the consideration in such transactions and the fact that Doctor R. Crants, Chairman of the Board of both the Company and CCA, will have substantial influence on the management and operations of the Company and, as a substantial shareholder of both the Company and CCA, on the outcome of any matters submitted to a vote of shareholders, and the risk that such influence might be exercised in a manner inconsistent with the interests of other shareholders. See the more complete discussion of such matters under "Risk Factors."

BENEFITS TO THE COMPANY AND ITS OFFICERS AND TRUSTEES
     The benefits of the foregoing transactions to the Company and its officers and trustees include:
     - The ability to access public capital markets;
     - The creation of an entity which, through its distributions to shareholders, is able to reduce or avoid the incurrence of federal income tax, allowing its shareholders to participate in real estate investments without the "double taxation" of income that generally results from an investment in a regular corporation;
     - The ability to expand the Company's acquisition and development opportunities through its strong capital base;
     - The Company will enter into employment agreements with J. Michael Quinlan, D. Robert Crants, III and Michael W. Devlin providing for annual salaries of $150,000, $100,000 and $100,000, respectively;
     - J. Michael Quinlan, Chief Executive Officer, will be granted options to acquire 350,000 Common Shares at the initial public offering price. Each of Doctor R. Crants, Chairman of the Board of Trustees, D. Robert Crants, III, President and Michael W. Devlin, Chief Development Officer, will be granted options to acquire 200,000 Common Shares at the initial public offering price. Vida H. Carroll, Chief Financial Officer, will be granted options to acquire 50,000 Common Shares at the initial public offering price. Such options will vest in 25% increments over a three year period with the first increment vesting immediately upon the date of grant;
     - Upon consummation of the Offering, D. Robert Crants, III and Michael W. Devlin will each receive 150,000 Common Shares as a development fee and as reimbursement for expenses incurred in connection with the promotion and formation of the Company, the consummation of the Offering and the closing of the purchase of the Initial Facilities, which would have a value for each of them, based upon the initial public offering price, of $3.0 million. The reimbursed expenses include certain costs related to property due diligence, employee compensation, travel and overhead. The development fee compensates Messrs. Crants and Devlin for their services rendered on behalf of the Company in connection with, among other things, the preparation of the Company's initial business plan and capital and operating budgets. A significant portion of this development work commenced in the fall of 1995, and continued throughout 1996 and 1997. See "The Formation Transactions -- Benefits to the Company and its Officers and Trustees;" and
     - Each non-employee trustee will receive options to acquire 5,000 Common Shares at the initial public offering price. Such options will vest immediately upon the date of grant.
BENEFITS TO CCA
     The benefits of the foregoing transactions to CCA include:
     - CCA will receive approximately $308.1 million in cash in exchange for the nine Initial Facilities it will sell to the Company. The historical cost of the Initial Facilities at March 31, 1997 was approximately $175.2 million;
     - In the event the Independent Committee determines to exercise the Company's option to purchase any or all of five Option Facilities, CCA could receive up to approximately $216.0 million in cash;
     - CCA will use certain of the proceeds of the sale of the Initial Facilities to repay certain indebtedness incurred in connection with facility acquisitions; and
     - CCA will expand its marketing opportunities through increased access to capital.

                                 DISTRIBUTIONS

     The Company intends to pay regular quarterly distributions to its shareholders. The Board of Trustees, in its sole discretion, will determine the actual distribution rate based on the Company's actual results of operations, economic conditions, tax considerations (including those related to REITs) and other factors. The first distribution, for the period ending September 30, 1997, is expected to equal a pro rata share of the anticipated initial quarterly distribution of $0.425 per Common Share. On an annualized basis, the anticipated distribution is $1.70 per share, or approximately 8% to 9% of the estimated range of the initial public offering price. The Company does not expect to change its estimated initial distribution per Common Share if the Underwriters' over-allotment option is exercised. See "The Formation Transactions."

     The Company has established the initial annual distribution rate based on the Company's estimate of Cash Available for Distribution for the 12 months following the Offering, which was derived from the Company's Pro Forma Funds from Operations (as defined in Note 6 to Pro Forma Statement of Operations) for the 12 months ended December 31, 1996. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. The expected distribution for the 12 months following completion of the Offering will equal approximately 92.1% of the estimated Cash Available for Distribution for the 12 months ending June 30, 1998. The Company's estimate of Cash Available for Distribution does not include any revenues or expenses related to the purchase of the Option Facilities or additional facilities. The Company intends to maintain its approximate initial distribution amount for at least 12 months following the consummation of the Offering unless actual results of operations, economic conditions or other factors differ from the assumptions used in calculating the estimate. Based on the Company's estimated results of operations for the 12 months ending June 30, 1998, the Company estimates that approximately 10% to 20% of the anticipated initial annual distribution to shareholders will represent a return of capital for federal income tax purposes and that the Company would have been required to distribute $22.6 million or $1.31 per share during such 12-month period in order to maintain its status as a REIT. If future taxable income increases above or decreases below the estimated taxable income for the 12 months following the Offering, the percentage of the anticipated initial annual distribution representing a return of capital will decrease or increase, respectively. See "Distributions" for the calculation of estimated pro forma Cash Available for Distributions and related assumptions.

                TAX CONSIDERATIONS AND TAX STATUS OF THE COMPANY

     The Company will elect to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997. In the opinion of each Stokes & Bartholomew, P.A. and Sherrard & Roe, PLC, commencing with such taxable year, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. These opinions are based upon, and subject to, certain assumptions and various factual representations of the Company, which are incorporated into such opinion and are addressed herein under the heading "Material Federal Income Tax Considerations." Qualification and taxation as a REIT also depends upon the Company's ability to meet, through actual annual operating results, distribution requirements, diversity of share ownership and the various other qualification tests imposed under the Code, the results of which will not be reviewed either by Stokes & Bartholomew, P.A. or by Sherrard & Roe, PLC. If the Company qualifies for taxation as a REIT, with certain exceptions, the Company will not be subject to federal income tax at the corporate level on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it distribute at least 95% of its annual taxable income. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the

Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") imposes restrictions on the transfer of Common Shares. The Company has adopted the calendar year as its taxable year. See "Risk Factors -- Adverse Impact on Distributions of Failure of Company to Qualify as a REIT," "-- Limits on Changes in Control," "Material Federal Income Tax Considerations" and "Description of Capital Shares -- Restrictions on Ownership."

                                  THE OFFERING

Common Shares offered by the
Company...............................     17,000,000 shares

Common Shares to be outstanding after
  the Offering........................     17,301,000 shares(1)(2)

Use of proceeds.......................     To pay the purchase price for the
                                             Initial Facilities and for either
                                             general corporate purposes or for
                                             the possible future acquisition of,
                                             or loans secured by, additional
                                             properties consistent with the
                                             Company's investment policies,
                                             including the Option Facilities.
                                             See "Use of Proceeds,"
                                             "Capitalization" and "The Formation
                                             Transactions."

NYSE symbol...........................     PZN
---------------

(1) Does not include an aggregate of 1,850,000 shares reserved for issuance pursuant to the Company's Employee Share Incentive Plan and the Company's Non-Employee Trustees' Plan (each as hereinafter defined) of which 1,075,000 shares will be subject to outstanding options at the closing of the Offering. See "Management -- The Share Incentive Plan" and
    "Management -- Non-Employee Trustees' Plan."
(2) Includes (i) 1,000 founder's shares, and (ii) 300,000 shares issued to D. Robert Crants, III and Michael W. Devlin as a development fee and as reimbursement for certain expenses incurred in connection with the promotion and formation of the Company and the consummation of the Offering. See "Dilution" and "The Formation Transactions."

                                  RISK FACTORS

     An investment in the Common Shares offered hereby involves various risks. Prospective investors should carefully consider the following risk factors in conjunction with the other information contained in this Prospectus before purchasing Common Shares in the Offering.

THE DEPENDENCE ON CCA, AS THE LESSEE OF THE FACILITIES, FOR THE COMPANY'S INITIAL REVENUES AND ABILITY TO MAKE DISTRIBUTIONS

     CCA will be the lessee of all the Initial Facilities and, if acquired, the Option Facilities. The Company's initial revenues, and its ability to make distributions to its shareholders, will depend on rental payments by CCA under the Leases. The Company believes that CCA has sufficient assets and income to enable it to satisfy its obligations under the Leases at this time; however, there can be no assurance that CCA will have such assets or income in the future. While the Company plans to generate revenues through the acquisition from, and the leasing of correctional and detention facilities directly to, governmental entities, no such agreements have been reached and there can be no assurance that the Company will ever be successful in reaching such an agreement with a government entity.

     Failure by CCA to materially comply with the terms of a lease would give the Company the right to terminate such lease and enforce the obligations thereunder, but could also require the Company to find another lessee to lease such facility or risk losing its ability to elect or maintain REIT status, as applicable. Moreover, there can be no assurance that CCA will elect to renew a lease upon expiration of its initial term, which would also force the Company to find a suitable replacement lessee. In either circumstance, due to the nature of the corrections and detention industry, the Company may be unable to locate a suitable lessee or to attract such a lessee, and may, therefore, be required to reduce the rent, which would have the effect of reducing the Company's Cash Available for Distribution. See "Corrections Corporation of America," "Leases" and "Conflicts of Interest."

CONFLICTS OF INTEREST

     Several conflicts of interest exist on the part of the Company, its trustees and officers and CCA, and its directors and officers. The following description sets forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

  RELATIONSHIPS WHICH MAY GIVE RISE TO CONFLICTS OF INTEREST

     Doctor R. Crants is the Chairman of the Board of Directors and Chief Executive Officer of CCA and the Chairman of the Board of Trustees of the Company. D. Robert Crants, III, President of the Company, is the son of Doctor
R. Crants. Doctor R. Crants and D. Robert Crants, III, as well as certain other trustees or officers of the Company or directors or officers of CCA, may also own, directly or indirectly, shares in both companies following the Offering. D. Robert Crants, III and Michael W. Devlin, Chief Development Officer of the Company, are principals of DC Investment Partners LLC, a limited liability company which serves as the general partner of three private investment partnerships. DC Investment Partners LLC is owned by D. Robert Crants, III, Michael W. Devlin, Stephens Group, Inc., an affiliate of Stephens Inc., a managing underwriter of this Offering, and one other individual. Doctor R. Crants and three other directors of CCA are investors in one or more of the private investment partnerships managed by DC Investment Partners LLC. Rusty L. Moore, a trustee, is the spouse of a shareholder of Stokes & Bartholomew, P.A., tax and securities counsel to the Company. Stokes & Bartholomew, P.A. also provides legal services to CCA, including representing CCA in certain of the Formation Transactions. J. Michael Quinlan is a former employee of CCA. C. Ray Bell, a trustee, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for CCA. Because of Mr. Bell's experience in building correctional and detention facilities, it is anticipated that Mr. Bell's company may build correctional and detention facilities for or on behalf of the Company.

  SITUATIONS IN WHICH CONFLICTS OF INTEREST HAVE ARISEN AND MAY CONTINUE TO
ARISE

     Valuation of the Facilities. The valuation of the Initial Facilities and the Option Facilities was determined by management of CCA and management of the Company and was not negotiated on an arm's-length basis. The purchase price of the Initial Facilities was determined based primarily on an evaluation of the current and anticipated cash flows and operating results of such facilities. To determine the purchase price for each of the Initial Facilities other than the
T. Don Hutto Correctional Center, the anticipated annual cash flow from the facility less ongoing capital expenditures was divided by an agreed upon coverage ratio and lease rate. Because the T. Don Hutto Correctional Center was not completed until January 1997, the purchase price of that facility and of each Option Facility was calculated as CCA's approximate cost of developing, constructing and equipping such facilities, plus 5% of such costs. It is possible that if such valuations had been determined on an arm's-length basis, or had been the subject of independent valuations or appraisals, the sum of the values of the Initial Facilities and, if acquired, the Option Facilities might have been lower than the sum of the values determined by the management of CCA and of the Company. The terms of the purchase of the Facilities were approved by the Independent Committee of the Company's Board of Trustees.

     Terms of Leases. The Lease payment obligations with respect to the Initial Facilities were determined by management of CCA and management of the Company and were not negotiated on an arm's-length basis. However, the lease payments that CCA is obligated to make are based on an initial lease rate of approximately 11%, which the Company believes reflects the fair market rental value of the Initial Facilities to the Company. Moreover, the terms and conditions of the Leases were the subject of independent negotiations between the Company and CCA, and the amount of the Lease payment obligations and the terms and conditions of the Leases were approved by the Independent Committee of the Company's Board of Trustees.

     Potential for Future Conflicts. After the Offering, CCA and the Company may be in situations where they have differing interests resulting from the ongoing relationship between the companies. Such situations include the fact that after the Offering (i) CCA will lease the Initial Facilities which will be owned by the Company; (ii) the Company will have an exclusive option to acquire the Option Facilities and a right to purchase and a right of first refusal to purchase any correctional or detention facility acquired or developed and owned by CCA or its subsidiaries in the future and to provide mortgage financing for any correctional or detention facilities financed in excess of 90% of their cost by CCA or its subsidiaries in the future; and (iii) CCA will have a right of first refusal to acquire the Facilities. Accordingly, the potential exists for disagreements as to the compliance with the Leases or the values of the facilities acquired or lease payments therefor in the future pursuant to the Right to Purchase Agreement. Additionally, the possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by CCA may result in a need to modify the lease with CCA with respect to such property. Any such modification will require the consent of CCA, and the lack of consent from CCA could adversely affect the Company's ability to consummate such financings or sale. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with CCA that it might achieve if such relationships did not exist.

CORRECTIONS AND DETENTION INDUSTRY RISKS

     The ability of lessees of the Company's facilities to make rental payments and the value of the Company's facilities are subject to operating risks generally inherent in the corrections and detention industry.

     SHORT-TERM NATURE OF GOVERNMENT CONTRACTS. Private prison managers typically enter into facility management contracts with government entities with terms of up to five years, with one or more renewal options that may be exercised only by the contracting government agency. No assurance can be given that any agency will exercise a renewal option in the future. Moreover, the contracting agency typically may terminate a facility contract without cause by giving the private prison manager written notice. Therefore, there exists the risk that a facility owned by the Company may not be the subject of a contract with a government entity at some point during its ownership by the Company since the Company's leases generally extend for periods substantially longer than the underlying contracts with government entities and if a private prison manager's contract to operate a facility is terminated, it may adversely affect the ability of the contracting private prison manager (including CCA) to make its lease payments.

     DEPENDENCE ON GOVERNMENT APPROPRIATIONS. A private prison manager's cash flow is subject to the receipt of sufficient funding and timely payment by contracting government entities. If the appropriate government agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated, or the management fee may be deferred or reduced. Any delays in payment could have an adverse effect on the private prison manager's cash flow. Further, it is part of the Company's business strategy to acquire facilities from government entities and to lease those facilities to the government entity or to finance the facility for the government entity. The ability of the government entity to make payments under such leases or in connection with such financing may be dependent upon annual appropriations.

     DEPENDENCE ON GOVERNMENT AGENCIES FOR INMATES. Private prison managers are dependent on government agencies supplying those facilities with a sufficient number of inmates to meet the facility's design capacities. A failure to do so may have a material adverse effect on a private prison manager's financial condition and results of operations which could affect the private prison manager's ability to make payments under a lease.

     DEPENDENCE ON ABILITY TO DEVELOP NEW PRISONS. The success of a private prison manager in obtaining new awards and contracts may depend, in part, upon its ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Moreover, the private corrections industry is subject to public scrutiny. Negative publicity about an escape, riot or other disturbance at a privately managed facility may result in publicity adverse to the Company and the private corrections industry, thereby making it more difficult for a private prison manager to renew existing contracts, or to obtain new contracts or sites on which to operate new facilities.

     LEGAL PROCEEDINGS. The Company's ownership and operation of correctional and detention facilities could expose it to potential third party claims or litigation by prisoners or other persons related to personal injury or other damages resulting from contact with a facility, its managers, personnel, or other prisoners, including damages arising from a prisoner's escape from, or a disturbance or riot at, a Company owned facility. In addition, as an owner of real property, the Company may be subject to certain proceedings relating to personal injury of persons at such facilities. The Company may be held responsible under state laws for claims based on personal injury or property damage despite contractual provisions in its leases with CCA and other managers providing for indemnity against such claims.

     Each of the foregoing factors, among others, either individually or collectively, could adversely affect a private prison manager's or government entity's ability to generate revenues or make lease payments to the Company, which may, therefore, affect the Company's ability to make expected distributions to its shareholders.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE OF COMPANY TO QUALIFY AS A REIT

     The Company intends to operate so as to qualify as a REIT under the Code. Although the Company believes that it will be so organized and will operate in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinions of Stokes & Bartholomew, P.A. and Sherrard & Roe, PLC tax counsel to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. However, such opinions are not binding on the Service or any court. See "Material Federal Income Tax Considerations."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal or tax considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Trustees to revoke the REIT election if the Board and the holders of 66 2/3% of all outstanding shares of beneficial interest of the Company determine that such factors make it no longer beneficial to qualify as a REIT. See "Policies and Objectives with Respect to Certain Activities" and "Material Federal Income Tax Considerations."

LACK OF OPERATING HISTORY

     The Company has been recently organized and has no operating history. There can be no assurance that the Company will be able to generate sufficient revenue from operations to make anticipated distributions. The Company also will be subject to the risks generally associated with the formation of any new business. The Company's management has no experience operating a public company or a REIT.

INITIAL DISTRIBUTION POLICY

     The Company initially plans to make annual distributions, payable in quarterly installments of approximately 8.0% to 9.0% of the estimated range of the initial public offering price per share. If actual Cash Available for Distribution falls short of estimates, the Company may be unable to maintain its proposed initial distribution rate. The Company's success in implementing its distribution policy will depend significantly on the Company's ability to acquire additional facilities at attractive prices. Internal growth through increases in revenues from the Facilities is not expected to provide as much growth in Cash Available for Distribution as will the acquisition, development or expansion of additional facilities.

     There can be no assurance that CCA or other entities engaged in the private corrections and detention industry will develop or acquire additional facilities to transfer to the Company. See "Risk Factors -- Corrections and Detention Industry Risks." If the Company is unable to acquire additional facilities from such entities at attractive prices, the Company's ability to increase revenues and maintain or increase Cash Available for Distribution per share may be adversely affected.

REAL ESTATE INVESTMENT CONSIDERATIONS

     GENERAL. Investments in the Facilities and any additional properties in which the Company may invest in the future are subject to risks typically associated with investments in real estate. Such risks include the possibility that the Facilities and any additional properties will generate total rental rates lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Revenue from the Initial Facilities and, if acquired, the Option Facilities, and yields from investments in such properties may be affected by many factors, including changes in government regulation, general or local economic conditions, the available local supply of prison beds and a decrease in the need for prison beds.

     Equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. There are no limitations on the percentage of the Company's assets that may be invested in any one property or venture. The Board of Trustees may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

     ENVIRONMENTAL MATTERS. Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect Cash Available for Distribution. Phase I environmental assessments have been obtained on all of the Facilities. The purpose of a Phase I environmental assessment is to identify potential environmental contamination that is made apparent from historical reviews of the Facilities, review of certain public records, visual investigations of the sites and surrounding properties, toxic substances and underground storage tanks. The Phase I environmental assessment reports have not revealed any environmental contamination that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, environmental conditions on properties owned by the Company may affect the operation or expansion of facilities located on the properties.

     UNINSURED LOSS. The Leases require CCA to maintain insurance with respect to each of the Facilities. CCA carries comprehensive liability, fire, flood (for certain Facilities) and extended insurance coverage with respect to such properties with policy specifications and insurance limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes) which may be either uninsurable or not economically insurable. See "Leases." The Company will obtain new title insurance policies for each of the Facilities in connection with the Offering. There is no assurance, however, that the amount of title insurance coverage for any of the Facilities accurately reflects the current value of such correctional facilities or that title losses would be completely covered by such insurance. Subject to the terms of the Leases, should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of the Facilities. In the opinion of management of the Company, the Facilities are adequately insured in accordance with industry standards.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers, J. Michael Quinlan, D. Robert Crants, III and Michael W. Devlin. In particular, the Company expects to utilize the industry knowledge, experience and relationships of Mr. Quinlan, its Chief Executive Officer. From July 1987 through December 1992, Mr. Quinlan served as the Director of the BOP. The loss of the services of any one of these individuals could have a material adverse effect on the Company. Specifically, if the Company were to lose the services of Mr. Quinlan, it would lose the benefit of his extensive knowledge of, and experience in, the corrections industry. The Company has entered into employment agreements with each of the above named executive officers. See "Management -- Employment Agreements."

LACK OF CONTROL OVER DAY-TO-DAY OPERATIONS AND MANAGEMENT OF THE FACILITIES

     To qualify as a REIT for federal income tax purposes, the Company may not operate, or participate in decisions affecting the operations of the Initial Facilities and, if acquired, the Option Facilities. CCA will control the operations of the Facilities under the Leases, each of which will have initial terms ranging from 10 to 12 years and three renewal terms of five years each, exercisable upon the mutual agreement of CCA and the Company. During the terms of the Leases, the Company will not have the authority to require CCA to operate the Facilities in a particular manner or to govern any particular aspect of their operation except as set forth in the Leases. Thus, even if the Company believes CCA is operating the Facilities inefficiently or in a manner adverse to the Company's interests, the Company may not require CCA to change its method of operation. The Company is limited to seeking redress only if CCA violates the terms of a Lease, in which case the Company's primary remedy is to terminate the Lease or, in certain circumstances, all of the Leases, and seek to recover damages from CCA. If a Lease is terminated, the Company will be required to find another suitable lessee or risk losing its ability to elect or maintain REIT status, as applicable.

DILUTION

     The purchasers of the Common Shares offered hereby will experience an immediate dilution of $1.72 per share in the net tangible book value of the Common Shares ($1.68 per share assuming full exercise of the Underwriters' over-allotment option).

OWNERSHIP LIMIT

     For the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code). In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Code. See "Material Federal Income Tax
Considerations -- Taxation of the Company." Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a related party tenant) apply in determining whether these requirements are met. For the purpose of preserving the Company's REIT qualification, the Declaration of Trust prohibits direct or constructive ownership by any person of more than 9.8% of the Common Shares or more than 9.8% of any preferred shares, $0.01 par value per share, of the Company (the "Preferred Shares") (such ownership limit being referred to as the "Ownership Limit"). The constructive ownership rules are complex and may cause Common Shares owned, directly or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Shares (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Common Shares, and thus subject such Common Shares to the Ownership Limit. Direct or constructive ownership of Common Shares in excess of the Ownership Limit would cause the violative transfer or ownership to be void, or cause such shares to be held in trust as Shares-in-Trust (as hereinafter defined) for the benefit of one or more charitable organizations. See "Description of Capital
Shares -- Restrictions on Ownership."

LIMITS ON CHANGES IN CONTROL

     Certain provisions of the Company's Declaration of Trust and Bylaws, including provisions imposing the Ownership Limit (which are described specifically in the immediately preceding paragraph and which generally prohibit any shareholder from owning more than 9.8% of the Common Shares), authorizing the issuance of Preferred Shares and requiring staggered terms for the Board of Trustees, and certain provisions of Maryland law regarding business combinations and "control share acquisitions" could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the shareholders of the Company from being paid a premium for their Common Shares. The Declaration of Trust authorizes the Board of Trustees to issue Preferred Shares in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof, all without shareholder approval. The authorization of Preferred Shares may have an anti-takeover effect because it gives the Board of Trustees the power to issue Preferred Shares at its sole discretion on such terms as it, in its sole discretion, deems proper, which may have a dilutive effect on or otherwise deter any potential acquiror of the Company. The Declaration of Trust provides for three classes of trustees, as nearly equal in size as is practicable. Each class of trustees holds office until the third annual meeting for selection of trustees following the election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. The Declaration of Trust further provides that the Board of Trustees or shareholders may, at any time, remove any trustee, with or without cause, only by an affirmative vote of a majority of trustees or a majority of holders of shares entitled to vote in the election of trustees. These provisions may have an anti-takeover effect because a third party will be unable to acquire immediate control of the Board of Trustees due to the existence of the staggered board and will further be unable to remove trustees without majority shareholder approval. See "Description of Capital
Shares -- Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT VOTE OF SHAREHOLDERS

     The Board of Trustees determines the Company's investment and financing policies with respect to certain activities, including its growth, capitalization, distribution and operating policies. Although the Board of Trustees has no present intention to amend or revise these policies, the Board of Trustees may do so at any time without a vote of the Company's shareholders. See "Policies and Objectives With Respect to Certain Activities -- Investment Objectives and Policies."

NO PRIOR MARKET FOR COMMON SHARES; FACTORS AFFECTING MARKET PRICE

     Prior to the Offering, there has been no public market for the Common Shares. Although the Common Shares have been approved for listing on the NYSE, subject to official notice of issuance, there can be no assurance that an active trading market will develop or be sustained or that the Common Shares may be resold at or above the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price for the Common Shares after the Offering. See "Underwriting."

     The market price of the Common Shares could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of the Company's business strategy, general trends in the corrections and detention industry, competition, changes in the laws affecting the Company and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These fluctuations may adversely affect the market price of the Common Shares.

     Moreover, the price of the Company's shares in public markets may be affected by the amount of the annual distributions paid by the Company relative to the price paid for Common Shares. As a result, an increase in market interest rates could adversely affect the market price of the Common Shares to the extent that the yield on those shares compares less favorably to yields on fixed-income securities and other investments.

DEPENDENCE ON FINANCING FOR GROWTH AND ADVERSE CONSEQUENCES OF DEBT FINANCING ON ABILITY TO MAKE DISTRIBUTIONS

     The Company intends to pursue a growth strategy which includes acquiring correctional and detention facilities. There is a risk that the Company will not have access to sufficient debt or equity capital it may need to pursue its acquisition strategy. The Company may need access to debt or equity capital for several reasons. First, the Company generally cannot retain cash generated by operating activities. See "Material Federal Income Tax Considerations." Second, the Company's current business strategy is to maintain a ratio of debt to total capitalization of 50% or less. The Company believes that this debt policy balances the Company's desire for growth with a prudent capital structure. The Company's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness the Company may incur, and the Board of Trustees could alter or eliminate the Company's current borrowing policy. If the policy were changed or eliminated, the Company could become more highly leveraged, resulting in an increase in debt service, which could adversely affect the Company's Funds from Operations and its ability to make expected distributions to its shareholders, and result in an increased risk of default on the Company's obligations. The Company intends to enter into the Bank Credit Facility immediately following the Offering, although there can be no assurance that the Company will enter into the Bank Credit Facility. Moreover, the Company may, from time to time, incur additional indebtedness to acquire any or all of the Option Facilities or any other facilities. Accordingly, since the Company generally cannot retain earnings, and the amount of debt that it can incur is limited by its internal policies, the Company's ability to continue making acquisitions will depend primarily on its ability to obtain additional private or public equity financing. There is no assurance that such financing will be available.

     Although the Company does not intend to incur indebtedness in connection with the Offering, the Company is authorized to raise additional funds for its future operations through debt financing. As a result of incurring debt, the Company will be subject to the risks normally associated with debt financing, including the risk that the Company's Funds from Operations will be insufficient to meet required payments of principal and interest or that Cash Available for Distribution may decrease. In addition, the Company will be subject to the risk that interest rates may increase, which could adversely affect its ability to make distributions. If a property is mortgaged to secure payment of indebtedness, and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company. See "Policies and Objectives With Respect to Certain Activities -- Financing."

ERISA RISKS

     Depending upon the particular circumstances of the plan, an investment in the Common Shares may not be an appropriate investment for an ERISA (as hereinafter defined) plan, a qualified plan or individual retirement accounts and individual retirement annuities (collectively "IRAs"). In deciding whether to purchase Common Shares, a fiduciary of an ERISA plan, in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transaction rules of ERISA and the Code, and the effect of the "plan asset" regulations issued by the U.S. Department of Labor.

                                  THE COMPANY

GENERAL

     The Company has been formed to capitalize on the opportunities created by the growing trend towards privatization in the corrections industry, including the increasing demand for private correctional and detention facilities. The principal business strategy of the Company will be to acquire correctional and detention facilities that meet the Company's investment criteria, from both private prison managers and government entities, to expand its existing facilities, and to lease all such facilities under long-term leases. The Company initially will acquire the nine Initial Facilities from CCA. The Company will also have options to acquire any or all of the five Option Facilities for a period of three years following the closing of the purchase of the Initial Facilities. In addition, the Company will have an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. As a result of these transactions, the Company and CCA will have several ongoing relationships after the Formation Transactions, some of which could give rise to possible conflicts of interest. See "Relationship Between CCA and the Company after the Formation Transactions." Upon completion of the Offering and the Formation Transactions, the Company will be the only self-administered and self-managed publicly-traded REIT in the United States focused on owning and acquiring correctional and detention facilities.

     The Company will lease all of the Facilities to CCA, and CCA will continue to manage the Facilities. The Company believes that with respect to the Initial Facilities purchased and, if acquired, the Option Facilities, it will benefit from the continuity of management provided by CCA. CCA is the largest developer and manager of privatized correctional and detention facilities worldwide and has developed and operated the Initial Facilities and the Option Facilities since they were acquired or constructed by CCA at various times ranging from 1984 through 1997. The Company will also pursue opportunities to acquire and lease back correctional and detention facilities to operators other than CCA. Likewise, CCA may lease correctional and detention facilities from owners other than the Company. See "Business of the Company and its Properties."

     The Company will purchase the Initial Facilities for an aggregate purchase price of approximately $308.1 million in cash concurrent with the closing of the Offering. The Initial Facilities will be leased to CCA pursuant to triple net Leases which require CCA to pay all operating expenses, taxes, insurance and other costs. All of the Leases will provide for base rent with certain annual escalation and will have primary terms of 10 to 12 years which may be extended at fair market rental rates for three additional five-year periods upon the mutual agreement of the Company and CCA. The Initial Facilities are expected to generate aggregate initial annual rent of approximately $33.9 million, which represents an 11% lease rate based on the purchase price. The Company will have general recourse to CCA under the Leases, but such Leases are not secured by any properties of CCA. The obligations of CCA under the Leases are cross-defaulted to each of the other Leases with respect to payment defaults and certain other defaults. Each Lease (and any future lease with CCA) may be terminated by the Company, at its option, at any time after the first five years of the Lease, upon 18 months written notice to CCA.

     The Company has obtained a commitment for the $150.0 million Bank Credit Facility which will be used for the acquisition of additional correctional facilities, including the Option Facilities, and for certain other purposes, including expanding existing facilities and working capital, as necessary. The Company expects to close the Bank Credit Facility immediately following the consummation of the Offering. Upon the consummation of the Offering, the Company will have no outstanding indebtedness. The Company believes that its lack of debt, coupled with its ability to obtain financing through the Bank Credit Facility will provide the Company with significant financial resources in pursuing correctional facility acquisition and expansion opportunities, including some or all of the Option Facilities. The Company intends to maintain a capital structure which limits consolidated indebtedness to no more than 50% of its total capitalization. See "Policies and Objectives With Respect to Certain Activities -- Financing."

     The Company intends to initially focus its investments on privately-managed facilities which are owned and operated by CCA or its subsidiaries. However, the Company will also pursue other opportunities, including acquisitions and lease backs of, or financings for, facilities owned and operated by various government entities and private operators other than CCA. The Company believes it has significant access to potential development and acquisition opportunities through its relationship with CCA and the experience and industry contacts of its Board of Trustees and management, particularly its Chief Executive Officer, Mr. Quinlan, former Director of the BOP. The Company intends to utilize Mr. Quinlan's experience in developing and managing correctional and detention facilities to opportunistically pursue development and acquisitions of correctional facilities from both private prison owners and operators and government entities. See "Management -- Trustees and Executive Officers."

     The Company expects to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, the Company's income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of a correctional facility). See "Material Federal Income Tax Considerations -- Taxation of the Company -- Income Tests." Accordingly, the Company is precluded from operating correctional facilities and, as a consequence, intends to lease such properties pursuant to long-term non-cancelable leases.

     The Company was formed as a Maryland real estate investment trust on April 23, 1997. The Company's principal executive offices are located at, and its mailing address is, 2200 Abbott Martin Road, Suite 201, Nashville, Tennessee 37215. The Company's telephone and fax numbers are (615) 460-7452 and (615) 460-1206, respectively.

BUSINESS OBJECTIVES AND STRATEGIES

     The Company's primary business objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders through appreciation in the value of the Common Shares. The Company will seek to achieve these objectives through:

     - The acquisition of the Initial Facilities and the potential acquisition of the Option Facilities;

     - The strategic expansion of its correctional and detention facilities portfolio through the selective acquisition of correctional facilities that demonstrate potential for significant revenue and cash flow from both private prison managers and government entities;

     - The expansion of its existing facilities;

     - The construction and/or development of new correctional and detention facilities;

     - The improvement and enhancement of the Company's holdings through proper maintenance and capital improvements;

     - The structuring of fair market leases under which the lessees pay base rent with certain annual escalations and pays certain expenses in connection with the operation of the property such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses;

     - The provision of mortgages or other appropriate financing vehicles to correctional facility operators in circumstances where ownership by the Company is not otherwise attractive;

     - The monitoring of operating performance of the facilities in its portfolio to ensure that the lessees comply with their lease obligations; and

     - The maintenance of a debt to total capitalization ratio (i.e., total debt of the Company as a percentage of shareholders' equity plus total debt) of 50% or less. See "Policies and Objectives with Respect to Certain Activities -- Financing."

FUTURE GROWTH OF THE COMPANY

  EXTERNAL GROWTH

     Acquisition Opportunities. In addition to the possible acquisition of the Option Facilities, the Company intends to acquire from both private prison owners and operators and government entities additional correctional and detention facilities that meet its investment criteria, as described herein. The Company believes it has a competitive advantage in the acquisition of new private correctional facilities due to its relationship with CCA and the Company's significant capital resources. The primary source of private correctional facilities to be initially acquired or financed by the Company will be facilities owned and operated by CCA. Following any such acquisition from CCA, the Company intends to lease such properties to CCA. The Company has an option to acquire and lease back to CCA any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. The Company has a right of first refusal in the event CCA decides to sell an interest in or use mortgage financing to finance more than 90% of the cost of any correctional or detention facilities now owned or which are acquired or developed by CCA or its affiliates in the future. See "Relationship Between CCA and the Company after the Formation Transactions." In 1996, CCA invested approximately $165.0 million in approximately 15 correctional facility projects and increased its beds under contract from 28,607 to over 41,000. Moreover, as of December 31, 1996, CCA was the largest private prison management company in the United States with an estimated national market share of 52%. Of the 21,706 beds awarded to the private sector in 1996, CCA was awarded 12,872 beds, or 58%. Notwithstanding CCA's market share and growth, less than 5% of all adult prison beds in the United States are privately managed. Management believes that as CCA and the private prison management industry continue to grow, many opportunities will exist to acquire additional private correctional facilities from CCA on attractive terms. See "Risk Factors -- Corrections and Detention Industry Risks."

     The Company also believes that attractive opportunities exist to acquire or develop correctional facilities from or on behalf of private prison owners and operators and various government entities. Historically, government entities have used various methods of construction financing to develop new correctional facilities, including but not limited to the following: (i) one-time general revenue appropriations by the government agency for the cost of the new facility; (ii) general obligation bonds that are secured by either a limited or unlimited tax levied by the issuing government entity; or (iii) lease revenue bonds secured by an annual lease payment that is subject to annual or bi-annual legislative appropriation of funds. Many jurisdictions are operating their correctional facilities at well above their rated capacities, and as a result are under federal court order to alleviate prison overcrowding within a certain time period. These jurisdictions are often not in a position to appropriate funds or obtain financing to construct a correctional facility because of other fiscal demands or requirements for public approval. Accordingly, the Company believes that, in an attempt to address fiscal pressures of matching revenue collections with projected expenses, many such government entities have been and will be forced to consider private ownership with respect to the development of new correctional facilities and sale-leaseback transactions or other financing alternatives with respect to existing correctional facilities. Management believes that such situations will enable the Company to acquire and develop correctional facilities from and on behalf of governments at all levels including those which might not be the subject of a private management contract. In pursuing such opportunities, the Company expects to utilize the industry knowledge, experience and relationships of its Board of Trustees and management, particularly J. Michael Quinlan, its Chief Executive Officer, and Doctor R. Crants, Chairman of the Board of Trustees. From July 1987 through December 1992, Mr. Quinlan served as the Director of the BOP. Mr. Crants currently serves as Chairman and Chief Executive Officer of CCA.

     In making its decision with respect to the Initial Facilities and in evaluating the future acquisition of any or all of the Option Facilities and other facilities, the Company has considered and will consider the following criteria:

     - The reputation and creditworthiness of the current owner, manager or developer of the facility;

     - The proposed terms for purchasing the facility;

     - The proposed terms of leasing the facility, including rental payments and lease term;

     - The quality of construction of the facility;

     - The quality of operations at an existing facility or the quality of other operations of a prison manager for a new facility;

     - The facility's status of accreditation by the American Correctional Association (the "ACA"). The ACA is a multi-disciplinary organization of professionals representing all levels and facets of the corrections and criminal justice industry, including federal, state and military correctional facilities in prisons, county jails and detention centers, probation and parole agencies, and community corrections/half-way houses. Comprised of 70 chapters and affiliated organizations, as well as individual members numbering more than 20,000, the ACA serves as the umbrella organization for all areas of corrections, and provides a broad base of expertise in this industry; and

     - The relationship between the prison manager and the contracting correctional authority.

     Financing Opportunities. High occupancy rates and prison overcrowding have resulted in an increased demand for new federal, state and local correctional facilities. This demand has not been fully met because of budgetary constraints and the reduced availability of construction financing. While the Company intends to grow primarily from acquisitions and expansions of correctional facilities, the Company believes that opportunities exist for it to provide mortgage or other appropriate financing vehicles to government entities and private prison managers in circumstances where ownership by the Company is not otherwise attractive.

     The Company's ability to acquire new facilities, expand its existing facilities or provide mortgage financing will depend on its access to financing. There can be no assurance that the Company will be able to acquire correctional facilities that meet its investment criteria. Moreover, acquisitions and expansions entail risks that acquired or expanded facilities will fail to perform in accordance with expectations. See "Risk Factors -- Real Estate Investment Considerations" and "Risk Factors -- Initial Distribution Policy."

  INTERNAL GROWTH

     Expansion Opportunities. The Company's growth objectives will also focus on the selective expansion of its existing correctional facilities to increase cash flows and property values. In 1996, CCA expanded four of its domestic facilities by an aggregate of 992 beds and used the expansion space for its existing contracting government entities as well as to house inmates from other jurisdictions under new contracts. The Company believes that CCA (and other tenants of the Company) will continue to attempt to achieve economies of scale through expansions of existing facilities. Although management of the Company is presently not aware of any expansion plans of CCA with respect to the Facilities, it intends to actively participate in any such future expansion plans and intends to provide expansion space as needed to CCA or any of the Company's future tenants.

     Rent Escalations. The rent schedule under the Leases provides for a relatively stable source of cash flow and opportunities to participate in future growth in revenues. The minimum rent for the first year for each Facility under the Leases is initially set at a fixed amount. Thereafter minimum rent will escalate by the Base Rent Escalation which is a percentage equal to the greater of (i) 4%, or (ii) 25% of the percentage increase in the gross management revenues realized by CCA from such Facility, exclusive of any increase attributable to expansion in the size of or the number of beds in such facility. However, there can be no assurance that such contractual escalations will be realized due to certain factors, including changing circumstances and the possible renegotiation of the Leases.

  LEASE NEGOTIATION

     Concurrently with the performance of due diligence procedures related to new acquisition opportunities and/or the negotiation of the terms and conditions of new acquisitions, the Company will generally begin discussions regarding proposed lease terms. Based on current market conditions, the Company will generally seek lease terms which provide an initial annual base rent with an appropriate escalation factor in an amount similar to the Base Rent Escalation, and other terms similar to the terms of the Leases. The Company may, however, negotiate lease terms different from the foregoing.

  DUE DILIGENCE PROCESS

     CCA has developed a comprehensive analytical approach to bidding on and developing new correctional projects or facilities. This deliberation process has allowed CCA to assemble a portfolio of privatized correctional and detention facilities that has shown sustained growth in revenues and cash flows. The

Company expects that CCA will continue to follow these procedures in acquiring privatized correctional facilities in the future. Such procedures include:

          Competitive Market Analysis. CCA generally receives inquiries from or on behalf of government agencies that are considering privatization of certain facilities. When it receives such an inquiry, CCA thoroughly examines the need for its services (including the economic and demographic indicators such as the demand for prison beds and the number of available beds in the area) and the legal and political climate in which the inquiring party operates. Generally, government agencies responsible for correctional and detention services procure goods and services through a competitive process involving either a Request for Proposal ("RFP") or Request for Qualification ("RFQ"). A majority of CCA's new business is secured through responding to RFPs. As part of CCA's process of responding to RFPs, CCA's management meets with appropriate personnel from the government agency making the request to best determine the agency's distinct needs. If the project falls within CCA's strategy, CCA will then submit a written response to the RFP. A typical RFP requires bidders to provide detailed information, including, but not limited to, the service to be provided by the bidder, its experience and qualifications, and the price at which the bidder is willing to provide the services (which services may include the renovation, improvement or expansion of an existing facility or the planning, design and construction of a new facility).

          Pro Forma Operating Budget. CCA works closely with the government agency to develop a comprehensive pro forma budget on the property, utilizing available financial information in addition to other information collected from a variety of sources. The expected term of the management contract is examined as well as the cost of construction of a new facility or the expansion or renovation of an existing facility. Finally, in the event of the construction of a new facility, the potential for overall capital appreciation of the facility is reviewed.

          Environmental and Legal Review. In conjunction with each prospective acquisition, CCA conducts comprehensive real estate and legal due diligence on the property. This due diligence includes Phase I environmental assessments to the extent such assessments are not already existing. In addition, CCA conducts customary real estate due diligence, including a survey of the property, a review of all title documents, operating leases and contracts, zoning, and government permits and licenses, and a determination of whether the property is in compliance with all applicable laws.

     Accordingly, the Company believes it will be able to acquire or finance future correctional and detention facility properties from CCA with physical and market characteristics similar to the Facilities. The Company will use a similar approach in evaluating the acquisition or financing of correctional and detention facilities, including those from government entities.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Shares offered hereby are estimated to be approximately $313.2 million ($360.6 million if the Underwriters' over-allotment option is exercised in full) after deduction of the underwriting discount and estimated Offering expenses. Approximately $308.1 million of the net proceeds of the Offering will be used by the Company to purchase the nine Initial Facilities from CCA. The purchase of the Initial Facilities will close contemporaneously with the closing of the Offering. See "The Formation Transactions." The remaining net proceeds from the Offering of approximately $5.1 million, any net proceeds from the exercise of the Underwriters' over-allotment option, and funds available from the $150.0 million Bank Credit Facility, will be used by the Company either for general corporate purposes or for the possible future acquisition of, or loans secured by, additional properties consistent with the Company's investment policies, including the Option Facilities. While the Company may engage from time to time in discussions regarding potential acquisitions, other than with respect to the Option Facilities and the Right to Purchase Agreement, it has not entered into any agreement as of the date of this Prospectus to make any such acquisition. Pending the described uses, the remaining net proceeds will be invested in short-term investment grade instruments, interest bearing bank account, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by Federal agencies.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of April 23, 1997, the date of its formation, (i) after giving effect to the Formation Transactions, and (ii) as adjusted to reflect the sale by the Company of the 17,000,000 Common Shares offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The information set forth in the following table should be read in conjunction with the financial statements and notes thereto, the pro forma financial information and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                                                   APRIL 23, 1997
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(2)
                                                              ------    --------------
                                                               (DOLLARS IN THOUSANDS)
Shareholders' Equity:
  Preferred Shares, $0.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........   $--         $     --
  Common Shares, $0.01 par value, 90,000,000 shares
     authorized, 1,000 shares issued and outstanding;
     17,301,000 shares, as adjusted, issued and
     outstanding(1).........................................    --              173
  Additional paid-in capital................................     1          316,027
                                                               ---         --------
          Total shareholders' equity........................     1          316,200
                                                               ---         --------
            Total capitalization............................   $ 1         $316,200
                                                               ===         ========

---------------

(1) Does not include 1,850,000 Common Shares reserved for issuance pursuant to the Company's Share Incentive Plan or the Company's Non-Employee Trustees' Plan of which 1,075,000 shares will be outstanding upon consummation of the Offering. See "Management -- The Share Incentive Plan" and " -- Non-Employee Trustees' Plan."
(2) Includes (i) 1,000 founder's shares, and (ii) 300,000 shares issued to D. Robert Crants, III and Michael W. Devlin as a development fee and as reimbursement for certain expenses incurred in connection with the promotion and formation of the Company and the consummation of the Offering which are valued based upon the initial public offering price. See "Dilution" and "The Formation Transactions."

                                 DISTRIBUTIONS

     The Company intends to pay regular quarterly distributions to its shareholders. The Board of Trustees, in its sole discretion, will determine the actual distribution rate based on the Company's actual results of operations, economic conditions, tax considerations (including those related to REITs) and other factors. The first distribution, for the period ending September 30, 1997, is expected to equal a pro rata share of the anticipated initial quarterly distribution of $0.425 per Common Share, which on an annualized basis, will represent a distribution of $1.70 per share, or approximately 8% to 9% of the estimated range of the initial public offering price. The Company does not expect to change its estimated initial distribution per Common Share if the Underwriters' over-allotment option is exercised. See "The Formation Transactions."

     The distribution described above is expected to represent approximately 92.1% of the Company's pro forma Cash Available for Distribution for the twelve months ending December 31, 1996. The Company's estimate of the pro forma Cash Available for Distribution is based upon pro forma Funds from Operations, with certain adjustments based on the items described below. The estimate of Cash Available for Distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection or forecast of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions.

     The following table describes the calculation of pro forma Funds from Operations for the 12 months ended December 31, 1996 and the three months ended March 31, 1997 and the adjustments made to pro forma Funds from Operations in order to calculate initial estimated distributions.

                                                                          PRO FORMA
                                                              ----------------------------------
                                                                                   THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1996   MARCH 31, 1997
                                                              -----------------   --------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Pro forma net income........................................       $23,353            $5,839
Plus: Pro forma real estate depreciation and amortization...         8,588             2,147
                                                                   -------            ------
  Pro forma Funds from Operations(1)........................        31,941             7,986
                                                                   =======            ======
Estimated Cash Available for Distribution(2)................        31,941             7,986
Expected initial distribution(3)............................        29,412             7,353
Expected initial distribution per common share..............       $  1.70            $0.425
Expected initial payout ratio based on estimated cash
  available for distribution(4).............................          92.1%             92.1%

---------------

(1) Funds from Operations does not represent cash generated from operating activities (determined in accordance with GAAP) and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity or ability to make distributions. Management believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. "Funds from Operations" as defined by NAREIT means net income (loss) (computed in accordance with GAAP) excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company's Funds from Operations are not comparable to Funds from Operations reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than does the Company. The Company believes that in order to facilitate a clear understanding of the operating results of the Company, Funds from Operations should be examined in conjunction with net income as presented in the combined financial statements and information included elsewhere in this Prospectus.

                                                                                        THREE
                                                                 YEAR ENDED          MONTHS ENDED
                                                              DECEMBER 31, 1996     MARCH 31, 1997
                                                              -----------------   ------------------
                                                                          (IN THOUSANDS)
Calculation of Funds from Operations:
  Pro forma net income......................................       $23,353              $5,839
  Plus: Pro forma real estate depreciation and
    amortization............................................         8,588               2,147
                                                                  --------             -------
  Pro forma Funds from Operations...........................       $31,941              $7,986
                                                                  ========             =======

(2) To estimate Cash Available for Distribution, pro forma Funds from Operations were adjusted (a) without giving effect to any changes in working capital resulting from changes in current assets and current liabilities (which changes are not anticipated to be material) or the amount of cash estimated to be used for (i) development, acquisition and other activities and (ii) financing activities (b) for certain known events and/or contractual commitments that may have occurred during the period but would not have been in effect for the full year and (c) for certain non-GAAP adjustments consisting of an estimate of amounts anticipated for recurring tenant improvements and capital expenditures. The estimate of Cash Available for Distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection or forecast of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions.
(3) Represents expected initial distribution per Common Share multiplied by the 17,301,000 Common Shares to be outstanding upon completion of the Formation Transactions.
(4) Represents the anticipated initial aggregate distribution divided by Cash Available for Distribution.

     The Company believes that its estimated Cash Available for Distribution constitutes a reasonable basis for setting the initial distribution rate on the Common Shares and intends to maintain its initial distribution rate for the 12 months following the Offering unless actual results from operations, economic conditions or other factors differ from the assumptions used in its estimate. The actual return that the Company will realize and the amount available for distributions to shareholders will be affected by a number of factors, including the revenues received from the Initial Facilities, the operating expenses of the Company, the interest expense incurred on its borrowings and unanticipated capital expenditures. No assurance can be given that the Company's estimate will prove accurate. In addition, pro forma results of operations do not purport to represent the actual results that can be expected for future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company anticipates that Funds from Operations will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, expected to be incurred by the Company. Distributions by the Company to the extent of its current or accumulated earnings and profits for federal income tax purposes will be taxable to shareholders as ordinary dividend income. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the shareholder's basis in the Common Shares to the extent thereof, and thereafter as capital gain. Distributions treated as a non-taxable reduction in basis will have the effect of deferring taxation until the sale of a shareholder's Common Shares. The Company does not intend to reduce the expected initial distribution per share if the Underwriters' over-allotment option is exercised. Based on the Company's estimated results of operations for the 12 months ending June 30, 1998, the Company estimates that approximately 10% to 20% of the anticipated initial annual distribution to shareholders will represent a return of capital for federal income tax purposes and that the Company would have been required to distribute $22.6 million or $1.31 per share during such 12-month period in order to maintain its status as a REIT. If actual Funds from Operations or taxable income vary from these amounts, the percentage of distributions may vary substantially in future years. For a discussion of the tax treatment of distributions to holders of Common Shares, see "Material Federal Income Tax Considerations -- Taxation of Taxable Domestic Shareholders" and "-- Taxation of Foreign Shareholders." In order to qualify to be taxed as a REIT, the Company must make annual distributions to shareholders of at least 95% of its REIT taxable income (determined by excluding any net capital gain), which the Company anticipates will be less than its share of adjusted Funds from Operations. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. In such a case, the Company may find it necessary to arrange for short-term (or possible long-term) borrowings or to raise funds through the issuance of Preferred Shares or additional Common Shares.

     Future distributions by the Company will be at the discretion of the Board of Trustees and will depend on the actual Funds from Operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Material Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification"), and such other factors as the Board of Trustees deems relevant. See "Risk Factors -- Changes in Investment and Financing Policies Without Vote of Shareholders."

                                    DILUTION

     As of April 23, 1997, the founding shareholder owned 1,000 Common Shares. The net tangible book value of the Common Shares immediately subsequent to this Offering (based on an initial public offering price of $20.00 per share, after deduction of the estimated underwriting discount and Offering expenses) will be $18.28 per share, an increase of $18.27 from the $0.01 net tangible book value per share prior to the Offering (or a net tangible book value per share of $18.32 and a per share increase of $18.31, respectively, assuming full exercise of the Underwriters' over-allotment option). A $1.72 per share dilution will be experienced by the purchasers of shares in this Offering (or $1.68 per share dilution assuming full exercise of the Underwriters' over-allotment option).

     The following table illustrates this dilution on a per share basis based on the initial public offering price and assuming no exercise of the Underwriters' over-allotment option:

Initial public offering price per Common Share..............            $20.00
  Historical net tangible book value per Common Share before the Offering(1)........................................  $ 0.01
  Increase in net tangible book value per Common Share
     attributable to new investors..........................   18.27
  Pro forma net tangible book value per Common Share after
     the Offering(2)........................................             18.28
                                                                        ------
Dilution per Common Share to new investors..................            $ 1.72
                                                                        ======

---------------

(1) Based on the Company's historical April 23, 1997 Balance Sheet contained elsewhere in this Prospectus.
(2) Based on the pro forma shareholders' equity of $316.2 million divided by 17,301,000 Common Shares outstanding after the Offering and the Formation Transactions. Does not give effect to the 1,850,000 Common Shares issuable under the Company's Share Incentive Plan or the Company's Non-Employee Trustees' Plan. See "Management -- The Share Incentive Plan" and
    " -- Non-Employee Trustees' Plan."

     The following table summarizes, as of April 23, 1997, after giving effect to the sale of the Common Shares offered hereby and the Formation Transactions,
(i) the number and percentage of Common Shares purchased from the Company, (ii) the total consideration for the Common Shares and (iii) the average price per Common Share paid by the public investors and the current shareholders.

                                        SHARES OWNED            TOTAL CONSIDERATION
                                    ---------------------    -------------------------    AVERAGE PRICE
                                      NUMBER      PERCENT        AMOUNT        PERCENT      PER SHARE
                                    ----------    -------    --------------    -------    -------------
Common Shares issued or to be
  issued in the Formation
  Transactions....................     301,000(1)   1.7%      $  6,001,000(2)    1.7%        $19.94
Common Shares to be sold in the
  Offering........................  17,000,000     98.3        340,000,000      98.3          20.00

---------------

(1) Includes (i) 1,000 founder's shares, and (ii) 300,000 shares issued to D. Robert Crants, III and Michael W. Devlin as a development fee and as reimbursement for certain expenses incurred in connection with the promotion and formation of the Company and the consummation of the Offering which are valued based upon the initial public offering price. See "Dilution" and "The Formation Transactions."
(2) Founder's shares were capitalized by $1,000; no cash proceeds were received by the Company for the shares issued to D. Robert Crants, III and Michael W. Devlin. The valuation of the shares is based on the initial public offering price. See "The Formation Transactions."

     Upon closing of the Offering, the Company will grant options to purchase 1,075,000 Common Shares at an exercise price equal to the initial public offering price per share. The foregoing table assumes no exercise of outstanding share options. See "Management -- The Share Incentive Plan" and
" -- Non-Employee Trustees' Plan."

                         PRO FORMA FINANCIAL STATEMENTS

     The following financial statements represent the unaudited pro forma financial results for the Company as of March 31, 1997 and the three months and year ended March 31, 1997 and December 31, 1996, respectively. The pro forma Statements of Operations are presented as if the Formation Transactions had occurred as of the beginning of the period indicated and therefore incorporate certain assumptions that are included in the Notes to Pro Forma Statement of Operations. The pro forma Balance Sheet is presented as if the Formation Transactions had occurred on March 31, 1997. The Company is accounting for the Facility acquisitions under the purchase method of accounting. The pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

     The Company's audited historical balance sheet as of April 23, 1997, and notes thereto are included elsewhere in this Prospectus along with the Report of the Independent Public Accountants. Total assets and shareholders' equity totaled $1,000 each at April 23, 1997.

                            CCA PRISON REALTY TRUST

                       PRO FORMA STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED DECEMBER 31, 1996      THREE MONTHS ENDED MARCH 31, 1997
                                     ---------------------------------   ---------------------------------
                                     ACTUAL   ADJUSTMENTS    PRO FORMA   ACTUAL   ADJUSTMENTS    PRO FORMA
                                     ------   -----------    ---------   ------   -----------    ---------
OPERATING DATA:
  Revenues:
     Rent income...................   $--       $33,891(1)    $33,891     $--       $8,473(1)     $ 8,473
  Cost and expenses:
     Operating and
       administrative..............    --         1,854(2)      1,950      --          463(2)         487
                                                     96(3)                              24(3)
     Provision for depreciation and
       amortization................    --         8,588(4)      8,588      --        2,147(4)       2,147
                                      ---       -------       -------     ---       ------        -------
          Total costs and
            expenses...............    --        10,538        10,538      --        2,634          2,634
                                      ---       -------       -------     ---       ------        -------
  Net income.......................   $--       $23,353       $23,353     $--       $5,839        $ 5,839
                                      ===       =======       =======     ===       ======        =======
  Net income per share.............                           $  1.35                             $  0.34
                                                              =======                             =======
  Weighted average number of shares
     outstanding(5)................                            17,301                              17,301
OTHER DATA:
  Funds from Operations(6).........                           $31,941                             $ 7,986
  Cash Available for
     Distribution..................                            31,941                               7,986
  Distributions....................                            29,412                               7,353
  Number of facilities.............                                 9                                   9

---------------

(1) To record rent income from CCA in accordance with the terms of the Leases as if the Initial Facilities had been in operation at the leased design capacity for the entire period. The Company will lease the Initial Facilities to CCA under operating leases.
(2) To record the following recurring administrative expenses of the Company based upon management's estimates of operating and administrative costs:

Salaries, including payroll taxes and benefits..............  $895,690
Legal, accounting, SEC reporting and other shareholder
  costs.....................................................   358,100
Administrative..............................................   371,210
Marketing and business development..........................   175,000

(3) To record state franchise taxes based upon the corporate structure of the Company.
(4) To record depreciation expense on fixed assets purchased from CCA based on the estimated useful lives of the Initial Facilities.
(5) Weighted average shares outstanding include the founder's shares, shares issued to management and shares sold in the Offering as if such shares were outstanding for the entire period.
(6) Funds from Operations does not represent cash generated from operating activities (determined in accordance with GAAP) and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity or ability to make distributions. Management believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. "Funds from Operations" as defined by NAREIT means net income (loss) (computed in accordance with GAAP) excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company's Funds from Operations are not comparable to Funds from Operations reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than does the Company. The Company believes that in order to facilitate a clear understanding of the operating results of the Company, Funds from Operations should be examined in conjunction with net income as presented in the combined financial statements and information included elsewhere in this Prospectus.

                                                                                        THREE
                                                                 YEAR ENDED          MONTHS ENDED
                                                              DECEMBER 31, 1996     MARCH 31, 1997
                                                              -----------------   ------------------
                                                                          (IN THOUSANDS)
Calculation of Funds from Operations:
  Pro forma net income......................................       $23,353              $5,839
  Plus: Pro forma real estate depreciation and
    amortization............................................         8,588               2,147
                                                                  --------             -------
  Pro forma Funds from Operations...........................       $31,941              $7,986
                                                                  ========             =======

                            CCA PRISON REALTY TRUST

                            PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                     AS OF MARCH 31, 1997
                                                              ----------------------------------
                                                              ACTUAL   ADJUSTMENTS     PRO FORMA
                                                              ------   -----------     ---------
                                             ASSETS
Land and buildings, net.....................................   $ --     $311,103(1)    $311,103
Cash........................................................     --      313,200(2)       5,097
                                                                        (308,103)(1)
                                                               ----     --------       --------
                                                               $ --     $316,200       $316,200
                                                               ====     ========       ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity:
  Preferred Shares, $0.01 par value; 10,000,000 shares
     authorized; none outstanding...........................   $ --     $     --       $     --
  Common Shares, $0.01 par value; 90,000,000 shares
     authorized, 17,301,000 issued and outstanding, as
     adjusted...............................................     --          173(2)         173
  Additional paid-in capital................................     --      313,027(2)     316,027
                                                                           3,000(1)
                                                               ----     --------       --------
                                                               $ --     $316,200       $316,200
                                                               ====     ========       ========

---------------

(1) To record the purchase of the nine Initial Facilities from CCA using the purchase method of accounting. The capitalized cost of the land and buildings includes a $3.0 million development fee paid to management of the Company representing one-half of the value of the 300,000 shares (valued at the assumed initial public offering price) issued to management at the closing of the Offering. The remaining fair market value of the shares issued to management is considered to be a non-recurring expense and such expense has been excluded from the pro forma financial statements.
(2) Reflects the initial capitalization (1,000 shares) of the Company, 300,000 shares issued to management, and issuance of 17,000,000 Common Shares, $0.01 par value, in connection with the Offering at an assumed initial public offering price of $20.00 per share. The estimated costs of the Offering, including the underwriting discount, estimated Offering expenses and the development fee, totaling $29.8 million have been reflected as an offset to additional paid-in capital. The resulting net cash proceeds of the Offering total $313.2 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company was organized as a Maryland real estate investment trust on April 23, 1997, and intends to make an election to qualify under the Code as a REIT commencing with its taxable year ending December 31, 1997. Substantially all of the Company's initial revenues are expected to be derived from: (i) rents received under triple net leases of correctional and detention facilities; and
(ii) interest earned from the temporary investment of funds in short-term instruments. With respect to Leases for the Initial Facilities, base rent is the annual rental payment set forth in such Leases. All such Leases also provide for annual increases equal to the Base Rent Escalation.

     The Company will incur operating and administrative expenses including, principally, compensation expense for its executive officers and other employees, office rental and related occupancy costs and various expenses incurred in the process of acquiring additional properties. The Company will be self-administered and managed by its executive officers and staff, and will not engage a separate advisor or pay an advisory fee for administrative or investment services, although the Company will engage legal, accounting, tax and financial advisors from time to time.

     The primary non-cash expense of the Company will be the depreciation of its correctional and detention facilities. The Company expects to depreciate buildings and improvements over a 40-year period and certain equipment transferred with the Facilities over a seven-year period for both tax and financial reporting purposes.

     The Company also expects to leverage its portfolio of real estate equity investments and will incur long and short-term indebtedness, and related interest expense, from time to time. See "Risk Factors -- Dependence on Debt Financing for Growth and Adverse Consequences of Debt Financing on Ability to Make Distributions."

     The Company intends to make distributions to its shareholders in amounts not less than the amounts required to maintain REIT status under the Code and, in general, in amounts exceeding taxable income. The Company's ability to make distributions will depend upon its Cash Available for Distribution.

RESULTS OF OPERATIONS

     The Company has had no operations prior to April 23, 1997 (the date of organization), or through the date of this Prospectus. The Company's future results of operations will depend upon the acquisition of the Initial Facilities and other properties, including the Option Facilities, and the terms of any subsequent investments the Company may make.

PRO FORMA RESULTS OF OPERATIONS

     The Company estimates that after giving effect to the Offering and the acquisition of the Initial Facilities, revenues would have been $33.9 million for the year ended December 31, 1996 and $8.5 million for the three months ended March 31, 1997. Net income would have been $23.4 million or $1.35 per share for the year ended December 31, 1996, and $5.8 million or $0.34 per share for the three months ended March 31, 1997. Depreciation, amortization and other non-cash expenses would have been $8.6 million for the year ended December 31, 1996 and $2.1 million for the three months ended March 31, 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company anticipates that its initial working capital and cash from operations, together with the Bank Credit Facility anticipated to be available to the Company, will provide adequate liquidity to conduct its operations, fund administrative and operating costs, interest payments, and acquisitions and allow distributions to the Company's shareholders in accordance with the Code's requirements for qualification as a REIT and to avoid any corporate level federal income or excise tax.

     In order to qualify as a REIT for federal income tax purposes, the Company will be required to make substantial distributions to its shareholders. The following factors, among others, will affect funds from operations and will influence the decisions of the Board of Trustees regarding distributions: (i) scheduled increases in base rent under the Leases with respect to the Facilities; and (ii) returns from short-term investments pending application of the net proceeds of the Offering. Although the Company will receive most of its rental payments on a monthly basis, it intends to make distributions quarterly. Amounts accumulated for distribution will be invested by the Company in short-term money market instruments.

     Under the terms of the Leases, CCA is responsible for all operating expenses and taxes, including property and casualty insurance. See "Business of the Company and its Properties -- The Facilities" and "Leases." As a result of these arrangements, the Company does not believe it will be responsible for any major expenses in connection with the Initial Facilities during the terms of the respective Leases. The Company anticipates entering into similar leases with respect to additional properties, including the Option Facilities. After the terms of the respective leases expire, or in the event a lessee is unable to meet its obligations, the Company anticipates that any expenditures it might become responsible for in maintaining the facilities will be funded by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company's Cash Available for Distribution and liquidity may be adversely affected.

     The Company has obtained a commitment for the $150.0 million Bank Credit Facility which will be used to finance the acquisition of additional properties, including the Option Facilities, and for other general operating purposes, including the expansion of the Company's existing facilities. There can be no assurance that the Bank Credit Facility will be made available to the Company.

     Other than the $308.1 million purchase of the Initial Facilities using the offering proceeds, the Company has no commitments with respect to other capital expenditures. However, the Company has options at any time during the three-year period following the acquisition of the Initial Facilities to purchase any or all of the five Option Facilities for CCA's costs of developing, constructing and equipping the Option Facilities, plus 5% of such costs, aggregating approximately $216 million. In addition, the Company has an option to acquire, at fair market value, and lease back to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility.

     The Company may raise additional long-term capital by issuing, in public or private transactions, equity or debt securities, but the availability and terms of any such issuance will depend upon the market and other conditions. The Company anticipates that as a result of its initially low debt to total capitalization and its intention to maintain a debt to total capitalization of 50% or less, it will be able to obtain financing for its long-term capital needs. However, there can be no assurance that such additional financing or capital will be available on terms acceptable to the Company. The Company may, under certain circumstances, borrow additional amounts in connection with the renovation or expansion of the Initial Facilities, the acquisition of additional properties, including the Option Facilities or, as necessary, to meet certain distribution requirements imposed on REITs under the Code. See "Policies and Objectives with Respect to Certain Activities -- Investment Objectives and Policies."

     Acquisitions will be made subject to the investment objectives and policies to maximize both current income and long-term growth in income described elsewhere in this Prospectus. The Company's liquidity requirements with respect to future acquisitions may be reduced to the extent the Company uses Common Shares as consideration for such purchases.

FUNDS FROM OPERATIONS

     Management believes Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is calculated as net income (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company computes Funds from Operations in accordance with standards established by the White Paper on Funds from Operations approved by the NAREIT Board of Governors in March 1995, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. The Company believes that in order to facilitate a clear understanding of the pro forma operating results of the Facilities and the Company, Funds from Operations should be examined in conjunction with the income
(loss) as presented in the pro forma financial statements and information included elsewhere in this Prospectus. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

INFLATION

     Management believes that inflation should not have a material adverse effect on the operating expenses of the Company because such expenses are relatively insignificant as a percentage of revenues. Because the Bank Credit Facility provides for a variable interest rate, inflation could have a material adverse effect on the Company's interest expense if interest rates increase substantially during any year. Accordingly, when appropriate, based on the then current interest rates, management may seek to replace the Bank Credit Facility with a credit facility that provides for a fixed interest rate.

                        THE PRIVATE CORRECTIONS INDUSTRY

     The Company believes the United States private corrections industry is in a period of significant growth. In the United States, there is a growing trend toward privatization of government services and functions, including corrections and detention services, as governments of all types face continuing pressure to control costs and improve the quality of services. According to the 1996 Facility Census (which was authored by Dr. Charles W. Thomas, an Independent Trustee of the Company), see "Management -- Trustees and Executive Officers," the design capacity of privately managed adult correctional and detention facilities worldwide has increased dramatically since the first privatized facility was opened by CCA in 1984. The majority of this growth has occurred since 1989 as the number of privately managed adult correctional and detention facilities in operation or under construction worldwide increased from 26 facilities with a design capacity of 10,973 beds in 1989 to 132 facilities with a design capacity of 85,201 beds in 1996. The majority of all private prison management contracts are in the United States. At December 31, 1996, 118 of the 132 contracts were for United States facilities with the remaining 14 equally divided between Australia and the United Kingdom. According to the 1996 Facility Census, the aggregate capacity of private facilities in operation or under construction rose from 63,595 beds at December 31, 1995 to 85,201 beds at December 31, 1996, an increase of 34%. Additionally, the 1996 Facility Census reports that the number of private facilities for which contracts have been awarded increased 27% from 104 in 1995 to 132 in 1996 and that the prisoner population housed in privately managed facilities expanded by 30% in 1996.

     The 1996 Facility Census reports that at December 31, 1996 there were 25 state jurisdictions, the District of Columbia and Puerto Rico, within which there were private facilities in operation or under construction. Four of these were state jurisdictions within which facilities were located but where the facilities are not intended to house the local or state level prisoners of those state jurisdictions. An additional six state jurisdictions were contracting for the housing of state-level or local-level prisoners in private facilities located beyond their geographical boundaries. Further, all three federal agencies with prisoner custody responsibilities (i.e., the BOP, INS and USMS) continued to contract with private management firms.

     Management believes that the increase in the demand for privatized correctional and detention facilities is also a result, in large part, of the general shortage of beds available in United States correctional and detention facilities. According to reports issued by the United States Department of Justice, Bureau of Justice Statistics (the "BJS"), the number of inmates housed in United States federal and state prison facilities and in local jails increased from 744,208 at December 31, 1985 to 1,630,940 at June 30, 1996, a compound annual growth rate of 7.8%.

     Industry reports also indicate that inmates convicted of violent crimes generally serve only one-third of their sentence, with the majority of them being repeat offenders. Accordingly, there is a perceived public demand for, among other things, longer prison sentences, as well as prison terms for juvenile offenders, resulting in even more overcrowding in United States correctional and detention facilities. Finally, numerous courts and other government entities in the United States have mandated that additional services offered to inmates be expanded and living conditions be improved. Many governments do not have the readily-available resources to make the changes necessary to meet such mandates.

     The demand for privately-managed correctional and detention centers is also increasing internationally. Management believes that many countries are faced with the same fiscal pressures as the United States and, as a result, are seeking more cost-effective means of providing prison management services. At December 31, 1996, there were a total of 14 privatized facilities in the United Kingdom and Australia, with an aggregate design capacity of 7,617 beds.

     At December 31, 1996, 40 of the 118 privately managed facilities in operation or under construction in the United States were privately rather than publicly owned. To date, all private ownership of correctional facilities has been in connection with private prison management. However, management believes that the number of privately owned facilities will grow, independent of the growth in the private prison management industry. In an attempt to address the fiscal pressures of matching revenue collections with projected expenses, many government entities have been and will continue to be forced to consider private ownership in connection with the development of new correctional facilities and sale leaseback and other financing arrangements with respect to existing facilities.

                       CORRECTIONS CORPORATION OF AMERICA

FACILITY OPERATIONS

     CCA is the largest developer and manager of privatized correctional and detention facilities worldwide. The Company initially will acquire the nine Initial Facilities from CCA. The Company will also have an option to acquire any or all of the five Option Facilities from CCA for a period of three years following the closing of the purchase of the Initial Facilities. In addition, the Company will have an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. The Company will also have a right of first refusal to acquire and provide mortgage financing for any correctional or detention facilities owned and operated by CCA in the future. CCA's facilities are located in 17 states of the United States, the District of Columbia, Puerto Rico, Australia and the United Kingdom. As of June 10, 1997, CCA had contracts to manage 60 correctional and detention facilities with an aggregate design capacity of 43,748 beds of which 51 facilities representing 32,441 beds were in operation.

     The services provided by CCA to government agencies include the integrated design, construction and management of new correctional and detention facilities and the redesign, renovation and management of older facilities. In addition to providing the fundamental residential services relating to adult and juvenile inmates, CCA's facilities offer a large variety of rehabilitation and education programs including basic education, life skills and employment training and substance abuse treatment. CCA also provides health care (including medical, dental and psychiatric services), institutional food services, transportation services, and work and recreational programs. CCA's management believes that its proven ability to deliver a full range of high quality correctional and detention facility management services on a cost-effective basis to government agencies provides such agencies with sufficient incentives to choose CCA when awarding new contracts or renewing existing contracts. In addition to the opening of new facilities, over the last few years, CCA has expanded its service capabilities and broadened its geographic presence in the United States market through a series of strategic acquisitions of prison management companies and individual facilities as well as the acquisition of an inmate transportation company.

     In addition to its domestic operations, CCA has obtained and is pursuing construction and management contracts for correctional and detention facilities outside the United States. CCA presently has contracts to operate one facility in the United Kingdom, two facilities in Australia, and also has contracts to provide inmate transportation services in Australia. In June 1994, CCA entered into an international strategic alliance with Sodexho S.A. ("Sodexho"), a French conglomerate, for the purpose of pursuing prison management business outside the United States. In connection with the alliance, Sodexho purchased a significant ownership in CCA and entered into certain agreements with CCA relating to future financings by CCA and corporate governance and control matters.

     The Initial Facilities and the Option Facilities have been owned and operated by CCA since the facilities were acquired or developed by CCA at various times ranging from 1984 to 1997. CCA will operate the Initial Facilities and, if acquired, the Option Facilities under the Leases with the Company. See "Business of the Company and its Properties" and "Leases."

     CCA is a Tennessee corporation and is the successor to a corporation of the same name originally incorporated in January 1983. CCA's principal executive offices are located at 102 Woodmont Boulevard, Nashville, Tennessee 37205, and its telephone and fax numbers are (615) 292-3100 and (615) 269-8635, respectively. CCA's common stock and warrants are listed on the NYSE under the symbols "CXC" and "CXC/WS," respectively. CCA is not offering any of the securities offered hereby.

CERTAIN SELECTED FINANCIAL INFORMATION

     The following table sets forth (i) certain selected historical financial information concerning CCA for the three months ended March 31, 1997 and 1996 and for each of the five years ended December 31, 1996, and (ii) unaudited selected consolidated pro forma financial information concerning CCA. The pro forma operating information is presented as if the Formation Transactions had occurred as of the beginning of the period indicated and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Statement of Operations included elsewhere in this Prospectus. The pro forma balance sheet information is presented as if the Formation Transactions had occurred on March 31, 1997. The pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or any future period. The selected historical financial information for the three months ended March 31, 1997 and 1996 is derived from CCA's unaudited condensed consolidated financial statements. The selected historical financial information for each of the five years ended December 31, 1996 is derived from CCA's audited consolidated financial statements. The selected historical financial information for CCA has been included in this Prospectus due to the Company's initial dependence on CCA as the sole lessee of the Facilities. All information contained in the following table should be read in conjunction with the consolidated financial statements and related notes of CCA included elsewhere in this Prospectus. Investors should review the financial statements and other data set forth herein with respect to CCA, as well as the financial statements and other data set forth herein with respect to the Company and the Facilities.

                       CORRECTIONS CORPORATION OF AMERICA

            SELECTED PRO FORMA AND HISTORICAL FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

                                                                                                           HISTORICAL
                                                                                        PRO FORMA     ---------------------
                                                  HISTORICAL                           ------------
                           ---------------------------------------------------------                      QUARTER ENDED
                                            YEAR ENDED DECEMBER 31,                     YEAR ENDED    ---------------------
                           ---------------------------------------------------------   DECEMBER 31,   MARCH 31,   MARCH 31,
                             1992        1993        1994        1995        1996        1996(1)        1996        1997
                           ---------   ---------   ---------   ---------   ---------   ------------   ---------   ---------
STATEMENT OF OPERATIONS:
  Revenues...............  $  95,518   $ 132,534   $ 152,375   $ 207,241   $ 292,513    $ 292,513     $  63,277   $  91,838
  Expenses:
    Operating............     74,796     108,026     123,540     158,814     213,173      227,475        47,184      63,919
    General and
      administrative.....      8,408       7,885       9,413      14,288      13,428       13,342         2,925       3,595
    Depreciation and
      amortization.......      5,468       5,759       5,753       6,524      11,339        9,008         2,277       3,923
                           ---------   ---------   ---------   ---------   ---------    ---------     ---------   ---------
                              88,672     121,670     138,706     179,626     237,940      249,825        52,386      71,437
                           ---------   ---------   ---------   ---------   ---------    ---------     ---------   ---------
  Operating income.......      6,846      10,864      13,669      27,615      54,573       42,688        10,891      20,401
    Interest expense
      (income), net......      4,264       4,424       3,439       3,952       4,224          452         1,350         498
                           ---------   ---------   ---------   ---------   ---------    ---------     ---------   ---------
  Income before income
    taxes................      2,582       6,440      10,230      23,663      50,349       42,236         9,541      19,903
    Provision for income
      taxes..............         50         832       2,312       9,330      19,469       13,549         3,835       7,908
                           ---------   ---------   ---------   ---------   ---------    ---------     ---------   ---------
  Net income.............      2,532       5,608       7,918      14,333      30,880       28,687         5,706      11,995
                           ---------   ---------   ---------   ---------   ---------    ---------     ---------   ---------
    Preferred stock
      dividends..........         71         425         204          --          --           --            --          --
                           ---------   ---------   ---------   ---------   ---------    ---------     ---------   ---------
  Net income allocable to
    common stockholders..  $   2,461   $   5,183   $   7,714   $  14,333   $  30,880    $  28,687     $   5,706   $  11,995
                           =========   =========   =========   =========   =========    =========     =========   =========
  Net income per share:
    Primary..............  $    0.06   $    0.10   $    0.12   $    0.19   $    0.38    $    0.35     $    0.07   $    0.14
    Fully diluted........  $    0.05   $    0.10   $    0.12   $    0.18   $    0.36    $    0.34     $    0.07   $    0.14
  Weighted average common
    shares
    outstanding..........     41,544      51,762      61,908      75,110      81,664       81,664        80,502      83,942
OTHER DATA:
  Beds in operation
    (period end).........      7,844      10,368      13,404      20,252      24,310       24,310        21,098      28,062
  Beds under contract
    (period end).........      8,737      12,254      19,735      28,607      41,135       41,135        31,357      43,049
  Compensated
    mandays(2)...........  2,210,682   3,338,411   3,768,095   4,799,562   7,113,794    7,113,794     1,552,509   2,127,531
  Available mandays(3)...  2,463,496   3,628,114   4,012,881   5,133,221   7,557,988    7,557,988     1,739,844   2,260,470
  Average occupancy(4)...       89.7%       92.1%       93.5%       93.9%       94.1%        94.1%         89.2%       94.1%
BALANCE SHEET DATA (END
  OF PERIOD):
  Total assets...........  $ 103,295   $ 109,285   $ 141,792   $ 213,478   $ 468,888                  $ 231,137   $ 566,917
  Total long-term debt...     56,277      50,558      47,984      74,865     117,535                     81,848     194,745
  Total liabilities
    excluding deferred
    gain.................     75,367      75,103      80,035     116,774     187,136                    119,490     269,971
  Stockholders' equity...     27,928      34,182      61,757      96,704     281,752                    111,647     296,946


                             PRO FORMA
                           -------------

                           QUARTER ENDED
                             MARCH 31,
                              1997(1)
                           -------------
STATEMENT OF OPERATIONS:
  Revenues...............    $  91,838
  Expenses:
    Operating............       68,332
    General and
      administrative.....        3,573
    Depreciation and
      amortization.......        2,852
                             ---------
                                74,757
                             ---------
  Operating income.......       17,081
    Interest expense
      (income), net......         (684)
                             ---------
  Income before income
    taxes................       17,765
    Provision for income
      taxes..............        6,160
                             ---------
  Net income.............       11,605
                             ---------
    Preferred stock
      dividends..........           --
                             ---------
  Net income allocable to
    common stockholders..    $  11,605
                             =========
  Net income per share:
    Primary..............    $    0.14
    Fully diluted........    $    0.14
  Weighted average common
    shares
    outstanding..........       83,942
OTHER DATA:
  Beds in operation
    (period end).........       28,062
  Beds under contract
    (period end).........       43,049
  Compensated
    mandays(2)...........    2,127,531
  Available mandays(3)...    2,260,470
  Average occupancy(4)...         94.1%
BALANCE SHEET DATA (END
  OF PERIOD):
  Total assets...........    $ 576,193
  Total long-term debt...       64,500
  Total liabilities
    excluding deferred
    gain.................      141,759
  Stockholders' equity...      296,946

---------------

(1) See Corrections Corporation of America Pro Forma Consolidated Financial Statements and related notes thereto appearing elsewhere in this Prospectus.
(2) Compensated mandays is equal to the number of beds for which CCA is paid multiplied by the number of days the beds are occupied.
(3) Available mandays is the total number of beds in operation multiplied by the number of days in operation.
(4) Average occupancy is the quotient of dividing compensated mandays by available mandays.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following financial analysis should be read in conjunction with the above financial information concerning CCA.

  General

     As of June 10, 1997, CCA had contracts to manage 60 correctional and detention facilities with an aggregate design capacity of 43,748 beds. Of these 60 facilities, 51 are currently in operation and nine are under development by CCA, two of which are Option Facilities and seven of which will be financed and owned by a contracting government entity. CCA, through its United Kingdom joint venture, UK Detention Services ("UKDS"), manages one facility in the United Kingdom and, through its Australian joint venture, CC Australia, manages two facilities in Australia. CCA's ownership interest in CC Australia is accounted for under the equity method. Of the nine facilities under development by CCA, four are scheduled to commence operations during the third quarter of 1997 and five are scheduled to commence operations during 1998. In addition, at June 10, 1997, CCA had outstanding written responses to RFPs and other solicitations for 13 projects with an aggregate design capacity of 7,709 beds.

     The following table sets forth the number of facilities under contract or award at the end of the periods shown:

                                           AS OF DECEMBER 31,              AS OF MARCH 31,
                                    ---------------------------------   ---------------------
                                      1994        1995        1996        1996        1997
                                    ---------   ---------   ---------   ---------   ---------
Contracts(1)......................         39          47          59          48          60
Facilities in operation...........         31          38          42          37          49
Design capacity of contracts......     19,735      28,607      41,135      31,357      43,049
Design capacity of facilities in
  operation.......................     13,404      20,252      24,310      21,098      28,062
Compensated mandays(2)............  3,768,095   4,799,562   7,113,794   1,552,509   2,127,531

---------------

(1) Consists of facilities in operation and facilities under development for which contracts have been finalized.
(2) Compensated mandays for a period ended are calculated, for per diem rate facilities, as the number of beds occupied by residents on a daily basis during the period ended and, for fixed rate facilities, as the design capacity of the facility multiplied by the number of days the facility was in operation during the period.

     CCA derives substantially all of its revenues from the management of correctional and detention facilities for national, federal, state and local government agencies in the United States and abroad.

  Geographic Market Concentration

     CCA currently manages facilities in 15 states, the District of Columbia and Puerto Rico. Management revenues by state, as a percentage of CCA's total revenues for years ended December 31, 1995 and 1996, respectively, and for the periods ended March 31, 1996 and 1997, respectively, are as follows:

                               FISCAL 1995                   FISCAL 1996                 MARCH 31, 1996
                       ---------------------------   ---------------------------   ---------------------------
                       NUMBER OF    PERCENTAGE OF    NUMBER OF    PERCENTAGE OF    NUMBER OF    PERCENTAGE OF
STATE                  FACILITIES   TOTAL REVENUES   FACILITIES   TOTAL REVENUES   FACILITIES   TOTAL REVENUES
-----                  ----------   --------------   ----------   --------------   ----------   --------------
Arizona..............       2            16.5%            2            14.7%            2            14.6%
Colorado.............      --              --             1             0.3            --              --
Florida..............       5             7.8             4            10.3             4            11.3
Indiana..............       1             1.4             1             0.4            --             0.0
Kansas...............       2             4.6             1             3.0             1             3.2
Louisiana............       1             6.1             1             4.7             1             5.4
Minnesota............      --              --             1             0.7            --              --
Mississippi..........      --              --             1             1.1            --              --
New Jersey...........      --              --            --              --            --              --
New Mexico...........       3             8.4             3             6.7             3             7.7
Oklahoma.............       1             1.9             2             3.0             1             1.4
Puerto Rico..........       1             0.1             1             4.7             1             4.5
South Carolina.......      --              --             1             2.1            --              --
Tennessee............       8            25.2             8            19.2             7            21.0
Texas................      12            22.7            12            23.6            11            24.6
Washington, D.C......      --              --            --              --            --              --

                             MARCH 31, 1997
                       ---------------------------
                       NUMBER OF    PERCENTAGE OF
STATE                  FACILITIES   TOTAL REVENUES
-----                  ----------   --------------
Arizona..............       2            14.4%
Colorado.............       1             1.2
Florida..............       5             9.3
Indiana..............       1             0.1
Kansas...............       1             2.4
Louisiana............       1             3.8
Minnesota............       1             2.3
Mississippi..........       1             2.5
New Jersey...........       1             2.7
New Mexico...........       3             4.8
Oklahoma.............       2             3.6
Puerto Rico..........       3             5.3
South Carolina.......       1             2.9
Tennessee............       7            15.8
Texas................      12            21.9
Washington, D.C......       1             1.0

     To the extent favorable or unfavorable changes in regulations or market conditions occur in these markets, such changes would likely have a corresponding impact on CCA's results of operations.

     Revenues for operation of correctional and detention facilities are recognized as the services are provided, based on a net rate per day per inmate or on a fixed monthly rate. Of CCA's 48 domestic facilities in operation, 44 are compensated on a per diem basis and four are compensated at fixed monthly rates. The per diem rates or fixed monthly rates vary according to the type of facility and the extent of services provided at the facility. Transportation revenues are based on a per mile charge or a fixed fee per trip.

     CCA incurs all facility operating expenses, except for certain debt service and lease payments with respect to certain facilities that CCA does not own or lease. CCA owns 14 of the domestic facilities it currently manages. CCA currently manages 34 domestic facilities that are owned or leased by a government agency, construction of which has been financed by the agency through one or more of a variety of methods.

     Facility payroll and related taxes constitute the majority of facility operating expenses for CCA. Substantially all other operating expenses consist of food, clothing, medical services, utilities, supplies, maintenance, insurance and other general operating expenses. As inmate populations increase following the start-up of a facility, operating expenses generally decrease as a percentage of related revenues. Each facility is fully staffed at the time it is opened or taken over by CCA, although it may be operating at a relatively low occupancy rate at such time.

     CCA's general and administrative costs consist of salaries of officers and other corporate headquarters personnel, legal, accounting and other professional fees (including pooling expenses related to certain acquisitions), travel expenses, executive office rental, and promotional and marketing expenses. The most significant component of these costs relates to the hiring and training of experienced corrections and administrative personnel necessary for the implementation and maintenance of the facility management and transportation contracts.

     Operating income for each facility depends upon the relationship between operating costs, the rate at which CCA is compensated per manday, and the occupancy rate. The rates of compensation are fixed by contract and approximately two-thirds of all operating costs are fixed costs. Therefore, operating income will vary from period to period as occupancy rates fluctuate. Operating income will be affected adversely as CCA increases the number of newly-constructed or expanded facilities under management and experiences initial low occupancy rates. After a management contract has been awarded, CCA incurs facility start-up costs that consist principally of initial employee training, travel and other direct expenses incurred in connection with the contract. These costs are capitalized and amortized on a straight-line basis over the shorter of the term of the contract plus renewals, or five years. Depending on the contract, start-up costs are either fully recoverable as pass-through costs or are billable to the contracting agency over the original term of the contract plus renewals. CCA has historically financed start-up costs through available cash, the issuance of various securities, cash from operations and borrowings under CCA's revolving credit facility.

     Newly opened facilities are staffed according to contract requirements when CCA begins receiving inmates. Inmates are typically assigned to a newly opened facility on a regulated, structured basis over a one-to-three month period. Until expected occupancy levels are reached, operating losses may be incurred.

  Results of Operations

     The following table sets forth, for the periods indicated, the percentage of revenues of certain items in CCA's statement of operations and the percentage change from period to period in such items:

                                                                                PERIOD-TO-PERIOD
                                                                               PERCENTAGE CHANGES
                                                                        ---------------------------------
                                    DECEMBER 31,          MARCH 31,       1995       1996     MARCH 1997
                                ---------------------   -------------   COMPARED   COMPARED   COMPARED TO
                                1994    1995    1996    1996    1997    TO 1994    TO 1995    MARCH 1996
                                -----   -----   -----   -----   -----   --------   --------   -----------
Revenues......................  100.0%  100.0%  100.0%  100.0%  100.0%     36.0%     41.1%        45.1%
Expenses:
  Operating...................   81.1    76.6    72.9    74.6    69.6      28.6      34.2         35.5
  General and
    administrative............    6.1     6.9     4.6     4.6     3.9      51.8      (6.0)        22.9
  Depreciation and
    amortization..............    3.8     3.2     3.9     3.6     4.3      13.4      73.8         72.3
                                -----   -----   -----   -----   -----
Operating income..............    9.0    13.3    18.6    17.2    22.2     102.0      97.6         87.3
                                -----   -----   -----   -----   -----
Interest expense, net.........    2.3     1.9     1.4     2.1      .5      14.9       6.9        (63.1)
                                -----   -----   -----   -----   -----
Income before income taxes....    6.7    11.4    17.2    15.1    21.7     131.3     112.8        108.6
Provision for income taxes....    1.5     4.5     6.6     6.1     8.6     303.5     108.7        106.2
                                -----   -----   -----   -----   -----
Net income....................    5.2     6.9    10.6     9.0    13.1      81.0     115.4        110.2
Preferred stock dividends.....    0.1      --      --      --      --    (100.0)       --           --
                                -----   -----   -----   -----   -----
Net income allocable to common
  stockholders................    5.1%    6.9%   10.6%    9.0%   13.1%     85.8%    115.4%       110.2%
                                =====   =====   =====   =====   =====

  Three Months Ended March 31, 1997 Compared with Three Months Ended March 31, 1996

     Revenues. CCA's total revenues for the first quarter of 1997 increased 45% over the comparable period of 1996. CCA's management revenues increased $28.3 million or 47%, and transportation revenues increased $259,000 or 10%, in the first three months of 1997 as compared to the same period in 1996. The increase in management revenues was due to a 37% increase in compensated mandays. During the first quarter of 1997, CCA opened six new facilities totaling 3,496 beds and expanded one existing facility representing 256 beds. CCA also realized the full period effect in the first quarter of 1997 of 3,835 beds brought on line over the course of 1996. Transportation revenues increased due to an expanded customer base and compensated mileage realized through the opening of two new transportation hubs. In the first quarter of 1997, CCA recognized development fee income of $1.3 million (after tax) related to a contract to design, construct and equip a managed facility.

     Facility Operating Expenses. CCA's operating expenses for the first quarter of 1997 increased 35% over the comparable quarter in 1996. This increase was due to the increased compensated mandays and compensated mileage that CCA realized in 1997. As a percentage of revenues, however, operating expenses declined to 70% in 1997 from 75% in 1996 as CCA continues to benefit from economies of scale and cost containment.

     General and Administrative. CCA's general and administrative expenses increased 23% for the first quarter of 1997 as compared to the comparable quarter of 1996. The increase was due to the expanded activity and staffing necessary to administer the increased beds under management. General and administrative expenses decreased as a percentage of revenues to 3.9% in 1997 from 4.6% in 1996 during the comparable period.

     Depreciation and Amortization. CCA's depreciation and amortization for the first quarter of 1997 increased 72% as compared to the comparable quarter of 1996. This increase was due to the growth in total beds in facilities owned by CCA.

     Interest Expenses, Net. CCA's interest expense, net, decreased 63% for the first quarter of 1997 as compared to the first quarter of 1996, primarily due to the fact that additional facilities were under construction during 1997 and the associated interest expense was capitalized.

  Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

     Revenues. CCA's total revenues increased 41% from 1995 to 1996 with increases in both management and transportation services. CCA's management revenues increased 43% in 1996, or $84.2 million. This increase is due to the opening of new facilities and the expansion of existing facilities by CCA in 1995 and 1996. In 1996, CCA opened four new facilities with an aggregate design capacity of 2,501 beds, assumed management of two facilities with an aggregate design capacity of 899 beds and expanded five existing facilities to increase their design capacity by an aggregate of 1,058 beds. Accordingly, 4,458 new beds were brought on line in 1996. Due to the growth in beds, compensated mandays increased 48% in 1996 from 4,799,562 to 7,113,794. Average occupancy remained stable at 94.1% for 1996 as compared to 93.9% for 1995.

     CCA's transportation revenues increased $1.1 million or 12% in 1996 as compared to 1995. The 1996 growth was due to a continued marketing effort that expanded the customer base and resulted in increased compensated mileage.

     During the second and fourth quarters of 1996, CCA purchased the remaining two-thirds of UKDS from its original joint venture partners. After consideration of several strategic alternatives related to UKDS, CCA sold 20% of the entity to Sodexho, and recognized an after-tax gain of $515,000. In conjunction with this transaction, Sodexho was also provided the option to purchase an additional 30% of UKDS, which option expires in 1997.

     Facility Operating Expenses. CCA's facility operating expenses increased 34.2% to $213.2 million in 1996 compared to $158.8 million in 1995. This increase was due to the additional beds on line that increased compensated mandays and the growth in the transportation services. The average management operating cost per manday was $28.82 for 1996 as compared to $31.59 for 1995. The decrease in average cost per manday was due to CCA's ability to realize more economies of scale as additional beds were brought on line. As a percentage of revenues, facility operating expenses decreased to 73% from 77%. This decrease is primarily attributable to the expansion of various facilities that added lower incremental operating expenses and improved economies of scale. Salary and related employee benefits constituted approximately 63% and 58% of facility operating expenses for 1996 and 1995, respectively.

     General and Administrative. CCA's general and administrative costs decreased 6% in 1996 to $13.4 million as compared to $14.3 million in 1995. This decrease is due to the non-recurring pooling expenses associated with acquisitions during fiscal 1995 as well as CCA's ability to reduce duplication in the general and administrative areas by integrating the acquired companies into its systems. Management believes that as CCA continues to grow, general and administrative expenses should increase in volume but continue to decrease as a percentage of revenues.

     Depreciation and Amortization. CCA's depreciation and amortization increased 74% to $11.4 million in 1996 as compared to $6.5 million in 1995. The 1996 increase is due to the growth in total beds in CCA-owned facilities as well as the one-time, non-recurring reserve of $850,000 established for the termination of CCA's contract with South Carolina.

     Interest Expenses, Net. CCA's interest expense, net, increased 7% in 1996, consisting of a 48% or $2.7 million, increase in interest expense, and a 151%, or $2.4 million, increase in interest income. Interest expense increased due primarily to the addition of $50.0 million in convertible subordinated notes issued in February and April 1996, bearing interest at 7.5%. Interest income increased as a result of CCA investing the net proceeds from an equity offering, which closed in June 1996.

  Year Ended December 31, 1995 Compared with Year Ended December 31, 1994

     In 1994 and 1995, CCA expanded its service capabilities and broadened its geographic presence in the United States through a series of strategic acquisitions that complemented CCA's development activities (collectively, the "Acquisitions"). In December 1994, CCA acquired TransCor America, Inc. ("TransCor"), a nationwide provider of inmate transportation services. In April 1995, CCA acquired Concept Incorporated ("Concept"), a prison management company with eight facilities and 4,400 beds under contract at the time of acquisition. In August 1995, CCA acquired Corrections Partners, Inc. ("CPI"), a prison management company with seven facilities and 2,900 beds under contract at the time of acquisition. CCA's operating results for 1995 were significantly affected by the Acquisitions. All of these business combinations were accounted for as a pooling-of-interests and, accordingly, the operations of TransCor, Concept and CPI have been combined in the accompanying consolidated financial statements. The discussion herein is based upon the combined operations of CCA, TransCor, Concept and CPI for all periods presented in the accompanying consolidated financial statements.

     Revenues. CCA's total revenues increased 36% from 1994 to 1995 with increases in both management and transportation services. Management revenues increased 37% in 1995, or $53.2 million. This increase was due to the opening of new facilities and the expansions of existing facilities in 1994 and 1995 by CCA and the related Acquisitions. In 1995, CCA opened five new facilities with an aggregate design capacity of 3,390 beds and assumed management of three facilities with an aggregate design capacity of 1,688 beds. CCA also realized the full-year effect of three facilities added in 1994 with an aggregate design capacity of 1,560 beds. The third contributing factor to growth was the expansion of 13 existing facilities to increase their design capacity by 1,887 beds. Due to the growth in the number of beds, compensated mandays increased 27% in 1995 from 3,768,095 to 4,799,562. Average occupancy remained stable at 93.9% for 1995 as compared to 93.5% for 1994.

     CCA's transportation revenues increased $1.7 million or 21% in 1995 as compared to 1994. The 1995 growth was due to a continued marketing effort that expanded the customer base and resulted in increased compensated mileage.

     During the first quarter of 1995, CCA purchased the remaining 50% of CC Australia from its original joint venture partner. After consideration of several strategic alternatives related to CC Australia, CCA then sold 50% of the entity to Sodexho during the second quarter of 1995. CCA accounted for the 100% ownership period on the equity basis of accounting and recognized an after-tax gain of $783,000 on the sale.

     Facility Operating Expenses. CCA's facility operating expenses increased 29% to $158.8 million in 1995 compared to $123.5 million in 1994. This increase was due to the additional beds on line that increased compensated mandays and the growth in the transportation services. The average management operating cost per manday was $31.59 for 1995 as compared to $31.16 for 1994. The increase in average cost per manday was due to the significant number of new beds brought on line in 1995. As the five new facilities were opened, the full complement of fixed costs was being incurred prior to full occupancy. As a percentage of revenues, however, facility operating expenses decreased to 77% from 81%. This decrease was primarily attributable to the expansion of various facilities that added lower incremental operating expenses and improved economies of scale. Salary and related employee benefits constituted approximately 58% and 55% of facility operating expenses for 1995 and 1994, respectively.

     General and Administrative. CCA's general and administrative costs increased 52% in 1995 to $14.3 million as compared to $9.4 million in 1994. Included in 1995 were approximately $950,000 of non-recurring pooling expenses related to the Acquisitions. CCA has also expanded its management staff to manage its significant growth. Additional staff was added to bring new business on line, resulting in cost being incurred prior to revenue being realized. Also, as all transition issues are finalized from the acquired operations and the duplicate services are consolidated, general and administrative costs should decrease as a percentage of revenues.

     Depreciation and Amortization. CCA's depreciation and amortization increased $771,000, to $6.5 million in 1995 as compared to $5.8 million in 1994. The 1995 increase was due to the growth in total beds in CCA-owned facilities.

     Interest Expenses, Net. CCA's interest expense, net, increased 15% in 1995 due to the assumption of debt related to the Eloy Detention Center in Eloy, Arizona. In July 1995, CCA acquired the remaining 50% of the investment in a partnership and assumed the assets and debts.

     Income Taxes. In 1995, CCA's effective income tax rate increased to 39% as compared to 23% in 1994. This increase in taxes was due to CCA's complete utilization of net operating loss carry forwards, therefore becoming subject to full statutory tax rates.

  Liquidity and Capital Resources

     CCA's business is capital intensive in relation to the development of a correctional facility. CCA's efforts to obtain contracts, construct additional facilities and maintain its day-to-day operations have required the continued acquisition of funds through borrowings and equity offerings. Historically, CCA has financed these activities with cash generated from operating and bank borrowings, the issuance and sale of capital stock, subordinated convertible notes and senior secured debt, taxable and tax-exempt bonds, and by assisting governmental agencies in their issuance of municipal bonds.

     CCA's current ratio increased to 1.79 in 1996 as compared to 1.31 in 1995. The increase was due to the increase in accounts receivable that resulted from additional beds on line, as well as an increase in construction receivables for facilities being constructed by CCA. Management receivables increased 56%, from $32.5 million to $50.6 million and construction related receivables increased from $4.5 million to $44.5 million. The significant increase in management receivables was due to the 41% increase in revenues. As of June 27, 1997, 95% of the year end receivables had been collected. Based on the Company's history and the underlying government contracts the Company anticipates collection of the remaining 5%. The primary reason for the significant increase in construction receivables was the sale of a facility to a not-for-profit organization for which the proceeds were not received until subsequent to year end. CCA's current ratio decreased to 1.11 as of March 31, 1997, due primarily to the aforementioned collection of the construction receivables. The ratio of long-term debt to total capitalization was 39% at March 31, 1997 compared to 29% at December 31, 1996 and 44% at December 31, 1995. In October 1995, CCA declared a two-for-one stock split paid in the form of a one-share dividend for every share of its common stock held on the record date. In June 1996, CCA declared a second two-for-one stock split paid in the form of a one-share dividend for every share of its common stock held on the record date. All references to number of shares have been adjusted for both stock splits.

     CCA's cash flow from operations for 1996 was approximately $24.4 million as compared to $17.8 million in 1995 and $11.6 million in 1994. CCA's cash flow from operations in the first quarter of 1997 was $59.2 million, which included approximately $38.0 million from the reduction of the construction receivables, as compared to $4.0 million in the comparable period in 1996. CCA has strengthened its cash flow through its expanded business, additional focus on larger, more profitable facilities, its expansion of existing facilities where economies of scale could be realized, and its continuing effort of cost containment.

     In 1994, CCA entered into an international strategic alliance with Sodexho for the purpose of pursuing prison management business outside the United States. In connection with this alliance, Sodexho purchased a significant ownership interest in CCA and entered into certain agreements with CCA relating to future financings by CCA and certain corporate governance and control issues. These issues included the grant by CCA to Sodexho of a preemptive right to purchase additional shares of CCA's common stock in securities convertible into or exchangeable for common stock in any amount necessary to enable Sodexho to maintain a percentage ownership in CCA equal to 20% of the common stock on a fully diluted basis.

     In February 1996, CCA issued $30.0 million of its convertible subordinated notes to an investor. The proceeds were used to repay the outstanding principal under CCA's working capital credit facility and construction loan. The notes bear interest at 7.5%, payable quarterly, and require CCA to maintain specific ratio requirements relating to net worth, cash flow and debt coverage. The notes are convertible into shares of CCA's common stock at a conversion price, as adjusted, of $25.91 per share. In April 1996, due to the triggering of its preemptive right in connection with the issuance of the convertible subordinated notes, Sodexho purchased $20.0 million of convertible subordinated notes under the same terms and conditions.

     In June 1996, CCA completed a public offering of 3,750,000 shares of its common stock at a price to the public of $37.50 per share. The proceeds of the offering, after deducting all associated costs, were $131.8 million.

     In August 1996, CCA issued $24.7 million of revenue bonds to finance the construction of a 480-bed medium security detention facility located in Taylor, Texas. These bonds are taxable and bear interest at a variable rate. The bonds are secured by an irrevocable direct pay letter of credit issued by a group of banks.

     In September 1996, CCA entered into a new revolving credit facility with a group of banks. The new revolving credit facility replaced the $25.0 million revolving line of credit which was scheduled to mature in May 1997. The new revolving credit facility provides for general corporate borrowings up to $170.0 million, which includes the issuance of a maximum of $136.0 million in letters of credit and matures in September 1999. The credit facility is secured by the pledge of stock of CCA's first tier domestic subsidiaries and bears interest, at the election of CCA, at either the agent bank's prime rate or a rate which is 0.5%, 0.75% or 1.0% above the applicable 30-, 60- or 90-day LIBOR rate, depending on CCA's leverage ratio. Interest is payable quarterly with respect to prime rate loans and at the expiration of the applicable period with respect to LIBOR rate-based loans. There are no prepayment penalties associated with the credit facility. The credit facility requires CCA, among other things, to maintain specific ratio requirements relating to net worth, leverage and debt service coverage. The facility also limits certain payments and distributions. As of December 31, 1996, there were $4.0 million in borrowings under the facility. As of March 31, 1997, there was $78.0 million borrowed under this facility. Letters of credit totaling $63.5 million had been issued, leaving the unused commitment at $28.5 million as of March 31, 1997.

     In September 1996, CCA also closed a $2.5 million credit facility with a bank that provides for the issuance of letters of credit and matures in September 1999. As of March 31, 1997, there were $1.6 million in letters of credit issued, leaving the unused commitment at $932,000.

                   BUSINESS OF THE COMPANY AND ITS PROPERTIES

THE FACILITIES

     The Company has negotiated a purchase agreement for the nine Initial Facilities with an aggregate design capacity of 6,687 beds, and option agreements to purchase any or all of the five additional Option Facilities with an aggregate design capacity of 6,118 beds at any time during the three year period from the closing of the purchase of the Initial Facilities. In addition, the Company will have an option to acquire any future correctional or detention facilities acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. The Company will acquire a 100% interest in each of the facilities purchased. Certain information for the Initial Facilities and the Option Facilities is set forth in the following tables and accompanying descriptions.

The Initial Facilities

                                                                                                   INITIAL ANNUAL     LEASE
                             DESIGN      DATE                                                           RENT          TERM
FACILITY AND LOCATION       CAPACITY    OPENED     TYPE OF FACILITY      CONTRACTING ENTITIES     (IN MILLIONS)(1)   (YEARS)
---------------------       --------    ------     ----------------      --------------------     ----------------   -------
Houston Processing
  Center..................     411       April     Medium Security               INS                    $1.5           12
                                         1984        Processing
  Houston, Texas                                       Center
Laredo Processing
  Center..................     258       March     Medium Security           INS and BOP                 1.2           12
                                         1985        Processing
  Laredo, Texas                                        Center
Bridgeport Pre-Parole
  Transfer Facility.......     200     November    Minimum Security         State of Texas               0.4           12
                                         1987        Pre-Parole
  Bridgeport, Texas                                   Transfer
                                                      Facility
Mineral Wells Pre-Parole
  Transfer Facility.......   1,119       July      Minimum Security         State of Texas               3.0           12
                                         1989        Pre-Parole
  Mineral Wells,                                      Transfer
  Texas                                               Facility
West Tennessee
  Detention Facility(2)...     600     September   Multi-Security         INS, USMS, BOP and             3.7           10
  Mason, Tennessee                       1990      Detention Center    State of North Carolina
Leavenworth Detention
  Center..................     327       June      Maximum Security              USMS                    3.3           10
  Leavenworth,                           1992      Detention Center
  Kansas
Eloy Detention
  Center(2)...............   1,500(3)    July      Medium Security           INS and BOP                 6.0           12
  Eloy, Arizona                          1994      Detention Center
Central Arizona Detention
  Center(2)...............   1,792      October    Multi-Security     USMS and States of Oregon,        12.3           10
  Florence, Arizona                      1994      Detention Center     Alaska and New Mexico
T. Don Hutto
  Correctional Center.....     480      January    Medium Security     Williamson County, Texas          2.5           12
                                         1997        Correctional       and States of Colorado
  Taylor, Texas                          1997         Facility              and Wyoming

---------------
(1) On an annualized basis.
(2) Annual rentals for this facility will exceed 10% of aggregate annual pro forma rentals of $33.9 million. Upon consummation of the Formation Transactions the Company will own fee title to this facility, free and clear of any material liens. Competition experienced by this facility is described under the heading "Business of the Company and its Properties -- Competition".
(3) Includes a 250-bed expansion which is expected to be completed in June 1997.

     The Initial Facilities will be purchased from CCA for an aggregate purchase price of approximately $308.1 million in cash. The Company will lease the Initial Facilities to CCA pursuant to the Leases with terms ranging from 10 to 12 years and with aggregate initial annual rents of approximately $33.9 million. Throughout the terms of the initial Leases, annual rents will escalate by the Base Rent Escalation. The Leases may be extended at fair market rates for three additional periods of five years each upon the mutual agreement of the Company and CCA.

     The initial public offering price and, accordingly, the aggregate consideration to be paid by the Company in the Formation Transactions are based on an evaluation of CCA's operation of the Initial Facilities as a whole and the factors discussed under "Underwriting" herein, rather than the valuation of individual properties. Independent valuations were not obtained to determine the purchase price to be paid by the Company for, or the fair market value of, the Initial Facilities and the purchase price to paid by the Company for the Initial Facilities exceeds their historical costs. See "Risk Factors -- Conflicts of Interest." The purchase price for the Initial Facilities was determined primarily based on an evaluation of the current and anticipated cash flows and operating results of such facilities. To determine the purchase price for each of the Initial Facilities other than the T. Don Hutto Correctional Center, the anticipated annual cash flow from the facility less capital expenditures was divided by a coverage ratio and lease rate determined by the Company and CCA to be at fair market rates based on comparable triple net lease transactions. Because the T. Don Hutto Correctional Center was not completed until January 1997, the purchase price of that facility was calculated as CCA's approximate cost of developing, constructing and equipping the facility, plus 5% of such costs. It is possible that if the Company were to have obtained any such third-party valuations, the sum of the values of the Initial Facilities might have been lower than the valuation of the Company. There has not been, nor will there be, any valuation of the Company other than the initial public offering price of the Common Shares.

The Option Facilities

                                        DESIGN    ANTICIPATED
FACILITY AND LOCATION                  CAPACITY   OPENING DATE     TYPE OF FACILITY         CONTRACTING ENTITIES
---------------------                  --------   ------------     ----------------         --------------------
Northeast Ohio Correctional Center...   2,016        June           Medium Security              Pending(1)
  Youngstown, Ohio                                   1997        Correctional Facility
Torrance County Detention Facility...     910      October          Multi-Security         USMS, BOP, State of New
  Estancia, New Mexico                             1997(2)        Detention Facility     Mexico and Torrance County,
                                                                                                 New Mexico
Southern Colorado Correctional
  Facility...........................     752      October          Medium Security           State of Colorado
  Walsenburg, Colorado                               1997        Correctional Facility
North Fork Correctional Facility.....   1,440      January          Medium Security         Under negotiation(3)
  Sayre, Oklahoma                                    1998        Correctional Facility
Whiteville Correctional Center.......   1,000        July           Medium Security         Under negotiation(4)
  Whiteville, Tennessee                              1998        Correctional Facility

---------------

(1) CCA is reserving all 2,016 beds in this facility for use by the District of Columbia on a permanent basis. CCA is currently housing 900 inmates in this facility for the District of Columbia under a temporary contract.
(2) Anticipated opening date for a 624-bed expansion. The current 286-bed facility was opened in December 1990.
(3) CCA is currently negotiating with the State of Colorado with respect to beds in this facility.
(4) CCA is currently negotiating with various states with respect to beds in this facility.

     The Company will have options to purchase, for a period of three years from the closing of the purchase of the Initial Facilities, any or all of the five Option Facilities. The purchase price of each Option Facility will be equal to CCA's approximate cost of developing, constructing and equipping such Option Facility, plus 5% of such costs. The initial annual rental rate for each Option Facility will be the greater of (i) the fair market rental rate of the Option Facility or (ii) 11% of the purchase price. Using the 11% lease rate calculation, the Company and CCA believe that the purchase price and initial annual rent, respectively, for each Option Facility, if purchased, will be: (a) Northeast Ohio Correctional Center -- $66.5 million and $7.3 million; (b) Torrance County Detention Facility -- $38.5 million and $4.2 million; (c) Southern Colorado Correctional Facility -- $29.5 million and $3.2 million; (d) North Fork Correctional Facility -- $39.5 million and $4.3 million and (e) Whiteville Correctional Center -- $42.0 million and $4.6 million. Estimated aggregate purchase price and first-year rent amount to approximately $216.0 million and $23.6 million, respectively.

     The Company will lease the Option Facilities, if acquired, pursuant to long-term, non-cancelable triple net leases on substantially the same terms and conditions as the Leases for the Initial Facilities, including the Base Rent Escalation. The Company does not intend to acquire an Option Facility until it is fully constructed, is the subject of an enforceable management contract between CCA and a government entity and has an occupancy rate acceptable to the Company. See "The Company -- Business Objectives and Strategies."

     Because the Option Facilities are currently under development, construction or expansion by CCA, the cash consideration to be paid by the Company for each of the five Option Facilities will be determined based on CCA's approximate costs of developing, constructing and equipping such facilities plus 5% of such costs. Independent valuations were not obtained to determine the purchase price of the Option Facilities, and the purchase price to be paid by the Company for the Option Facilities exceeds their historical costs. See "Risk
Factors -- Conflicts of Interest -- Situations in Which Conflicts of Interest Have Arisen and May Continue to Arise -- Valuation of the Facilities."

DESCRIPTION OF THE FACILITIES

  The Initial Facilities

     Set forth below are brief descriptions of each of the Initial Facilities. Unless otherwise noted, the Company will own fee title to the Facilities, free and clear of any material liens. In general, the Facilities are operated under management contracts with various government entities with terms shorter than the terms of the Leases. The contracts, generally, have current terms that require renewals every two to five years. CCA expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contract or other reasonable extensions. It has been CCA's experience generally that renewals proposed by it have been accepted by the corresponding contracting government entity. See "Risk Factors -- Correctional and Detention Industry Risks."

     Pre-Parole Transfer Facilities. Pre-parole transfer facilities are used to hold inmates who have been arrested for technical violations of their parole agreements with a State Department of Criminal Justice, Board of Pardons and Paroles. Pre-parole transfer facilities are classified as minimum security facilities. The pre-parole transfer facilities to be acquired by the Company are the Bridgeport Pre-Parole Transfer Facility and the Mineral Wells Pre-Parole Transfer Facility.

     The Bridgeport Pre-Parole Transfer Facility is located on approximately three acres in Bridgeport, Texas and has a design capacity of 200 beds. The 31,000 square foot facility houses females who have been arrested for technical violations of their parole agreements with the Texas Department of Criminal Justice, Board of Pardons and Paroles. The facility was opened in 1987 and was managed by Concept prior to CCA's acquisition of Concept in 1995. The facility has been operated pursuant to a contract with the State of Texas since its opening. CCA's current management contract with the State of Texas expires in August 1997 with a two-year renewal option available to CCA.

     The Mineral Wells Pre-Parole Transfer Facility is located on a 23 acre tract in Mineral Wells, Texas and has a design capacity of 1,119 beds. The 196,000 square foot facility houses male inmates who have been arrested for technical violations of their parole agreements with the Texas Department of Criminal Justice, Board of Pardons and Paroles. The facility has been in operation since July 1989 and was previously managed by Concept. CCA's current management contract with the State of Texas expires in August 1997 with a two-year renewal option available to CCA.

     Processing Centers. Processing centers are used to house undocumented aliens for the INS and are classified as minimum to medium security facilities. The processing centers to be acquired by the Company include the Houston Processing Center and the Laredo Processing Center.

     The Houston Processing Center is located on approximately six acres in Houston, Texas and has a design capacity of 411 beds. The 68,000 square foot medium security facility, completed in April 1984, represents CCA's first design, construction and management contract. CCA has contracted with the INS to detain juveniles and adults at the center. The facility was accredited by the ACA in April 1986 and is the first privately managed adult detention facility to be awarded this status. CCA's management contract with the

INS expires in September 1997 with a one-year renewal option available. CCA has managed this facility since 1984 under similar contract renewals.

     The Laredo Processing Center is located on approximately four acres in Laredo, Texas and has a design capacity of 258 beds. Constructed originally as a 48,000 square foot facility, the medium security facility underwent a 50-bed, 6,400 square foot expansion in March 1990, bringing the rated capacity to its current level. Though the facility was designed and constructed under a contract with the INS, CCA has also contracted with the BOP to detain juveniles and adults at the center. The USMS has entered into an intergovernmental contract with the BOP to detain inmates at the facility as well. CCA's current management contracts with the INS and BOP expire in December 1997. CCA is currently under negotiations with the INS, BOP and USMS regarding an additional series of contracts totaling a five-year term. CCA has managed this facility under similar contract renewals since 1985.

     Detention Facilities. Detention facilities are multi-security level facilities used to house inmates of all levels, including pre-trial and pre-sentence prisoners for the USMS, inmates sentenced but not yet housed in correctional facilities, inmates awaiting trial, sentencing or hearing and persons detained by the INS. The detention facilities to be acquired by the Company include the Central Arizona Detention Center, the Leavenworth Detention Center and the West Tennessee Detention Facility.

     The Central Arizona Detention Center is located on two tracts totaling 68 acres in Florence, Arizona and has a design capacity of 1,792 beds. The 275,000 square foot, minimum to medium security facility houses male prisoners for the USMS and the States of Alaska, Oregon and New Mexico. The facility was constructed in three phases with the original construction completed in October 1994 and the final expansion completed in February 1997. CCA anticipates the facility will seek ACA accreditation. CCA's current contracts with the USMS and the States of Alaska, Oregon and New Mexico expire at various times through June 1999.

     The Eloy Detention Center is located on a 146 acre tract in Eloy, Arizona and has a design capacity of 1,500 beds. The 299,500 square foot medium security center, originally designed, built and managed by Concept, represents a joint arrangement between INS and the BOP, each of which uses these beds to house either illegal aliens awaiting deportation or illegal aliens serving a short prison term prior to deportation. Originally constructed as a 1,000-bed facility, the facility was expanded by 250 beds in October 1996 and is currently undergoing a second 250-bed expansion. The facility is seeking ACA accreditation. CCA's management contract with INS commenced in July 1994 with a three-year base period that expired in February 1997 and with two one-year option periods. The current extension will expire in February 1998 and the remaining extension will expire in February 1999.

     The Leavenworth Detention Center is located on a 20 acre tract in Leavenworth, Kansas and has a design capacity of 327 beds. The 75,000 square foot, maximum security facility primarily houses federal prisoners awaiting trial, sentencing or hearing and persons detained by the USMS. Opened in June 1992, the center received ACA accreditation in August 1993. CCA's current management contract with the USMS originally extended through June 1997. CCA has received a six-month extension of its current contract which will now expire in December 1997, and will be entering into negotiations with the USMS regarding a new contract.

     The West Tennessee Detention Facility is located on a 45 acre tract in Mason, Tennessee and has a design capacity of 600 beds. The 121,000 square foot, multi-level security facility houses adult male and male juveniles certified as adults for the USMS, the INS, the BOP and the North Carolina Department of Corrections (the "NCDC"). The facility received its ACA accreditation in August 1992. CCA's current management contract with the State of North Carolina expires in September 1997. CCA's current management contract with the USMS, INS and BOP is set to expire in August 2001.

     Correctional Facilities. Correctional facilities are used to house inmates on a permanent basis for the duration of their sentences. The correctional facility to be acquired by the Company is the T. Don Hutto Correctional Center.

     The T. Don Hutto Correctional Center is located on approximately 64 acres in Taylor, Texas and has a design capacity of 480 beds. Opened in January 1997, the 136,000 square foot, secure facility was developed, designed and constructed by CCA and is CCA's newest facility. CCA anticipates the facility will seek ACA accreditation in the next two to three years. The facility currently houses inmates for Williamson County, Texas and the States of Wyoming and Colorado under contracts which expire at various times from the end of 1997 through January 2000.

     Historical Occupancy Rates of the Initial Facilities. The following chart summarizes the historical occupancy rates of the Initial Facilities for each of the five years ended December 31, 1992-1996.

                   HISTORICAL OCCUPANCY OF INITIAL FACILITIES

                                                         1992    1993    1994    1995    1996
                                                         -----   -----   -----   -----   -----
Bridgeport.............................................   48.4%   67.3%   94.2%   83.2%   98.4%
Mineral Wells..........................................  121.4    99.6    93.9    83.0    96.9
Houston................................................  101.0   105.3   111.6    75.5    59.8
Laredo.................................................   82.0    87.7   109.3    94.0    90.0
Central Arizona........................................     NA      NA    33.7    92.7   104.9
Eloy...................................................     NA      NA    47.8    92.2    93.2
Leavenworth............................................   91.2    90.6    82.9    94.2    88.4
West Tennessee.........................................  100.7    87.2    86.4    95.8    97.1
T. Don Hutto...........................................     NA      NA      NA      NA      NA

  The Option Facilities

     Of the five Option Facilities, four are medium security correctional facilities, and one is a multi-level security detention center.

     The Northeast Ohio Correctional Center is located on approximately 72 acres in Youngstown, Ohio. The 365,000 square foot, medium security facility was completed in March 1997 with a design capacity of 1,504 beds. A 512 bed, 60,000 square foot expansion is scheduled for completion in July 1997, bringing the design capacity to 2,016 beds. CCA is reserving all 2,016 beds in this facility for use by the District of Columbia, on a permanent basis. CCA is currently housing 900 inmates in the facility for the District of Columbia under a temporary contract. The facility will seek ACA accreditation.

     The Southern Colorado Correctional Facility is located on two tracts totaling 82 acres in Walsenburg, Colorado. The 207,000 square foot, medium security facility has a design capacity of 752 beds and is scheduled to open in October 1997. The facility will seek ACA accreditation and will house inmates for the State of Colorado under a contract that consists of a one-year initial agreement with a series of automatic renewals.

     The North Fork Correctional Facility is located on a 75 acre tract in Sayre, Oklahoma. Scheduled for completion by the first quarter of 1998, the 287,000 square foot, medium security facility will have a design capacity of 1,440 beds. The facility will seek ACA accreditation. CCA is currently under negotiation with the State of Colorado with regard to beds in this facility.

     The Torrance County Detention Facility is located on a 2,840 acre tract in Estancia, New Mexico and has a design capacity of 910 beds. The 60,000 square foot, multi-security level facility houses pre-trial and pre-sentence prisoners for the USMS and BOP and sentenced inmates for the New Mexico Department of Corrections and Torrance County. The facility was originally constructed in December 1990 with a design capacity of 286 beds and is currently being expanded by 624 beds. The facility is seeking ACA accreditation. CCA's contract with Torrance County, New Mexico extends through May 1998. CCA's contracts with USMS and the State of New Mexico do not have specific expiration dates.

     The Whiteville Correctional Center will be located in Whiteville, Tennessee and will have a design capacity of 1,000 beds. The medium security facility is scheduled to open in July 1998, and the facility will seek ACA accreditation. CCA is currently negotiating with various states regarding the housing of inmates in the facility.

LEGAL PROCEEDINGS

     Owners and operators of privatized correctional and detention facilities are subject to a variety of legal proceedings arising in the ordinary course of operating such facilities, including proceedings relating to personal injury and property damage. Such proceedings are generally brought against the operator of a correctional facility, but may also be brought against the owner. Although the Company is not currently a party to any legal proceeding, it is possible that in the future the Company could become a party to such proceedings. CCA is a party to certain litigation relating to the Facilities arising in the ordinary course of operations. The Company does not believe that such litigation, if resolved against CCA, would have a material adverse effect upon its business or financial position. The Leases provide that CCA is responsible for claims based on personal injury and property damage at the Facilities and require CCA to maintain insurance for such purposes.

COMPETITION

     The Facilities are, and any additional correctional and detention facilities acquired by the Company will be, subject to competition for inmates from private prison managers. The number of inmates in a particular area could have a material effect on the revenues of the Facilities. In addition, revenues of the Facilities will be affected by a number of factors including the demand for inmate beds and general economic conditions. The Company will also be subject to competition for the acquisition of correction and detention facilities with other purchasers of correctional and detention facilities.

GOVERNMENT REGULATION

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to remediate such substances properly when released, may adversely affect the owner's ability to sell such real estate or to borrow funds if the borrower is using such real estate as collateral. Neither the Company, CCA nor any of their affiliates has been notified by any government authority of any material non-compliance, liability or other claim in connection with any of the Facilities and neither the Company, CCA nor any of their affiliates is aware of any other environmental condition with respect to any of the Facilities that is likely to be material to the Company. All of the Facilities have been subjected to a preliminary environmental investigation. No assurance can be given that such investigation would reveal all potential environmental liabilities, that no prior or adjacent owner created any material environmental condition not known to the Company or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability or limitation on use of properties. The Company does not intend to conduct any further environmental investigation in connection with the Offering. The Leases provide that CCA will indemnify the Company for certain potential environmental liabilities at the Facilities. See "Leases."

     Americans with Disabilities Act. The Facilities are subject to the Americans with Disabilities Act of 1990, as amended (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that public facilities such as correctional facilities be made accessible to people with disabilities. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and other capital improvements at the Facilities. Noncompliance could result in imposition of fines or an award of damages to private litigants. Under the Leases, CCA is required to make any necessary modifications or improvements to comply with the ADA. The Company does not believe that such costs will be material because it believes that relatively few modifications are necessary to comply with the ADA. CCA has undertaken, where necessary, a capital improvement program to cause the Facilities to comply with the ADA.

               RELATIONSHIP BETWEEN CCA AND THE COMPANY AFTER THE
                             FORMATION TRANSACTIONS

     For the purpose of governing certain of the ongoing relationships between CCA and the Company after the Formation Transactions and to provide mechanisms for an orderly transition, prior to the completion of the Formation Transactions, CCA and the Company will have entered into the various agreements, and will adopt policies as described herein. The Company believes that the agreements are fair to it and contain terms which generally are comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. In each case, the terms of these agreements have been reviewed by the Board of Directors of CCA and by the Independent Committee of the Board of Trustees of the Company. Such agreements include (a) the Purchase Agreement, (b) the Option Agreements, (c) the Right to Purchase Agreement, and
(d) the Trade Name Use Agreement.

     Purchase Agreement. Prior to the consummation of the Offering, the Company and CCA and certain of its subsidiaries will enter into the Purchase Agreement which provides the terms of the sale of the nine Initial Facilities for aggregate cash consideration of approximately $308.1 million. Pursuant to the Purchase Agreement, the transfer of the Initial Facilities is subject to the completion of the Offering as well as the normal and customary conditions to the closing of real estate transactions. The Purchase Agreement will contain representations and warranties by CCA concerning the Initial Facilities customarily found in agreements of such types.

     Option Agreements. Prior to the consummation of the Offering, the Company and CCA and certain of its subsidiaries will enter into the Option Agreements, pursuant to which CCA and certain of its subsidiaries will grant the Company exclusive options to acquire any or all of the five Option Facilities for a period of three years following the purchase of the Initial Facilities for a purchase price equal to CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs, aggregating approximately $216 million.

     Right to Purchase. It is anticipated that CCA will acquire or develop additional correctional or detention facilities in the future. The Company and CCA will enter into the Right to Purchase Agreement whereby the Company will have an option to acquire, at fair market value, and lease back to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. For the first two years of such option period, fair market value is deemed to be CCA's cost of developing, constructing and equipping such facilities, plus 5% of such costs. Thereafter, fair market value will be based on cash flows and operating results of such facilities. For facilities acquired during the first five years of the Right to Purchase Agreement, the initial annual rental rate on facilities leased back to CCA will be the greater of (i) fair market rental rates, as determined by CCA and the Company, or (ii) 11% of the purchase price of such facilities. For facilities acquired, thereafter, the initial annual rental rate on such facilities will be the fair market rental rates, as determined by the Company and CCA. Additionally, the Company will have a right of first refusal in the event CCA obtains an acceptable third party offer to acquire or provide mortgage secured financing to finance more than 90% of the cost of any correctional or detention facility now owned or which is acquired or developed by it or its subsidiaries in the future. Pursuant to such right, prior to selling any such facility, or mortgaging more than 90% of the cost of such facility, CCA must first offer to sell such facility to the Company or have the Company finance such facility, as applicable, on the same terms and conditions contained in such third party offer. With respect to a sale of any such facility, if the Company declines to purchase such facility at a price or on terms set forth in such third party offer, CCA will be free to sell such facility for a specified period of time at a price at least equal to the price offered to the Company, and on terms and conditions substantially consistent with those offered to the Company. With respect to a first mortgage financing of 90% of the cost of any such facility, if the Company declines to provide such financing on the terms set forth in such third party offer, CCA will be free to obtain first mortgage financing from a third-party on terms and conditions no more favorable to CCA than those contained in the third party offer.

     Trade Name Use Agreement. Pursuant to the terms of the Trade Name Use Agreement, the Company will be granted the right to use the trade name "CCA" as part of its name, in conformance with standards reasonably set by CCA for the period commencing on the date of execution and terminating on the date the Company ceases to own any correctional or detention facility managed by CCA. The agreement may also be terminated upon 10 days written notice from CCA to the Company; the occurrence of a change in control of the Company; the liquidation or bankruptcy of the Company; or in the event of an unauthorized transfer of the right to use the trade name by the Company. In addition, the Company acknowledges that CCA owns all rights, title and interest in and to the trade name and agrees that it will do nothing inconsistent with such ownership.

     Policies and Procedures for Addressing Conflicts. After completion of the Formation Transactions, CCA and the Company will have significant contractual and other ongoing relationships, as described above and under "Leases" herein. Such ongoing relationships may present certain conflict situations for certain trustees and officers of the Company and certain directors and officers of CCA. See "Conflicts of Interest." CCA and the Company will adopt appropriate policies and procedures to be followed by the Board of Trustees of the Company and the Board of Directors of CCA to attempt to address those conflicts. Such procedures will include requiring Doctor R. Crants to abstain from making management decisions in his capacity as an officer, trustee or director of the Company and CCA, respectively, and to abstain from voting as a director or trustee of either company, with respect to matters that present a conflict of interest between the companies. Whether or not a conflict of interest situation exists will be determined by the Independent Committee on a case-by-case basis in accordance with the policies and procedures to be developed by the Board of Trustees.

     The Board of Trustees has established the Independent Committee to evaluate transactions involving the Company and CCA, such as the acquisition of additional facilities from CCA and lease negotiation and enforcement. Certain other significant actions of the Board of Trustees will require the approval of a minimum of two-thirds of the trustees. In addition, Michael W. Devlin, the Company's Chief Development Officer, and Vida H. Carroll, the Company's Chief Financial Officer, neither of whom have had nor will have any affiliation with CCA, will assist the Independent Committee with respect to certain potential conflicts of interest between the Company and CCA, including the negotiation and enforcement of all Leases. See "Management" and "Conflicts of Interest."

                                     LEASES

     The following summary of the Leases between the Company and CCA is qualified in its entirety by reference to the Leases, a form of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part. The following description of the Leases does not purport to be complete but contains a summary of all material provisions thereof. Capitalized terms used below but not otherwise defined have the meanings set forth in the "Glossary."

     Concurrently with CCA's conveyance of the Facilities to the Company, the Company will lease each of the Facilities to CCA. Each such Facility will be the subject of a separate Lease that will incorporate the provisions of the Master Lease between the Company and CCA. The Lease of each Facility will include the land, the buildings and structures and other improvements thereon, easements, rights and similar appurtenances to such land and improvements, and permanently affixed equipment, machinery, and other fixtures relating to the operation of the Facility and all personal property necessary to operate the facility for its intended purpose, other than a limited amount of CCA's proprietary property (the "Leased Property"). Each Facility will be leased to CCA under the Master Lease which will have a primary term of 10 to 12 years (the "Fixed Term"). The Lease for each Facility may be extended at fair market rates for three additional five-year terms beyond the Fixed Term (the "Extended Terms"), but only upon the mutual agreement of the Company and CCA. Fair market rates for Extended Terms will be determined mutually by the Company and CCA based on their respective analyses of the market for the relevant Facility. Such analyses may include a review of the historical and projected economic performance of the Facility and will take into account the interest rate environment at the time of the extension and the creditworthiness of the tenant. The Fixed Term and Extended Terms under each Lease shall be subject to earlier termination upon the occurrence of certain contingencies described in the Lease. Additionally, each Lease may be terminated by the Company, at its option, at any time after the first five years of the Lease, upon 18 months written notice to CCA. Any additional properties acquired (other than the Facilities) will be leased pursuant to similar terms and conditions as may be agreed upon between CCA and the Company at the time of such acquisitions, and such terms and conditions may vary from the terms and conditions described herein with respect to the Facilities.

     Use of the Facilities. Each Lease permits CCA to operate the Leased Property solely as a correctional or detention facility. CCA has the responsibility in each Lease to obtain and maintain all licenses, certificates and permits in order to use and operate each Facility.

     Amounts Payable Under the Leases; Net Provisions. During the Fixed Term and the Extended Terms, CCA will pay annual base rent ("Annual Base Rent"), which will be payable in monthly installments. Annual Base Rent for each Leased Property will be increased each year by the Base Rent Escalation. Annual Base Rent and Base Rent Escalation are collectively referred to in the Master Lease as "Rent." The Company believes that the Rent CCA will pay to the Company under the Leases represents the fair market rate for each Leased Property. The fair market rates for the Leased Properties are based on the Company's analysis of the market for the Leased Properties, including the Company's review of the historical and projected economic performance of the Leased Properties, the current interest rate environment, and the creditworthiness of CCA.

     Each Lease of a Leased Property is what is commonly known as a triple net lease or absolute net lease, under which CCA is to pay Annual Base Rent and all additional charges. All additional charges include every fine, penalty, interest expense and cost which may be added for nonpayment or late payment thereof, all taxes, assessments and levies, excises, fees, and all other government charges with respect to each Leased Property, and all charges for utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each Leased Property.

     CCA's Right of First Refusal. Pursuant to the Master Lease, CCA will have a right of first refusal in the event the Company obtains an acceptable third party offer to acquire any interest in any Facility or in any correctional or detention facility acquired or developed by the Company in the future and operated by CCA (each a "Future Facility"). Pursuant to such right, prior to selling any interest in any Facility or Future Facility, the Company must first offer to sell each Facility or Future Facility to CCA on the same terms and conditions contained in such third party offer. If CCA declines to purchase such facility on such terms and conditions, the Company will be free to sell each Facility or Future Facility for a specified period of time at a price at least equal to the price offered to CCA and on terms and conditions substantially consistent with those offered to CCA.

     Maintenance, Modification and Capital Additions. Under each Lease, CCA will, at its sole cost and expense, maintain each Leased Property in good order, repair and appearance and will make structural and non-structural, interior and exterior, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep such Leased Property in good order, repair and appearance (excluding ordinary wear and tear). The Company will not be required to build or rebuild any improvements to any Leased Property, or to make any repairs, replacements, alterations, restorations or renewals to any Leased Property.

     CCA, at its sole cost and expense, may make alterations, additions, changes and/or improvements to each Leased Property without the consent of the Company, provided that the value and primary intended use of such Leased Property (determined in the Company's reasonable judgment) is not impaired. All machinery, equipment, furniture, furnishings, and other personal property installed at the expense of CCA on any Leased Property, will remain the property of CCA until the expiration or earlier termination of the Lease.

     Each Lease provides that, at the request of CCA, the Company may construct one or more new buildings or other improvements to a particular Leased Property which are not normal or recurring to the maintenance of a Leased Property (a "Capital Addition"). A Capital Addition to a Leased Property may necessitate an amendment to an existing Lease or new lease agreement setting forth any changes in the premises, rent, or other similar terms of the Lease as a result of the Capital Addition. In certain situations, a Capital Addition to a Leased Property may be made directly by CCA and financed by third parties. In the case of a Capital Addition not undertaken or financed by the Company, the Company will have an option to acquire and lease back to CCA such Capital Addition for a period of three years following the Service Commencement Date with respect to such Capital Addition, at a fair market price and at an annual rental rate equal to (i) for Capital Additions acquired during the first five years, the greater of (a) fair market rental rate or (b) 11% of the purchase price and (ii) for Capital Additions acquired thereafter, at fair market rental rates. For the first two years of such option, the fair market price of any such Capital Addition is deemed to be CCA's actual cost and expense to acquire, develop, design, construct and equip such Capital Addition ("CCA's Cost") plus 5% of CCA's Cost.

     Insurance. Each Lease provides that CCA will maintain insurance on each Leased Property under CCA's insurance policies providing for the following coverages: (i) fire, vandalism and malicious mischief, extended coverage perils, and all physical loss perils; (ii) comprehensive general public liability (including personal injury and property damage); and (iii) worker's compensation. Under the Lease, the Company will have the right to periodically review CCA's insurance coverage and provide input with respect thereto. Management of the Company believes that the insurance coverage currently maintained by CCA on each Initial Facility is adequate in scope and amount and expects that adequate insurance will be maintained by CCA on each such facility in the future.

     Environmental Matters. Each Lease provides that CCA makes various representations and warranties relating to environmental matters with respect to each Leased Property. Each Lease also requires CCA to indemnify and hold harmless the Company and any holder of a mortgage, deed or trust or other security agreement on a leased property (a "Company Mortgagee") from and against all liabilities, costs and expenses imposed upon or asserted against the Company or the Leased Property on account of, among other things, any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Leased Property. The Leases also provide, however, that CCA will not be liable with respect to matters or events that arise after the commencement date of the applicable Lease as a result of the negligence or misconduct of the Company.

     Assignment and Subletting. The Leases provide that CCA may not, without the prior written consent of the Company, assign, sublease, mortgage, pledge, hypothecate, encumber or otherwise transfer (except to a subsidiary of CCA, performance of whose obligations will be guaranteed by CCA) any Lease or any interest therein, all or any part of the Leased Property. The Leases further state that such consent may be granted or withheld by the Company in its sole discretion. An assignment of a Lease will be deemed to include any Change of Control of CCA (as hereinafter defined), as if such Change of Control were an assignment of the Lease. A "Change of Control" of CCA means, for purposes of the Leases, the sale by CCA of a controlling interest in CCA, or the sale or other transfer of all or substantially all of the assets of CCA. A Change of Control also means any transaction pursuant to which CCA is merged with or consolidated into another entity, and CCA is not the surviving entity. The Leases further provide that no assignment will in any way impair the continuing primary liability of CCA under the Leases.

     Damage to, or Condemnation of, a Leased Property. In the event of any damage or destruction to any Facility, CCA has the obligation fully to repair or restore the same at CCA's expense, with the Annual Base Rent, real estate taxes and other impositions on the particular Facility being proportionately abated during the time of restoration, but only to the extent of any rental interruption insurance proceeds actually received by the Company. If any Facility is damaged to such an extent that 50% of the Facility is rendered unsuitable for use as a correctional or detention facility, and if CCA has fully complied with the insurance obligations with respect to such Facility (including maintaining insurance against loss of rents), CCA may terminate the Lease of that facility, upon turning over all insurance proceeds to the Company with respect to such Facility, together with an amount equal to the difference, if any, between the amount of such insurance proceeds and the net book value of the damaged facility, as reflected on the Company's financial statements on the date of damage.

     In the event of a condemnation or taking of any Leased Property, so long as such condemnation was not due to CCA's failure to maintain the particular Leased Property, the Lease will terminate as to the portion of the Leased Property taken, and in the event of a partial taking, CCA is obligated to repair the portion not taken, if the same does not render the Leased Property unsuitable for CCA's then use and occupancy, but only to the extent of the condemnation award. The total condemnation award shall be payable to the Company, except that CCA may recover the value of its improvements and the value of its leasehold interest so long as the amount of the award paid to the Company is equal to the net book value of the facility, as reflected on the Company's financial statements on the date of the condemnation.

     Indemnification Generally. Under each Lease, CCA indemnifies, and is obligated to save harmless, the Company from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) imposed upon or asserted against the Company as owner of the applicable Leased Property on account of, among other things, (i) any accident, injury to or death of a person or loss of or damage to property on or about the Leased Property; (ii) any use, misuse, non-use, condition, maintenance or repair by CCA of the Leased Property;
(iii) any impositions (which are the obligations of CCA to pay pursuant to the applicable provisions of such Lease); (iv) any claim of any person incarcerated in the Leased Property, including claims alleging breach or violation of such person's civil or legal rights; (v) any failure on the part of CCA to perform or comply with any of the terms of the Lease or any sublease; (vi) any claims by a prisoner arising from or relating to such individual's incarceration or detention in any Leased Property; and (vii) any liability the Company may incur or suffer as a result of any permitted contest by CCA under any Lease. Under each Lease, the Company indemnifies, and is obligated to save harmless, CCA from and against all liabilities, costs and expenses (including reasonable attorneys' fees) imposed upon or asserted against CCA as a result of the Company's active negligence or willful misconduct.

     Events of Default. An "Event of Default" will be deemed to have occurred under the Master Lease and any individual Lease if CCA fails to perform any covenant and does not diligently undertake to cure the same after 30 days' notice from the Company; if the interest of CCA in any Leased Property is levied upon or attached and is not discharged in a specified period of time; or if any representation or warranty of CCA is incorrect. An "Event of Default" will be deemed to have occurred under the Master Lease and all of the Leases, if CCA fails to pay any rent within 15 days after notice of non-payment from Company, if any bankruptcy proceedings are instituted by or against CCA and, if against CCA, they are not dismissed within 90 days; if any material part of the property of CCA is levied upon or attached in any proceeding; if CCA defaults in any payment of any obligations for borrowed money having a principal balance of $25.0 million or more in the aggregate are not discharged within 90 days; or if CCA is the subject of a non-appeallable final judgment in an amount greater than $10.0 million, which is not covered by insurance or discharged by CCA within a specified period of time.

     In the event of any Event of Default referable to a specific Leased Property, the Company may evict CCA from such Leased Property and either terminate the Lease or re-let the Leased Property. In either event, CCA shall remain responsible for the rental value of such Leased Property for the remainder period of the term in excess of rents received by the Company from any successor occupant. In addition, the Company may exercise any other rights that it may have under law. In the event the Company evicts CCA from a Leased Property, the Master Lease will remain in full force and effect for all other Leased Properties. With respect to certain Events of Default under the Master Lease which are not referable to a specific Leased Property (including CCA's failure to timely pay Rent), the Company shall have all of the foregoing rights and remedies with respect to all of the Leased Properties.

     The Leases will be governed by and construed in accordance with Tennessee law (but not including Tennessee's conflict of laws rules) except for certain procedural laws which must be governed by the laws of the location of each Leased Property. Because the Facilities are located in various states, the Leases may be subject to restrictions imposed by applicable local law. Neither the Master Lease nor any of the other agreements entered into by CCA in connection with the Formation Transactions prohibits or otherwise restricts the Company's ability to lease properties to parties (domestic or foreign) other than CCA.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

     The Board of Trustees consists of 13 members divided into three classes serving staggered three-year terms. Four of the trustees include Doctor R. Crants, the Chairman of the Board of Trustees and Chairman and Chief Executive Officer of CCA, J. Michael Quinlan, Chief Executive Officer of the Company, D. Robert Crants, III, President of the Company, and Michael W. Devlin, Chief Development Officer of the Company. Of the remaining nine trustees, seven are Independent Trustees who are not employees of the Company or affiliated with CCA. See "Conflicts of Interest." The first annual meeting of shareholders of the Company after the Offering at which trustees will be elected will be held in 1998. Subject to rights pursuant to any employment agreements, executive officers of the Company serve at the discretion of the Board of Trustees.

     Set forth below is information with respect to the current trustees and executive officers of the Company, each of whom has served in such capacity since the formation of the Company, except for Messrs. Cardin, Carell, Eakin and Feldman who were elected to the Board of Trustees on June 6, 1997.

                                                                                       YEAR TERM
                                                                                       AS TRUSTEE
NAME                                       AGE                 POSITION                 EXPIRES
----                                       ---                 --------                ----------
Doctor R. Crants.........................  52    Chairman of the Board of Trustees        2000
J. Michael Quinlan.......................  55    Chief Executive Officer; Trustee         2000
D. Robert Crants, III....................  28    President; Trustee                       1999
Michael W. Devlin........................  37    Chief Development Officer; Trustee       1998
C. Ray Bell..............................  56    Trustee                                  1998
Richard W. Cardin........................  62    Independent Trustee                      2000
Monroe J. Carell, Jr.....................  65    Independent Trustee                      1998
John W. Eakin, Jr........................  43    Independent Trustee                      1999
Ted Feldman..............................  44    Independent Trustee                      1999
Jackson W. Moore.........................  48    Independent Trustee                      1999
Rusty L. Moore...........................  37    Trustee                                  1999
Joseph V. Russell........................  56    Independent Trustee                      2000
Charles W. Thomas, Ph.D. ................  54    Independent Trustee                      1998
Vida H. Carroll..........................  37    Chief Financial Officer;
                                                 Secretary/Treasurer
M. Susan Smith...........................  33    Vice President, Finance

     DOCTOR R. CRANTS is the Chairman of the Board of Trustees. Since June 1994, Mr. Crants has served as the Chief Executive Officer and Chairman of the Board of CCA, which he co-founded in 1983. From June 1983 to June 1994, he served in various capacities with CCA, including President, Chief Executive Officer, and Vice Chairman of the Board of Directors. Mr. Crants was graduated from the United States Military Academy at West Point in 1966, and received a joint MBA/J.D. degree from the Harvard Business School and the Harvard Law School, respectively, in 1974. Mr. Crants is the father of D. Robert Crants, III.

     J. MICHAEL QUINLAN is a trustee and the Chief Executive Officer of the Company. Mr. Quinlan has been employed in the corrections and detention industry for over 25 years. Prior to joining the Company, Mr. Quinlan served as the Director of Strategic Planning for CCA for over three years. From July 1987 to December 1992, Mr. Quinlan served as the Director of the Federal Bureau of Prisons. In such capacity, Mr. Quinlan was responsible for the total operations and administration of a federal agency with an annual budget of more than $2.0 billion, more than 26,000 employees and 75 facilities. In 1988, Mr. Quinlan received the Presidential Distinguished Rank Award, which is the highest award given by the United States government to civil servants for service to the United States. In 1992, he received the National Public Service Award of the National Academy of Public Administration and the American Society of Public Administration, awarded annually to the top three public administrators in the United States. Mr. Quinlan is a 1963 graduate of Fairfield University with a BSS in History and received a J.D. from Fordham University Law School in 1966. He also received an LLM from the George Washington University School of Law in 1970.

     D. ROBERT CRANTS, III is a trustee and the President of the Company. Mr. Crants also serves as a principal of DC Investment Partners LLC and will continue to serve in such capacity after the Offering. DC Investment Partners LLC is a Tennessee limited liability company which serves as general partner to three investment limited partnerships and is responsible for managing the partnerships' investment activities. Notwithstanding Mr. Crants' obligation to DC Investment Partners LLC, Mr. Crants expects to devote the majority of his time to the management of the Company. From 1990 through 1996, Mr. Crants was associated with Goldman, Sachs & Company ("Goldman Sachs"), most recently serving as an associate in the Goldman Sachs Special Investments Group. During his tenure with Goldman Sachs, Mr. Crants was involved in structuring over $3 billion in real estate transactions, including over $1.0 billion in REIT public offerings. During this time, he also negotiated triple net leases for shopping centers, free standing stores and other properties on behalf of several clients. Mr. Crants was graduated from Princeton University in 1990 with an A.B., summa cum laude, in Economics. Mr. Crants is the son of Doctor R. Crants.

     MICHAEL W. DEVLIN is a trustee and the Chief Development Officer of the Company. Mr. Devlin also serves as a principal of DC Investment Partners LLC and will continue in such capacity after the Offering. Notwithstanding Mr. Devlin's obligation to DC Investment Partners LLC, Mr. Devlin expects to devote the majority of his time to management of the Company. From 1993 through 1995, Mr. Devlin was a Vice President in the Business Development Group of Goldman Sachs. Immediately prior to joining Goldman Sachs, Mr. Devlin practiced law for four years at the law firm of Davis Polk & Wardwell in New York working on various corporate transactions, including leveraged leasing. During that time, he negotiated approximately $1.0 billion in leases, including triple net leases. Mr. Devlin is a graduate of Yale University and the Duke University School of Law.

     C. RAY BELL is a trustee of the Company. Mr. Bell is the President and owner of Ray Bell Construction Company, Inc. ("Ray Bell Construction"). Ray Bell Construction specializes in the construction of a wide range of commercial buildings, including the construction on behalf of various government entities and private companies, including CCA, of approximately 40 correctional and detention facilities, consisting of over 15,000 beds in seven states. Mr. Bell is a founding member of the Middle Tennessee Chapter of Associated Builders and Contractors. Mr. Bell is a graduate of the University of the South. Mr. Bell is a member of the Compensation Committee of the Board of Trustees.

     RICHARD W. CARDIN is an Independent Trustee of the Company. Mr. Cardin is currently a consultant and private investor. Prior to his retirement in 1995, Mr. Cardin was affiliated with, and a partner in, Arthur Andersen LLP, an international firm of independent public accountants and consultants, for 37 years. From 1980 through 1994, Mr. Cardin served as the managing partner of Arthur Andersen's Nashville office. Mr. Cardin is a member of the Board of Directors of United Cities Gas Company ("United Cities"), a publicly traded company, and will serve on the Board of Directors of Atmos Energy Corporation, a publicly traded company into which United Cities expects to merge in July 1997. Mr. Cardin is a certified public accountant. Mr. Cardin is a member of the Audit Committee of the Board of Trustees and is the Chairman of the Compensation Committee of the Board of Trustees.

     MONROE J. CARELL, JR. is an Independent Trustee of the Company. For the past 18 years, Mr. Carell has served as Chief Executive Officer and Chairman of the Board of Directors of Central Parking Corporation, a NYSE company which provides parking services ("Central Parking"). Since 1991, Mr. Carell has served as a trustee of Vanderbilt University in Nashville and he is currently a member of the Board of Trust of the Urban Land Institute. Mr. Carell is also a member of the Board of Directors of Vanderbilt University Medical Center.

     JOHN W. EAKIN, JR. is an Independent Trustee of the Company. Mr. Eakin founded Eakin & Smith, Inc., a real estate development and management company ("Eakin & Smith") in 1987, and served as its President from that time until 1996, when Eakin & Smith was merged with Highwoods Properties, Inc. ("Highwoods"), a publicly traded, self-administered and self-managed, office and industrial REIT, based in Raleigh, North Carolina. Mr. Eakin is a Senior Vice President and Director of Highwoods. Mr. Eakin is also a member of the Board of Directors of Central Parking and a member of the advisory board of First American National Bank of Nashville. Mr. Eakin is a member of the Compensation Committee of the Board of Trustees.

     TED FELDMAN is an Independent Trustee of the Company. Mr. Feldman is currently the Chief Operating Officer of StaffMark, Inc., a provider of diversified staffing services to business, medical, professional and service organizations and governmental agencies, a position he has held since October 1996. Prior to joining StaffMark, Mr. Feldman founded HRA, Inc., a Nashville provider of staffing services, in 1991, and served as its President and Chief Executive Officer from that time until it merged with StaffMark in March 1996. Mr. Feldman is a member of the Compensation Committee of the Board of Trustees.

     JACKSON W. MOORE is an Independent Trustee of the Company. Mr. Moore is presently a Director and the President and Chief Operating Officer of Union Planters Corporation, a multi-state bank and savings and loan holding company headquartered in Memphis, Tennessee, positions he has held since 1986, 1989 and 1994, respectively. He is also Chairman of PSB Bancshares, Inc. and a Vice President and Director of its subsidiary, The Peoples Savings Bank in Clanton, Alabama. Prior to joining Union Planters, Mr. Moore practiced law for 16 years. Mr. Moore is a graduate of the University of Alabama and Vanderbilt University School of Law. Mr. Moore is not related to Rusty Moore. Mr. Moore is the Chairman of the Independent Committee and is a member of the Audit Committee of the Board of Trustees.

     RUSTY L. MOORE is a trustee of the Company. Since 1996, Mr. Moore has been a principal of the Nashville law firm of Moore & Waechter, PLC and the President of its affiliate, Bankers Title & Escrow Corporation. He is also a principal and an executive officer of a privately-held real estate investment and property management company that owns multi-family residential properties throughout the Southeast. Mr. Moore has over 12 years of experience in negotiating and structuring real estate transactions including the development, acquisition, leasing and financing of various types of property. Prior to forming Moore & Waechter, Mr. Moore was a partner at Stokes & Bartholomew, P.A., where his practice focused on all aspects of real estate law. Mr. Moore was graduated from the University of Tennessee, where he received a B.S. in Public Administration in 1981 and a J.D. in 1985. Mr. Moore is not related to Jackson Moore. Mr. Moore is a member of the Audit Committee of the Board of Trustees.

     JOSEPH V. RUSSELL is an Independent Trustee of the Company. Mr. Russell is the President and Chief Financial Officer of Elan-Polo, Inc., a Nashville based, privately-held, worldwide producer and distributor of footwear. Mr. Russell is also the Vice President of and a Partner in RCR Building Corporation, a Nashville based, privately-held builder and developer of commercial and industrial properties. He also serves on the Board of Directors of Capital Bank and Trust Company, the Footwear Distributors of America Association and US Auto Insurance Company. Mr. Russell was graduated from the University of Tennessee in 1963 with a B.S. in Finance. Mr. Russell is the Chairman of the Audit Committee of the Board of Trustees.

     CHARLES W. THOMAS, PH.D. is an Independent Trustee of the Company. Dr. Thomas is a university professor who has taught and written on the criminal justice and private corrections fields for over 27 years. Currently, he is a Professor of Criminology and the Director of the Private Corrections Project Center for Studies in Criminology and Law (the "Center") at the University of Florida, Gainesville, positions he has held since 1980 and 1989, respectively. While serving as Director of the Center, Dr. Thomas authored the 1996 Facility Census (as well as prior editions). Dr. Thomas was graduated from McMurry University in 1966 with a B.S. in Secondary Education and from the University of Kentucky with a M.A. in Sociology in 1969 and a Ph.D. in Sociology in 1971. Mr. Thomas is a member of the Compensation Committee of the Board of Trustees.

     VIDA H. CARROLL is Chief Financial Officer and Secretary/Treasurer. From 1991 to 1996, Ms. Carroll, as a sole proprietor, worked as a financial consultant, specializing in accounting conversions and systems design. Prior to this time, she worked in public accounting, including working as an audit manager with KPMG Peat Marwick. Ms. Carroll holds a Bachelor of Science degree from Tennessee Technological University and is a certified public accountant.

     M. SUSAN SMITH is Vice President, Finance of the Company. Ms. Smith also serves as Controller of DC Investment Partners LLC and will continue in such capacity after the Offering. Ms. Smith was an audit manager with Arthur Andersen LLP in Nashville from 1992 to 1996. While at Arthur Andersen LLP, Ms. Smith worked primarily with a private investment company and a large financial institution. Prior to this time, she worked in the banking industry. Ms. Smith holds a Bachelor of Science degree from the University of Tennessee and is a certified public accountant.

COMMITTEES OF THE BOARD OF TRUSTEES

     Independent Committee. The Board of Trustees has established the Independent Committee consisting of the seven Independent Trustees. Pursuant to the Company's Bylaws, the Independent Committee must approve of the following actions of the Company's Board of Trustees: (i) the election of the operators for the Company's properties; and (ii)(a) the entering into of any agreement with CCA and its affiliates and (b) the consummation of any transaction between the Company and CCA of its affiliates; including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any lease of any of the Company's properties. Jackson W. Moore is the Chairman of the Independent Committee.

     Audit Committee. The Board of Trustees has established an audit committee consisting of Messrs. Cardin, Jackson W. Moore, Rusty L. Moore and Russell (Chairman) (the "Audit Committee"). The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Trustees has established a compensation committee consisting of Messrs. Bell, Cardin (Chairman), Eakin, Feldman and Thomas (the "Compensation Committee"). The Compensation Committee will determine compensation, including awards under the Company's 1997 Employee Share Incentive Plan for the Company's executive officers (the "Share Incentive Plan") and the Non-Employee Trustees' Share Option Plan, as amended (the "Non-Employee Trustees' Plan") (the Share Incentive Plan and the Non-Employee Trustees' Plan are herein collectively referred to as the "Plans"). The Compensation Committee will also administer the Plans.

     The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

COMPENSATION OF TRUSTEES

     The Company intends to pay its non-employee trustees annual compensation of $12,000 for their services. In addition, non-employee trustees will receive a fee of $1,000 for each Board of Trustees meeting attended. Non-employee trustees attending any committee meetings will receive an additional fee of $500 for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Trustees. Non-employee trustees will also be reimbursed for reasonable expenses incurred to attend trustee and committee meetings. Officers of the Company who are trustees will not be paid any trustees' fees. Non-employee trustees, other than Doctor R. Crants, will also participate in the Non-Employee Trustees' Share Option Plan. See "Management -- Non-Employee Trustees' Plan."

INDEMNIFICATION

     The Declaration of Trust provides for the indemnification of the Company's officers and trustees against certain liabilities to the fullest extent permitted under Maryland law. The Declaration of Trust also provides that the trustees and officers of the Company be exculpated from monetary damages to the fullest extent permitted under Maryland law. The trustees and officers of the Company have entered into separate indemnification agreements with the Company pursuant to which the Company has agreed to indemnify such trustees and officers against certain liabilities. In addition, the officers, trustees and controlling persons of the Company will be indemnified against certain liabilities by the Underwriters.

     The Company has obtained trustees' and officers' liability insurance.

EXECUTIVE COMPENSATION

     Prior to the Offering, the Company will not pay any compensation to its officers. The following table sets forth the annual base salary rates and other compensation expected to be paid by the Company in 1997 to the most highly compensated executive officers of the Company (i.e., those whose cash compensation from the Company in 1997 on an annualized basis is expected to exceed $100,000) (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                    ANNUAL              -------------
                                                 COMPENSATION            SECURITIES
                                           -------------------------     UNDERLYING
                                               BASE                     OPTIONS(#)(2)    SHARE BONUS
NAME AND PRINCIPAL POSITION        YEAR    SALARY ($)(1)     BONUS         OPTION        AWARD(#)(3)
---------------------------        ----    -------------    --------    -------------    -----------
J. Michael Quinlan...............  1997       150,000             --       350,000              --
  Chief Executive Officer
D. Robert Crants, III............  1997       100,000             --       200,000         150,000
  President and Chief Operating
  Officer
Michael W. Devlin................  1997       100,000             --       200,000         150,000
  Chief Development Officer

---------------

(1) Amounts given are annualized salaries effective for the year ended December 31, 1997.
(2) All options will vest in 25% increments over a three-year period with the first increment vesting immediately upon the date of grant, and will be exercisable at a price per share equal to the initial public offering price per Common Share offered hereby.
(3) Represents Common Shares issued as a development fee and as reimbursement for actual costs incurred in connection with the promotion and formation of the Company, the consummation of the Offering, and the closing of the purchase of the Initial Facilities.

THE SHARE INCENTIVE PLAN

     The Company has established the Share Incentive Plan to enable executive officers and other key employees of the Company to participate in the ownership of the Company. The Share Incentive Plan is designed to attract and retain executive officers and other key employees of the Company and to provide incentives to such persons to maximize the Company's cash flow available for distribution. The Share Incentive Plan provides for the award to executive officers and other key employees of the Company (subject to the Ownership Limit) of a broad variety of share-based compensation alternatives such as nonqualified share options, incentive share options, restricted shares, deferred shares and other share-based awards.

     The Share Incentive Plan will be administered by the Compensation Committee, which is authorized to select from among the eligible employees of the Company individuals to whom options, restricted shares, deferred shares and other share-based awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Share Incentive Plan. No member of the Compensation Committee will be eligible to participate in the Share Incentive Plan.

  Awards Available for Issuance under the Share Incentive Plan

     Nonqualified options, if granted, will provide for the right to purchase Common Shares at a specific price which may be less than fair market value on the date of grant and usually will become exercisable in installments after the grant date. Nonqualified options may be granted for any reasonable term and may be transferable in certain limited circumstances.

     Incentive options, if granted, will be designed to comply with the "incentive stock option" provisions of the Code and will be subject to restrictions contained therein, including that the exercise price must generally equal at least 100% of fair market value of Common Shares on the grant date and that the term generally must not exceed ten years. Incentive options may be modified after the grant date to disqualify them from treatment as an "incentive stock option."

     Restricted shares, if issued, may be sold to participants at various prices (or issued without monetary consideration) and may be made subject to such restrictions as may be determined by the Compensation Committee. Restricted shares typically may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted shares may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expired. Purchasers of restricted shares, unlike recipients of options, will have voting rights and will receive dividends or distributions prior to the time when the restrictions lapse.

     Deferred shares, if issued, will obligate the Company to issue Common Shares upon the occurrence or nonoccurrence of conditions specified in the deferred share award. Under a typical deferred share award, the Company may agree to issue Common Shares to an employee if he or she achieves certain performance goals or remains employed by the Company for a specified period of time. Recipients of deferred shares will not have voting rights or receive dividends or distributions until the shares are actually issued.

     Other share-based awards, if granted, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Shares or in a combination of cash and Common Shares. Other share-based awards may include share appreciation rights and "phantom" share awards that provide for payments based upon increases in the price of the Company's Common Shares over a predetermined period. They may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Shares or in a combination of cash and Common Shares.

     Shares subject to the Share Incentive Plan. A maximum of 1,700,000 shares (including shares subject to the options listed below) will be reserved for issuance under the Share Incentive Plan. There is no limit on the number of awards that may be granted to any one individual so long as the grant does not violate the Ownership Limit or cause the Company to fail to qualify as a REIT for federal income tax purposes. See "Description of Capital
Shares -- Restrictions on Ownership."

     The Compensation Committee will approve, prior to the completion of the Offering, the grant of options to executive officers and certain key employees of the Company, to purchase, in each case subject to the Ownership Limit, an aggregate of 1,030,000 Common Shares. The term of each of such options will be ten years from the date of grant. Each such option will vest in 25% increments over a three year period with the first increment vesting immediately upon the date of grant, and will be exercisable, at a price per share equal to the initial public offering price. The table below sets forth the expected allocation of the options to such persons:

NAME                                                          OPTIONS
----                                                          -------
J. Michael Quinlan..........................................  350,000
Doctor R. Crants............................................  200,000
D. Robert Crants, III.......................................  200,000
Michael W. Devlin...........................................  200,000
Vida H. Carroll.............................................   50,000
Other key employees.........................................   30,000

NON-EMPLOYEE TRUSTEES' PLAN

     The Company has established the Non-Employee Trustees' Plan to maintain the Company's ability to attract and retain the services of experienced and highly qualified non-employee trustees and to increase their proprietary interest in the Company's continued success.

     Shares Subject to Non-Employee Trustees' Plan. A maximum of 150,000 Common Shares have been authorized and reserved for issuance under the Non-Employee Trustees' Plan. The shares so reserved for issuance and the terms of outstanding awards shall be adjusted as the Compensation Committee deems appropriate in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

     Transferability. The Non-Employee Trustees' Plan provides that the options may be transferred by a non-employee trustee in certain limited circumstances to certain family members and affiliates. The options under the Non-Employee Trustees' Plan are nonqualified options intended not to qualify as incentive stock options under Section 422 of the Code.

     Eligibility. The Non-Employee Trustees' Plan provides for the grant of options to purchase Common Shares to each eligible trustee of the Company. No director who is an employee of the Company or CCA is eligible to participate in the Non-Employee Trustees' Plan.

     Options. The Non-Employee Trustees' Plan provides that each non-employee trustee who is a member of the Board of Trustees as of the date of this Prospectus, other than Doctor R. Crants, will be awarded nonqualified options to purchase 5,000 Common Shares on that date (each such trustee, a "Founding Trustee"). Each non-employee trustee who is not a Founding Trustee (a "Non-Founding Trustee") will receive nonqualified options to purchase 5,000 Common Shares on the date the Non-Founding Trustee is first elected or appointed to the Board of Trustees. In addition, on each of the first nine anniversary dates of the adoption of the Non-Employee Trustees' Plan, each non-employee trustee, other than Doctor R. Crants, will receive an option to purchase 5,000 Common Shares. The options granted to Founding Trustees will have an exercise price equal to the initial public offering price and will vest on the date of grant. The exercise price of options under future grants will be 100% of the fair market value of the Common Shares on the date of grant and will vest one year from the date of grant. The exercise price may be paid in cash, cash equivalents, Common Shares or a combination thereof, as acceptable to the Compensation Committee. The term of options granted under the Non-Employee Trustees' Plan generally will be ten years from the date of grant.

DIVIDEND REINVESTMENT PLAN

     The Company may implement a dividend reinvestment plan in the future under which holders of Common Shares may elect to reinvest automatically their dividends in additional Common Shares. In the event the Company does implement such a plan, the Company may, from time to time, repurchase Common Shares in the open market or issue additional Common Shares for the purpose of fulfilling its obligations under this reinvestment plan.

DEFERRED COMPENSATION PLAN

     The Company may establish a deferred compensation plan under which executive officers of the Company may elect to defer receiving a portion of their cash compensation otherwise payable in one tax year until a later tax year and thereby postpone payment of tax on the deferred amount. If the plan is established prior to the beginning of any taxable year, such executive officer may elect to defer such amount of cash compensation until a future date or until an event selected by such persons pursuant to the terms of the plan. Deferred compensation may be invested in a separate trust account.

EMPLOYMENT AGREEMENTS

     The Company will have seven employees. J. Michael Quinlan, D. Robert Crants, III and Michael W. Devlin have entered into employment agreements with the Company for terms of four years (the "Employment Agreements"). The agreements provide for annual compensation in the amounts set forth under "Executive Compensation" and incentive compensation determined by the Compensation Committee on the terms set forth therein. Each agreement includes provisions restricting the officers from competing, directly or indirectly, with the Company during employment and, except in certain circumstances, for three years after termination of employment. Under applicable Tennessee law, which governs the interpretation and enforceability of the Employment Agreements, specific performance is not available as a remedy for violation of the agreements; however the Company may generally enforce the provisions of the agreement against the employee if the provisions contained therein are deemed reasonable. In particular, Tennessee courts will

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

enforce noncompetition provisions such as the ones contained in the Employment Agreements provided the restrictions contain a reasonable geographic scope and duration, will impose no undue hardship on the employee, and would cause serious damage and injury to the Company if violated. Also, the courts will enjoin violations of the covenants not to compete if the scope of employment is deemed to require special skills and competence of the employees that could not be attained by another employee of average competence.

     The Company generally may terminate each employee's employment with 30 days' prior written notice upon the happening of any one of the following events: (a) any act of the employee which constitutes fraud, gross misconduct, gross negligence or a material breach of the employment agreement, (b) frequent and repeated failure to perform services which have been reasonably requested by the Board of Trustees and which are consistent with the terms of the employment agreement, (c) the death of the employee, (d) the disability of the employee or
(e) a decision by the Company to terminate its business and liquidate; provided that the Company generally may not terminate an employee's employment under clause (a) or (b) unless it provides the employee with 15 days' notice of the conduct giving rise to the Company's right of termination and gives the employee a reasonable period of time to cure. Each employee may terminate his employment upon 30 days' written notice to the Company.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

SHARE ACQUISITIONS BY MANAGEMENT

     Doctor R. Crants, Chairman of the Board of the Company, has agreed to purchase in the Offering approximately 500,000 of the Company's Common Shares for a purchase price per share equal to the initial public offering price per share sold to the public in the Offering.

     Prior to the formation of the Company on April 23, 1997, D. Robert Crants, III and Michael W. Devlin served as promoters of the Company. Upon consummation of the Offering, Mr. Crants and Mr. Devlin, who currently serve as President and Chief Development Officer, respectively, of the Company, will each receive 150,000 Common Shares as a development fee and as reimbursement of actual costs incurred in connection with the promotion and formation of the Company, the consummation of the Offering and the closing of the purchase of Initial Facilities, which would have a value for each of them, based upon the initial public offering price, of $3.0 million. The reimbursed costs include certain costs related to property due diligence, employee compensation, travel and overhead.

PURCHASE OF INITIAL FACILITIES

     CCA and the Company will enter into the Purchase Agreement pursuant to which the Company will acquire the nine Initial Facilities, for an aggregate cash consideration of approximately $308.1 million. The Purchase Agreement will contain representations and warranties by CCA customarily found in agreements of such types.

OPTION FACILITIES

     CCA and the Company will enter into the Option Agreements pursuant to which CCA will grant the Company options, each for a period of three years from the closing of the purchase of the Initial Facilities, to acquire any of the five Option Facilities for CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs, aggregating approximately $216 million.

RIGHT TO PURCHASE

     The Company and CCA will enter into the Right to Purchase Agreement whereby the Company will have an option to acquire, at fair market value, and lease back to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facilities. The fair market value of such facilities will be determined by the Company and CCA based on their respective analyses of the market for such facility. Such

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

analyses may include a review of the historical and projected economic performance of the facility and an estimate of the value of the facility on a replacement cost or comparative sales basis. For the first two years of such option period, fair market value is deemed to be equal to CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs. Thereafter, fair market value will be based on cash flows and operating results of such facilities. For facilities acquired in the first five years of the Right to Purchase Agreement, the initial annual rental rate on facilities leased back to CCA will be the greater of (i) fair market rental rates, as determined by the Company and CCA or (ii) 11% of the purchase price for the facilities. For facilities acquired thereafter, the initial annual rental rates will be the fair market rental rates, as determined by the Company and CCA. The fair market rental rates for such facilities will be determined by the Company and CCA based on the fair market value of such facilities, taking into account the interest rate environment at the time of the purchase and the creditworthiness of the tenant.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with J. Michael Quinlan,
D. Robert Crants, III and Michael W. Devlin, pursuant to which Mr. Quinlan will serve as Chief Executive Officer, Mr. Crants will serve as President, and Mr. Devlin will serve as Chief Development Officer of the Company for a period of four years at an initial annual compensation of $150,000, $100,000, and $100,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. See "Management -- Employment Agreements."

           POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the Company's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies are determined by the Board of Trustees and may be amended or revised from time to time at the discretion of the Board of Trustees without a vote of the Company's shareholders.

INVESTMENT OBJECTIVES AND POLICIES

     The Company's investment objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders through appreciation in the value of the Common Shares. The Company will seek to accomplish its objectives through (i) its ownership interests in the Initial Facilities and, if acquired, the Option Facilities; (ii) selective acquisitions of additional correctional and detention facilities from both private prison managers and government entities; (iii) expansion of its existing facilities; and (iv) construction or development of new correctional facilities. Although the Company intends to focus its investments on the acquisition or development of facilities directly from, or on behalf of, CCA or its affiliates or government entities in the United States, it may pursue other opportunities as well. In addition, the Company may invest in other facilities or excess land to the extent necessary to acquire a facility.

     The Company will consider a variety of factors in evaluating potential investments in correctional or detention facilities, including (i) the reputation and creditworthiness of the current owner, manager or developer of the facility; (ii) the proposed terms for purchasing the facility; (iii) the proposed terms for leasing the facility, including rental payments and lease term; (iv) the quality of construction of the facility; (v) the quality of operations at an existing facility or the quality of other operations of a prison manager for a new facility; (vi) the status of existing facilities as facilities accredited by the ACA; and (vii) the relationship between the prison manager and the contracting correctional authority.

     The Company may purchase or lease properties for long-term investment, expand and improve the facilities presently owned or sell such properties, in whole or in part, when circumstances warrant. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company.

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

     While the Company emphasizes equity real estate investments, it may, in its discretion, invest in mortgages, equity or debt securities of other REITs, partnerships and other real estate interests. Such mortgage investments may include participating in convertible mortgages. The Company does not currently intend to purchase securities of, or interests in, other entities engaged in real estate activities.

     There are no limitations on the percentage of the Company's assets that may be invested in any one property, venture or type of security. The Board of Trustees may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

DISPOSITIONS; CCA'S RIGHT OF FIRST REFUSAL

     The Company has no current intention to cause the disposition of any of the Facilities, although it reserves the right to do so if the Board of Trustees determines that such action would be in the best interests of the Company. Pursuant to the Leases, CCA shall have a right of first refusal with respect to any sale of the Facilities or any interest in a correctional or detention facility acquired or developed and owned by the Company in the future and operated by CCA. See "Leases" for a more detailed discussion of the terms and conditions of the Leases.

FINANCING

     The Company presently intends to maintain a ratio of debt to total capitalization of 50% or less. Following the completion of the Offering and the use of net proceeds therefrom, the Company will have no indebtedness. The Board of Trustees may, however, from time to time reevaluate this policy and decrease or increase such ratio accordingly. The Company will determine its financing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. The Company has obtained a commitment for the $150.0 million Bank Credit Facility which will be used in acquiring additional correctional and detention facilities, and for certain other purposes, including expanding existing facilities and working capital, as necessary. The Company expects to close the Bank Credit Facility immediately following the consummation of the Offering. If the Board of Trustees determines that additional funding is desirable, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT income and REIT qualification), or a combination of these methods.

     Indebtedness incurred by the Company may be in the form of publicly or privately placed debt instruments or financings from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Company. There are no limits on the number or amounts of mortgages or other interests which may be placed on any one property. In addition, such indebtedness may be with or without recourse to all or any part of the property of the Company or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings may be used for the payment of distributions, and working capital or to refinance indebtedness or to finance acquisitions, expansions or developments of new properties.

     In the event that the Board of Trustees determines to raise additional equity capital, the Board of Trustees has the authority, without shareholder approval, to issue additional Common Shares or other equity interests (including Preferred Shares and other securities senior to the Common Shares) of the Company in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. The Company's Bylaws require the approval of at least two-thirds of the members of the Board of Trustees for the Company to issue equity securities other than Common Shares issued (a) for at least the fair market value thereof at the time of issuance as determined in good faith by a majority of the Board of Trustees, (b) pursuant to any share incentive or option plans of the Company, or (c) in a bona fide underwritten public offering managed by one or more nationally recognized investment banking firms. Existing shareholders would have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder's investment in the Company.

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

WORKING CAPITAL RESERVES

     The Company will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Trustees determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

CONFLICT OF INTEREST POLICIES

     The Company will adopt certain policies and enter into certain agreements designed to minimize potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. See "Conflicts of Interest."

  Declaration of Trust and Bylaw Provisions

     The Company's Declaration of Trust requires that at least three members of the Company's Board of Trustees be comprised of Independent Trustees, defined therein as persons who are not officers or employees of the Company and are not affiliated with CCA, any lessee or management company operating any property of the Company, any subsidiary of the Company or any partnership that is an affiliate of the Company. The Declaration of Trust provides that such provisions relating to Independent Trustees may not be amended, altered or repealed without the affirmative vote of holders of two-thirds of the shares of the Company entitled to vote in the election of trustees. In addition, the Company's Bylaws provide that the selection of operators for the Company's properties and all transactions between the Company and CCA and its affiliates, including, but not limited to, the negotiation and enforcement of the terms of any lease of any of the Company's properties be approved by the Independent Trustees.

     Pursuant to the Declaration of Trust, each trustee is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interest of the Company.

OTHER POLICIES

     The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend
(i) to invest in the securities of other issuers for the purpose of exercising control over such issuer; (ii) to underwrite securities of other issuers; or
(iii) to trade actively in loans or other investments.

     The Company may make investments other than as previously described (including bonds, preferred stocks, and common stocks), although it does not currently intend to do so. The Company may repurchase or otherwise reacquire Common Shares or any other securities it may issue and may engage in such activities in the future. The Board of Trustees has no present intention of causing the Company to repurchase any of the Common Shares, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the Treasury Regulations (as hereinafter defined). Although it may do so in the future, except in connection with the Formation Transactions, the Company has not issued Common Shares or any other securities in exchange for property, nor has it reacquired any of its Common Shares or any other securities. See "The Formation Transactions." The Company may make loans to third parties, including, without limitation, to its officers and to joint ventures in which it decides to participate. Such loans will generally require the approval of the Board of Trustees, and loans to CCA and its affiliates or to a joint venture in which CCA participates will require the approval of the Independent Committee.

     At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of changes in future economic, market or legal conditions, or changes in the Code or in the Treasury Regulations, the Board of Trustees determines to revoke the Company's REIT election if the Board determines that such factors make it no longer beneficial to qualify as a REIT.

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

                             CONFLICTS OF INTEREST

GENERAL

     Several conflicts of interest exist on the part of the Company, its trustees and officers and CCA, and its directors and officers. The following description sets forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

RELATIONSHIPS WHICH MAY GIVE RISE TO CONFLICTS OF INTEREST

     Doctor R. Crants is the Chairman and Chief Executive Officer of CCA and the Chairman of the Board of Trustees of the Company. D. Robert Crants, III, President of the Company, is the son of Doctor R. Crants. Doctor R. Crants and
D. Robert Crants, III, as well as certain other trustees or officers of the Company or directors or officers of CCA, may also own, directly or indirectly, shares in both companies following the Offering. D. Robert Crants, III and Michael W. Devlin, Chief Development Officer of the Company, are principals of DC Investment Partners LLC, a limited liability company which serves as the general partner of three private investment partnerships. DC Investment Partners LLC is owned by D. Robert Crants, III, Michael W. Devlin, and Stephens Group, Inc., an affiliate of Stephens Inc., a managing underwriter of this Offering, and one other individual. Doctor R. Crants and three other directors of CCA are investors in one or more of the private investment partnerships managed by DC Investment Partners LLC. Rusty L. Moore, a trustee, is the spouse of a shareholder of Stokes & Bartholomew, P.A., tax and securities counsel to the Company. Stokes & Bartholomew, P.A. also provides legal services to CCA, including representing CCA in certain of the Formation Transactions. J. Michael Quinlan is a former employee of CCA. C. Ray Bell, a trustee, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for CCA. Because of Mr. Bell's experience in building correctional and detention facilities, it is anticipated that his company may build correctional or detention facilities for or on behalf of the Company.

SITUATIONS IN WHICH CONFLICTS OF INTERESTS HAVE ARISEN AND MAY CONTINUE TO ARISE

     Valuation of the Facilities. The valuation of the Initial Facilities and the Option Facilities was determined by management of both CCA and the Company and was not negotiated on an arm's-length basis. The purchase price of the Initial Facilities was determined based primarily on an evaluation of the current and anticipated cash flows and operating results of such facilities. To determine the purchase price for each of the Initial Facilities other than the
T. Don Hutto Correctional Center, the anticipated annual cash flow from the facility less ongoing capital expenditures was divided by an agreed upon coverage ratio and lease rate. Because the T. Don Hutto Correctional Center was completed in January 1997, the purchase price of the T. Don Hutto Correctional Center and of each Option Facility was calculated as CCA's approximate cost of developing, constructing and equipping such facilities, plus 5% of such costs. It is possible that if such valuations had been determined on an arm's-length basis, or had been the subject of independent valuations or appraisals, the sum of the values of the Initial Facilities and, if acquired, the Option Facilities, might have been lower than the sum of the values determined by the management of CCA and of the Company. The terms of the purchase of the Facilities were approved by the Independent Committee of the Company's Board of Trustees.

     Terms of Leases. The Lease payment obligations with respect to the Initial Facilities were determined by management of CCA and management of the Company and were not negotiated on an arm's-length basis. However, the lease payments that CCA is obligated to make are based on an initial lease rate of approximately 11%, which the Company believes reflects the fair rental value of the Initial Facilities to the Company. Moreover, the terms and conditions of the Leases were the subject of independent negotiations between the Company and CCA, and the amount of the Lease payment obligations and the terms and conditions of the Leases were approved by the Independent Committee of the Company's Board of Trustees.

     Potential for Future Conflicts. After the Offering, CCA and the Company may be in situations where they have differing interests resulting from the ongoing relationship between the companies. Such situations include the fact that after the Offering (i) CCA will lease the Initial Facilities which will be owned by the

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

Company; (ii) the Company will have an exclusive option to acquire the Option Facilities and a right to purchase and a right of first refusal to purchase any correctional or detention facilities acquired or developed and owned, by CCA or its subsidiaries in the future, and a right of first refusal to purchase any and all correctional facilities owned by CCA or its subsidiaries in the future and to provide mortgage financing for any correctional facilities financed in excess of 90% of their cost by CCA or its subsidiaries in the future; and (iii) CCA will have a right of first refusal to acquire the Facilities. Accordingly, the potential exists for disagreements as to the compliance with the Leases or the values of the facilities acquired in the future pursuant to the Right to Purchase Agreement. Additionally, the possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by CCA may result in a need to modify the lease with CCA with respect to such property. Any such modification will require the consent of CCA, and the lack of consent from CCA could adversely affect the Company's ability to consummate such financings or sale. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with CCA that it might achieve if such relationships did not exist.

STEPS TAKEN BY THE COMPANY TO ADDRESS POTENTIAL CONFLICTS OF INTEREST

     Use of Independent Committee. Upon completion of the Offering, the Company's Board of Trustees will consist of 13 trustees. Four of the trustees are Doctor R. Crants, the Chairman of the Board of Trustees and Chairman and Chief Executive Officer of CCA, J. Michael Quinlan, Chief Executive Officer of the Company, D. Robert Crants, III, President of the Company, and Michael W. Devlin, Chief Development Officer of the Company. Of the remaining nine trustees, seven will be Independent Trustees who are not employees of the Company or otherwise affiliated with CCA. The Independent Trustees will constitute the Independent Committee of the Board of Trustees. Pursuant to the Company's Bylaws, the Independent Committee must approve of the following actions of the Company's Board of Trustees: (i) the election of the operators for the Company's properties; and (ii)(a) the entering into of any agreement with CCA and its affiliates and (b) the consummation of any transaction between the Company and CCA of its affiliates; including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any lease of any of the Company's properties. Certain other significant actions of the Board of Trustees will require the approval of a minimum of two-thirds of the Board of Trustees. In addition, Michael W. Devlin, the Company's Chief Development Officer, and Vida H. Carroll, the Company's Chief Financial Officer, neither of whom have had nor will have any affiliation with CCA will assist the Independent Committee with respect to potential conflicts of interest between the Company and CCA, including the negotiation and enforcement of all Leases. See "Management."

     Agreements Between CCA and the Company. Prior to the Offering, the Company and CCA will enter into certain agreements, the terms of which are more completely described herein, designed to address in advance certain situations in which conflicts might arise. For example, CCA will grant the Company an option to acquire and lease back to CCA certain future facilities and a right of first refusal pursuant to which, prior to selling any facility, or mortgaging more than 90% of the cost of a facility, the Company will have the right to purchase such facility, or provide first mortgage financing for 90% of the acquisition costs of any such facility, as applicable, on terms equal to those offered to a third party. Pursuant to the Leases, CCA will also have a right of first refusal with respect to any sale of the Facilities or any interest in a correctional or detention facility acquired or developed and owned by the Company in the future. See "Certain Relationships and Transactions" and "Conflicts of Interest."

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

                           THE FORMATION TRANSACTIONS

     Prior to or simultaneously with the consummation of the Offering, the Company and CCA will engage in the Formation Transactions which are designed to consolidate the ownership interests in the Facilities in the Company, to facilitate the Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. None of such transactions is expected to occur unless all such transactions occur. These transactions include the following:

     - The Company, which was formed as a Maryland real estate investment trust on April 23 1997, will sell 17,000,000 Common Shares in the Offering for net proceeds of approximately $313.2 million after deduction of the underwriting discount and estimated offering expenses (assuming an initial public offering price of $20.00 per share);

     - Doctor R. Crants, Chairman of the Company and Chairman and Chief Executive Officer of CCA will acquire in the Offering approximately 500,000 Common Shares (based upon the estimated initial public offering price) at a price per share equal to the initial public offering price;

     - The Company will use the net proceeds of the Offering to acquire the nine Initial Facilities from CCA for an aggregate purchase price of approximately $308.1 million payable in cash;

     - The Company will lease the Initial Facilities to CCA, pursuant to the Leases, for initial terms ranging from 10 to 12 years. Each Lease may be extended at fair market rates for three additional five-year renewal terms upon the mutual agreement of CCA and the Company. Pursuant to the Leases, the Company will grant to CCA a right of first refusal to acquire the Initial Facilities, the Option Facilities or any other correctional or detention facilities subsequently acquired by the Company and operated by CCA;

     - The Company will enter into the Option Agreements with CCA pursuant to which the Company will be granted the option to acquire any or all of the five Option Facilities from CCA for a period of three years following the closing of the purchase of the Initial Facilities, for a purchase price generally equal to CCA's costs of developing, constructing and equipping such facilities plus 5% of such costs, aggregating approximately $216 million. If acquired, the Option Facilities will be leased to CCA on terms substantially similar to those contained in the Leases;

     - In addition to the Option Agreements, CCA will grant the Company a right to acquire, at fair market value and lease back to CCA at fair market rental rates, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. The initial annual rental rate for facilities acquired in the first five years of the Right to Purchase Agreement, will be equal to the greater of (i) fair market rental rate as determined by the Company and CCA, or (ii) 11% of the purchase price. For facilities acquired thereafter, the initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and CCA. Additionally, CCA will grant the Company a right of first refusal to acquire any CCA-owned correctional or detention facility should CCA receive an acceptable third party offer to acquire any such facility;

     - The Company will enter into employment agreements with certain of the Company's executive officers, including J. Michael Quinlan, Chief Executive Officer, D. Robert Crants, III, President and Michael W. Devlin, Chief Development Officer; and

     - Upon consummation of the Offering, D. Robert Crants, III and Michael W. Devlin will each receive 150,000 Common Shares as a development fee and as reimbursement of actual costs incurred in connection with the promotion and formation of the Company, the consummation of the Offering and the closing of the purchase of the Initial Facilities which would have a value for each of them, based on the initial public offering price, of $3.0 million. The reimbursed expenses include certain costs related to property due diligence, employee compensation, travel and overhead. The development fee compensates Messrs. Crants and Devlin for their services rendered on behalf of the Company in connection with, among other things, the preparation of the Company's initial business plan and capital and operating budgets. A significant portion of this development work commenced in the fall of 1995, and continued throughout 1996 and 1997.

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ADVANTAGES AND DISADVANTAGES TO UNAFFILIATED SHAREHOLDERS

     The potential advantages of the Formation Transactions to unaffiliated shareholders of the Company include their ability to participate in the substantial cash flow of the Initial Facilities through their ownership in the Company, and in all future acquisitions by the Company. See "The
Company -- Business Objectives and Operating Strategies." The potential disadvantages of such transactions to unaffiliated shareholders of the Company include the lack of arm's-length valuations in determining the consideration in such transactions and the fact that Doctor R. Crants, Chairman of the Board of both the Company and CCA, will have substantial influence on the management and operations of the Company and, as a substantial shareholder of both the Company and CCA, on the outcome of any matters submitted to a vote of shareholders, and that the risk such influence might be exercised in a manner inconsistent with the interests of other shareholders. See the more complete discussion of such matters under "Risk Factors."

BENEFITS TO THE COMPANY AND ITS OFFICERS AND TRUSTEES

     The benefits of the foregoing transactions to the Company and its officers and trustees include:

     - The ability to access public capital markets;

     - The creation of an entity which, through its distribution to shareholders, is able to reduce or avoid the incurrence of federal income tax, allowing its shareholders to participate in real estate investments without the "double taxation" of income that generally results from an investment in a regular corporation;

     - The ability to expand the Company's acquisition and development opportunities through its strong capital base;

     - The Company will enter into employment agreements with J. Michael Quinlan, D. Robert Crants, III, and Michael W. Devlin providing for annual salaries of $150,000, $100,000 and $100,000, respectively;

     - J. Michael Quinlan, Chief Executive Officer, will be granted options to acquire 350,000 Common Shares at the initial public offering price. Each of Doctor R. Crants, Chairman of the Board of Trustees, D. Robert Crants, III, President and Michael W. Devlin, Chief Development Officer will be granted options to acquire 200,000 Common Shares at the initial public offering price. Vida H. Carroll, Chief Financial Officer, will be granted options to acquire 50,000 Common Shares at the initial public offering price. Such options will vest in 25% increments over a three year period with the first increment vesting immediately upon the date of grant;

     - Upon consummation of the Offering, D. Robert Crants, III and Michael W. Devlin will each receive 150,000 Common Shares as a development fee and as reimbursement of expenses incurred in connection with the promotion and formation of the Company, the consummation of the Offering and the closing of the purchase of the Initial Facilities, which would have a value for each of them, based on the initial public offering price, of $3.0 million. The reimbursed expenses include certain costs related to property due diligence, employee compensation, travel and overhead. The development fee compensates Messrs. Crants and Devlin for their services rendered on behalf of the Company in connection with, among other things, the preparation of the Company's initial business plan and capital and operating budgets. A significant portion of this development work commenced in the fall of 1995, and continued throughout 1996 and 1997. See "The Formation Transactions -- Benefits to the Company and its Officers and Trustees;" and

     - Each non-employee trustee will receive options to acquire 5,000 Common Shares at the initial public offering price. Such options will vest immediately upon the date of grant.

BENEFITS TO CCA

     The benefits of the foregoing transactions to CCA include:

     - CCA will receive approximately $308.1 million in cash in exchange for the nine Initial Facilities it will sell to the Company. The historical cost of such Initial Facilities at March 31, 1997 was approximately $175.2 million;

     - In the event the Independent Committee determines to exercise the Company's option to purchase all of the five Option Facilities, CCA could receive approximately $216.0 million in cash;

     - CCA will use certain of the proceeds of the sale of the Initial Facilities to discharge certain indebtedness incurred in connection with facility acquisitions; and

     - CCA will expand its marketing opportunities through increased access to capital.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth certain information regarding the beneficial ownership of Common Shares by each trustee of the Company, by each Named Executive Officer, by all trustees and officers of the Company as a group and by each person who is expected to be the beneficial owner of 5% or more of the outstanding Common Shares immediately following completion of the Offering. The table assumes (i) the consummation of the Formation Transactions, and (ii) that the Underwriters' over-allotment option will not be exercised. Each person named in the table has sole voting and investment power with respect to all the Common Shares shown as beneficially owned by such person except as otherwise set forth in the notes to the table.

                                                                                   PERCENTAGE OF
                                                                                   COMMON SHARES
                                                                                    OUTSTANDING
                                                                 NUMBER OF         FOLLOWING THE
NAME OF BENEFICIAL OWNERS                                     COMMON SHARES(1)        OFFERING
-------------------------                                     ----------------   ------------------
Doctor R. Crants............................................       550,000              3.2%
J. Michael Quinlan..........................................        87,500               *
D. Robert Crants, III.......................................       200,000              1.2
Michael W. Devlin...........................................       200,000              1.2
C. Ray Bell.................................................         5,000               *
Richard W. Cardin...........................................         5,000               *
Monroe J. Carell, Jr........................................         5,000               *
John W. Eakin, Jr...........................................         5,000               *
Ted Feldman.................................................         5,000               *
Jackson W. Moore............................................         5,000               *
Rusty L. Moore..............................................         5,000               *
Joseph V. Russell...........................................         5,000               *
Charles W. Thomas, Ph.D.....................................         5,000               *
All executive officers and trustees as a group (15
  persons)..................................................     1,098,750              6.2%

---------------

  * Less than 1%.
(1) Includes 282,500 shares subject to options that are exercisable within 60 days after completion of the Offering.

                         DESCRIPTION OF CAPITAL SHARES
GENERAL

     Under the Declaration of Trust, the total number of shares of all classes that the Company has authority to issue is 100,000,000 consisting of 90,000,000 Common Shares and 10,000,000 Preferred Shares. As of the date of this Prospectus, 1,000 Common Shares were outstanding, held by one record holder. No Preferred Shares are currently outstanding or will be outstanding immediately after consummation of the Offering. Under Maryland law, shareholders generally are not personally liable for the Company's obligations solely as a result of their status as shareholders.

     The holders of Common Shares are entitled to one vote per share on all matters voted on by holders, including elections of trustees, and, except as otherwise required by law or provided in any resolution adopted by the Board of Trustees with respect to any series of Preferred Shares establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such Common Shares exclusively possess all voting power. The Declaration of Trust does not provide for cumulative voting in the election of trustees. Subject to any preferential rights of any outstanding series of Preferred Shares, the holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All Common Shares issued in the Offering will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

     The Board of Trustees is authorized to provide for the issuance of shares of Preferred Shares in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Material Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Company from the lessee will not qualify as rents from real property, which likely would result in loss of REIT status for the Company, if the Company owns, directly or constructively, 10% or more of the ownership interests in the lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Material Federal Income Tax Considerations -- Taxation of the Company -- Income Tests."

     Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of (i) the number of outstanding Common Shares or (ii) the number of outstanding shares of any series of Preferred Shares (the "Ownership Limit Provision"). Any transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common Shares or Preferred Shares.

     Subject to certain exceptions described below, any purported transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common Shares or Preferred Shares. The record holder of the Common Shares or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common Shares or Preferred Shares to the Company for registration in the name of the trustee of the Share Trust (the "Share Trustee"). The Share Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common Shares or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust and will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay the Share Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust, and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common Shares or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or bequest, the Market Price (as hereinafter defined) per share on the date of such transfer), or (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or bequest, the Market Price per share on the date of such transfer), or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust, or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" means the last reported sales price of the Common Shares or Preferred Shares reported on the NYSE on the trading day immediately preceding the relevant date, or if such shares are not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if such shares are not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board of Trustees.

     Any person who acquires or attempts to acquire Common Shares or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common Shares or Preferred Shares that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event, and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common Shares and Preferred Shares must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common Shares and Preferred Shares owned directly or indirectly by such owner, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit Provision.

     The Ownership Limit generally will not apply to the acquisition of Common Shares or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon such conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limit under certain circumstances.

     All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     The Company was formed on April 23, 1997. Pursuant to Maryland law, the Company's existence is perpetual subject to voluntary dissolution and complete distribution of its assets.

     The summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of the Company set forth below and elsewhere in this Prospectus does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Declaration of Trust and Bylaws of the Company. Copies of the Declaration of Trust and Bylaws may be obtained as described under "Available Information."

     Staggered Board of Trustees. The Declaration of Trust provides for a staggered Board of Trustees consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for selection of trustees following the election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. The provision relating to the staggered Board may be amended only upon the vote of the holders of at least two-thirds of the outstanding Common Shares of the Company entitled to vote for the election of trustees. Such a vote could be undertaken at an annual or special meeting of shareholders called in accordance with the provisions of the Company's Bylaws. The Bylaws prohibit shareholders from calling special meetings.

     Meetings of Shareholders. Pursuant to the Company's Bylaws, an annual meeting of the Company's shareholders for the election of Trustees and the transaction of other business shall be held during the month of May of each year. A special meeting of the shareholders of the Company may be called by (i) the Chairman of the Board of Trustees, (ii) a majority of the members of the Board of Trustees; or (iii) a committee of the Board of Trustees which has been duly designated by the Board of Trustees and whose powers and authority include the power to call such meetings.

     Business Combinations Law. Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the real estate investment trust's shares or an affiliate of the real estate investment trust who at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless among other things, the real estate investment trust's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. The trustees of the real estate investment trust may, by resolution, exempt business combinations specifically, generally, or generally by types from the prohibitions of the business combinations law, but such exemption with respect to a potential acquiror must be in place before the acquiror becomes an Interested Shareholder.

     Control Share Acquisitions. Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent authorized by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question as any shareholders meeting.

     If voting rights are authorized at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been authorized) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not authorized. If voting rights for control shares are authorized at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such approval rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statue does not apply to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or to an acquisition authorized or exempted by the declaration of trust or bylaws of the real estate investment trust.

     The Company's Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Shares. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     Interested Trustee Transactions. The Company's Bylaws contain a provision requiring approval by the Independent Trustees of the Company of actions by the Board of Trustees concerning the selection of operators of the Company's Facilities and all transactions between the Company and CCA and its affiliates.

     Removal of Trustees. The Declaration of Trust provides the Board of Trustees or shareholders may, at any time, remove any trustee, with or without cause, by an affirmative vote of a majority of trustees or a majority of holders of shares entitled to vote in the election of trustees.

     Amendments to the Declaration of Trust and Bylaws. The Declaration of Trust provides generally that its provisions may be amended in accordance with Maryland law except that (a) the trustees by a majority vote may amend the Declaration of Trust to increase or decrease the aggregate number of shares of any class that the Company has authority to issue, and (b) the trustees by a two-thirds vote may amend the Declaration of Trust to qualify, or continue to qualify, as a real estate investment trust under the Code or Maryland law. Maryland law requires amendments to the Declaration of Trust to be authorized by shareholders, by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter,

     The Bylaws provide that the Board of Trustees has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws, in accordance with the provisions as set forth in the Bylaws.

     Restrictions on Investment. Maryland law requires that a Maryland real estate investment trust hold at least 75% of the value of its assets in real estate assets, governmental securities, cash and cash items, including receivables.

LIMITATIONS ON CHANGES IN CONTROL

     The provisions of the Declaration of Trust and the Bylaws providing for ownership limitations, a staggered Board of Trustees, eliminating the ability of the shareholders to call special meetings of shareholders, and authorizing the Board of Trustees to issue Preferred Shares without shareholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management, and as a result could prevent the shareholders of the Company from being paid a premium for their Common Shares. In addition, Maryland's business combinations law makes it difficult to acquire control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise, if the acquisition is not authorized in advance by the Board of Trustees. The Company has, however, elected not to be governed by the provisions of Maryland law concerning control share acquisitions.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF TRUSTEES

     Maryland law provides that shareholders and trustees of a Maryland real estate investment trust are not personally liable for the obligations of the real estate investment trust; provided, however, that a trustee is not relieved from any liability to a trust or its security holders for any act that constitutes (a) bad faith, (b) willful misfeasance, (c) gross negligence or (d) reckless disregard of the trustee's duties. According to the Declaration of Trust, a trustee of the Company shall perform his duties (i) in good faith, (ii) in a manner he reasonably believes to be in the best interest of the Company and
(iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

     Maryland law permits a Maryland real estate investment trust to include in its Declaration of Trust provisions limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for, in general, liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the matter giving rise to the cause of action. The Declaration of Trust of the Company contains a provision which eliminates a trustee's liability to the Company and its shareholders for money damages to the maximum extent permitted by Maryland law.

     The Declaration of Trust and the Bylaws of the Company require the Company, to the maximum extent permitted by Maryland law, to indemnify and advance expenses to a trustee or officer of the Company in connection with a proceeding and to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his or her service in that capacity.

     Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors, officers, employees and agents of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Maryland law requires a Maryland corporation to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company as a trustee, director, officer, or partner and to any employee or agent of the Company or a predecessor of the Company.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed BankBoston, N.A. as its transfer agent and registrar.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon the completion of the Offering, the Company will have outstanding 17,301,000 Common Shares. The Common Shares issued in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Declaration of Trust. See "Description of Capital
Shares -- Restrictions on Ownership." The Common Shares owned by the officers and trustees of the Company, other than those Common Shares purchased in the Offering, or shares acquired upon the exercise of options registered on a registration statement on Form S-8, will be "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

     Prior to the date of this Prospectus, there has been no public market for the Common Shares. The Common Shares have been approved for listing on the NYSE, subject to official notice of issuance. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares. See "Risk Factors -- No Prior Market for Common Shares."

     For a description of certain restrictions on transfers of Common Shares held by certain shareholders of the Company, see "Underwriting" and "Description of Capital Shares -- Restrictions on Ownership."

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations regarding the Offering is based on current law, is for general information only and is not tax advice. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

TAXATION OF THE COMPANY

     General. The Company plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code. Because these sections of the Code are highly technical and complex, no assurance can be given that the Company will qualify or remain qualified as a REIT.

     The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of each of Stokes & Bartholomew, P.A. and Sherrard & Roe, PLC, commencing with its taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. These opinions are based upon, and subject to, certain assumptions and various factual representations of the Company, which are incorporated into such opinions and are addressed in this discussion of "Material Federal Income Tax Considerations." Opinions of counsel are not binding on the Service or a court. Accordingly, there can be no assurance that the Service will not successfully assert a position contrary to the opinions of Stokes & Bartholomew, P.A. and Sherrard & Roe, PLC, and therefore prevent the Company from qualifying as a REIT. Qualification and taxation as a REIT also depends upon the Company's ability to meet, through actual annual operating results, distribution requirements, diversity of stock ownership and the various other qualification tests imposed under the Code, the results of which will not be reviewed either by Stokes & Bartholomew, P.A. or by Sherrard & Roe, PLC. Thus, there can be no assurance that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Material Federal Income Tax Considerations -- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) of income that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

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

     The Company believes that it will have issued sufficient shares pursuant to the Offering to allow it to satisfy conditions (v) and (vi). In addition, the Company's Declaration of Trust provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and
(vi) above. Such transfer and ownership restrictions are described in "Description of Capital Shares -- Restrictions on Ownership."

     Income Tests. To maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income including gross income from prohibited transactions for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that the REIT may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

     Pursuant to the Leases, CCA will lease from the Company the land, buildings and improvements comprising the Facilities and certain personal property located at the Facilities for initial terms ranging from 10 to 12 years. Upon mutual agreement of the parties, each Lease may be extended for up to three additional five-year terms. The Leases will be "triple net" leases which will require CCA to pay substantially all expenses associated with the operation of the Facilities, such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses. The minimum rent for the first year of each Lease will be a fixed amount. Thereafter, minimum rent will be increased each year by the Base Rent Escalation.

     On an ongoing basis, the Company will use its best efforts; (i) not to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) not to rent any property to a Related Party Tenant (taking into account the constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT; (iii) not to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or (iv) not to perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing objectives, which failure may jeopardize the Company's status as a REIT. For a discussion of the consequences of any failure by the Company to qualify as a REIT, see "Failure to Qualify."

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

     Rents under the Leases will constitute "rents from real property" only if the Leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property); and (v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The Leases should be treated as true leases for federal income tax purposes, based, in part, on the following facts: (i) the Company and CCA intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) CCA will have the right to exclusive possession and use and quiet enjoyment of the Initial Facilities during the term of the Leases; (iii) CCA will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Facilities, and will dictate how the Facilities are operated, maintained, and improved; (iv) CCA will bear all of the costs and expenses of operating the Facilities during the terms of the Leases; (v) CCA will benefit from any savings in the costs of operating the Facilities during the terms of the Leases; (vi) CCA will indemnify the Company against all liabilities imposed on the Company during the term of the Leases by reason of (a) injury to persons or damage to property occurring at the Facilities, or (b) CCA's use, management, maintenance or repair of the Facilities; (vii) CCA is obligated to pay substantial fixed rent for the period of use of the Facilities; (viii) CCA stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Facilities;
(ix) the useful lives of the Facilities are significantly longer than the terms of the Leases; and (x) the Company will receive the benefit of any increase in value, and will bear the risk of any decrease in value, of the Facilities during the terms of the Leases.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the Leases that address whether such leases constitute true leases for federal income tax purposes. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Company receives from CCA may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     For the rents to constitute "rents from real property," the other requirements enumerated above also must be satisfied. One requirement is that the Rent attributable to personal property leased in connection with the lease of a Facility must not be greater than 15% of the total Rent received under the Leases. The Rent attributable to the personal property in a Facility is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Facility at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Facility at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company will lease certain personal property to CCA pursuant to the Leases. The Adjusted Basis Ratio with respect to each Lease is anticipated to be less than 15%. Accordingly, Rent received by the Company should satisfy this requirement.

     A second requirement for qualification of the rents as "rents from real property" is that the Rent must not be based in whole or in part on the income or profits of any person. The Rent paid by CCA for the Facilities will be a fixed amount (as adjusted based in part on the gross revenues of each Facility) and will not be based in whole or in part on the net income of the Facilities. Thus, the Rent should also satisfy this requirement.

     A third requirement for qualification of the rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of CCA or any other tenant of the Facilities. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The Declaration of Trust provides that no person may own, directly or constructively, more than 9.8% of the Company. See "Description of Capital Shares -- Restrictions on Ownership." Assuming the Declaration of Trust is complied with, neither CCA nor any other person should ever own, directly or constructively, 10% or more of the Company, and thus the constructive ownership rules should not be triggered. Furthermore, the Company has represented that it will not rent any property to a Related Party Tenant. The constructive ownership rules, however, are highly complex and difficult to apply, and the Company may inadvertently enter into leases with tenants who, through application of such rules, will constitute Related Party Tenants. In such event, Rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT.

     A fourth requirement for qualification of the rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Facilities, or manage or operate the Facilities, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Leases are respected as true leases, the Company should satisfy this requirement because it is not performing for CCA any services other than customary services. Furthermore, the Company has represented that, with respect to other properties that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Leases are recharacterized as service contracts or partnership agreements, the rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render services to the occupants of the Facilities and to manage or operate the Facilities other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     Based on the foregoing, the Rent should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the Service will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Other Issues. Because the Facilities will be acquired from and leased back to CCA, the Service could assert that the Company realized prepaid rental income in the year of purchase to the extent that the value of the facilities exceeds the purchase price paid by the Company. In litigated cases involving sale-leasebacks which have considered this issue, courts generally have concluded that buyers have realized prepaid rent where

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

both parties acknowledged that the purported purchase price for the property was substantially less than fair market value, and the proposed rents were substantially less than the fair market rentals. Because of the lack of clear precedent and the inherently factual nature of the inquiry, no assurance can be given that the Service could not successfully assert the existence of prepaid rental income in such circumstances. The value of property and the fair market rent for properties involved in sale-leasebacks are inherently factual matters and always subject to challenge.

     Additionally, Section 467 of the Code (concerning leases with increasing rents) may apply to these Leases because they provide for rents that increase from one period to the next. Section 467 provides that in the case of a so-called "disqualified leaseback agreement," rental income must be accrued at a constant rate. If such constant rate accrual is required, the Company would recognize rental income in excess of cash rents and, as a result, may fail to meet the 95% dividend distribution requirement. "Disqualified leaseback agreements" include leaseback transactions where a principal purpose of providing increasing rent under the agreement is the avoidance of federal income tax. The Company and CCA have represented that the principal purpose of rent increases under the Leases is not the avoidance of federal income taxes. Furthermore, under proposed Treasury Regulations, tax avoidance is not considered a principal purpose where the lessee is required to pay third party costs, such as insurance, maintenance and taxes, or where rent is adjusted based on reasonable price indices. Accordingly, the Company believes that the Leases will not be subject to rent leveling under Code Section 467. It should be noted, however, that leases involved in sale-leaseback transactions are subject to special scrutiny under this Section.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest; and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company has represented that, as of the date of the offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities; and (ii) it will not own any securities that do not satisfy the 75% asset requirement (except for the stock of subsidiaries with respect to which it has held 100% of the stock at all times during the subsidiary's existence). In addition, the Company has represented that it will not acquire or dispose of assets in the future in a way that would cause it to violate either asset requirement. Based on the foregoing, the Company should satisfy both asset requirements for REIT status.

     If the Company should fail inadvertently to satisfy the asset requirements at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter; and (ii) the discrepancy between the value of the Company's assets and the standards imposed by the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Annual Distribution Requirements. The Company, to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-in Gain Asset during its Recognition Period, the Company will be required to distribute at least 95% of

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

the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "REIT taxable income", as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses; and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distribution to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. For a discussion of how the Company anticipates that initial distributions will be characterized, see "Distributions." In addition, any distribution to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year provided that the dividend is

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

actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

BACKUP WITHHOLDING

     The Company will report to its domestic shareholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described at Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interest in the REIT, or (b) one or more of such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the look through exception with respect to qualified

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

trusts. As a result of certain limitations on transfer and ownership of Common Shares contained in the Declaration of Trust, the Company does not expect to be classified as a "pension held REIT."

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described herein, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by all deductions attributable to the UBTI plus $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. Neither the Company, the Board of Trustees, nor any of their Affiliates expects to undertake the preparation for filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Common Shares. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year to which it relates.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Distributions by the Company that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies; or (ii) the Non-U.S. Shareholder files the Service's Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT such as the Company, however. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to gain from the sale or exchange of his shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate applicable to dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and generally accumulated earnings and profits of the Company. For a discussion of how the Company anticipates that initial distributions will be characterized, see "Distributions."

     Distributions that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax); or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause a Non-U.S. Shareholder to be treated as if such gain were effectively connected with a United States trade or business. Non-U.S. Shareholders would thus be entitled to offset its gross income by allowable deductions and would pay tax on the resulting income at the same rates applicable to U.S. shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any such distribution. This amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of shares generally will not be subject to United States federal income tax if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax); or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the Company is not a "domestically controlled REIT," the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible applications of the 30% branch profits tax).

     The United States Treasury has recently issued proposed Treasury Regulations regarding withholding and information reporting rules discussed above. In general, the proposed Treasury Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed Treasury Regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

OTHER TAX CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

     The following is intended to be a summary only and is not a substitute for careful planning with a professional. Employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and other sections of the Code considering purchasing the Common Shares should consult with their own tax or other appropriate counsel regarding the application of ERISA and the Code to their purchase of the Common Shares. Plans should also consider the entire discussion under the heading of "Material Federal Income Tax Considerations," as material contained therein is relevant to any decision by a Plan to purchase the Common Shares.

     Certain employee benefit plans and IRAs (collectively, "Plans"), are subject to various provisions of ERISA, and the Code. Before investing in the Common Shares of the Company, a Plan fiduciary should ensure that such investment is in accordance with ERISA's general fiduciary standards. In making such a determination, a Plan fiduciary should ensure that the investment is in accordance with the governing instruments and the overall policy of the Plan, and that the investment will comply with the diversification and composition requirements of ERISA. In addition, provisions of ERISA and the Code prohibit certain transactions in Plan assets that involve persons who have specified relationships with a Plan ("Disqualified Persons"). The consequences of such prohibited transactions include the imposition of excise taxes, disqualifications of IRAs and other liabilities. A Plan fiduciary should ensure that any investment in the Common Shares will not constitute such a prohibited transaction.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated, Lehman Brothers Inc., PaineWebber Incorporated and Stephens Inc., as representatives of the several Underwriters (the "Representatives"), have agreed, severally, to purchase from the Company the number of Common Shares set forth below opposite their respective names:

                                                              NUMBER OF
NAME OF UNDERWRITER                                             SHARES
-------------------                                           ----------
J.C. Bradford & Co..........................................
A.G. Edwards & Sons, Inc....................................
Legg Mason Wood Walker, Incorporated........................
Lehman Brothers Inc.........................................
PaineWebber Incorporated....................................
Stephens Inc................................................
                                                              ----------
          Total.............................................  17,000,000
                                                              ==========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions therein set forth, to purchase all Common Shares offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the Common Shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers, who may include the Underwriters, at such public offering price less a
selling concession not in excess of $          per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain other brokers or dealers. After the Offering, the public offering price and the concession to certain dealers and the reallowances may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The offering of the Common Shares is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation, or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of the effectiveness of the Offering, to purchase up to 2,550,000 Common Shares to cover over-allotments, if any. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of Common Shares to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Shares offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the shares are being offered.

     The Company will pay an advisory fee equal to 0.50% of the gross proceeds of the Offering (including any exercise of the Underwriters' over-allotment option) to J.C. Bradford & Co. for advisory services in connection with the evaluation, analysis and structuring of the Company's formation and the Offering.

     Subject to applicable limitations, the Underwriters, in connection with the Offering, may place bids for or make purchases of the Common Shares in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain, or otherwise affect the price of the Common Shares, which might be higher than the price that otherwise might prevail in the open market. There can be no assurance that the price of the Common Shares will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters and their controlling persons, if any, against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereto.

     The Company has agreed with the Representatives for a period of 180 days after the consummation of the Offering, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, or grant any rights with respect to any Common Shares, any options or warrants to purchase any Common Shares, or any securities convertible into or exchangeable for Common Shares other than the Company's sales of shares in the Offering and the Company's issuance of options and shares under the Share Incentive Plan, without the prior written consent of J.C. Bradford & Co. In addition, certain affiliates of the Company have agreed that, for a period of 24 months following the completion of the Offering, they and their affiliates will not, without prior written consent of J.C. Bradford & Co., subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any Common Shares, any options or warrants to purchase any Common Shares or any securities convertible into, exercisable for or exchangeable for Common Shares. J.C. Bradford & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     The Common Shares have been approved for listing on the NYSE, subject to official notice of issuance. Prior to the Offering, however, there has been no public market for the Common Shares. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations will be the prevailing market conditions, the expected results of operations of the Company, evaluation of the Initial Facilities and the Option Facilities, estimates of the business potential and earnings prospects of the Company, the current state of the Company's industry and the economy as a whole. The evaluation of the Initial Facilities and the Option Facilities will be based on an evaluation of CCA's operation of the Facilities as a whole rather than the valuation of individual properties. The initial public offering price to be set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Shares. Such price is subject to change as a result of market conditions and other factors.

                                    EXPERTS

     The audited financial statements of CCA for each of the three years in the period ended December 31, 1996 and the audited balance sheet of the Company as of April 23, 1997, which are included in this Prospectus, have been included in reliance on the reports of Arthur Andersen LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Stokes & Bartholomew, P.A., Nashville, Tennessee, and certain legal matters will be passed upon for the Underwriters by Bass, Berry & Sims PLC, Nashville, Tennessee. Stokes & Bartholomew, P.A. and Bass, Berry & Sims PLC will rely as to all matters of Maryland law on the opinion of Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland. Certain matters relating to the purchase and leasing of the Facilities will be passed upon for the Company by Sherrard & Roe, PLC, Nashville, Tennessee. In addition, the description of federal income tax consequences contained in this Prospectus entitled "Material Federal Income Tax Considerations" is based upon the opinions of Stokes & Bartholomew, P.A., and Sherrard & Roe, PLC. In addition to providing services to the Company, Stokes & Bartholomew, P.A. also provides legal services to CCA, including in connection with certain of the Formation Transactions. Samuel W. Bartholomew, Jr., a shareholder of Stokes & Bartholomew, P.A., is a director of CCA.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

          "ADA" means the Americans with Disabilities Act of 1990, as amended.

          "Audit Committee" means the committee established by the Board of Trustees to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

          "Bank Credit Facility" means the $150.0 million line of credit for which the Company has obtained a commitment which will be utilized primarily to fund the acquisition or expansion of additional correctional facilities.

          "Base Rent" means the fixed base rent payable under the Leases.

          "Base Rent Escalation" means, for any year, the increase in minimum rent equal to a percentage of the rent applicable to a particular property for the preceding year which percentage is the greater of (i) 4% or (ii) the percentage which is 25% of the percentage increase in the gross management revenues realized by CCA from such leased property exclusive of any increase attributable to expansion in the size of or number of beds in such property.

          "Beneficiary" means one or more charitable organizations that are designated by the Company as the beneficiary of a Share Trust.

          "Board of Trustees" means the Board of Trustees of the Company.

          "BOP" means the Federal Bureau of Prisons.

          "Built-in Gain" means the difference between the fair market value and the adjusted basis of a Built-In Gain Asset.

          "Built-in Gain Asset" means an asset acquired by the Company in certain transactions from a corporation which is or has been a C Corporation.

          "Business Combinations" means any business combination as defined in the Declaration of Trust.

          "Bylaws" means the bylaws of the Company, as amended.

          "CCA" means Corrections Corporation of America, a Tennessee corporation.

          "Cash Available for Distribution" means net income (loss) computed in accordance with generally accepted accounting principles of the Company plus depreciation and amortization minus capital expenditures and principal payments on indebtedness.

          "Capital Addition" means construction or other capital improvements to a particular property which is leased between the Company as landlord and CCA as tenant.

          "Change of Control" with respect to the Company means the acquisition of 20% or more of the combined voting power of the Company by a person or group.

          "Change of Control" with respect to CCA means, for purposes of the Leases, any of the following transactions (individually, a "Transaction"):
     (i) the sale by CCA of a controlling interest in CCA; (ii) the sale of all or substantially all of the assets of CCA; or (iii) any transaction pursuant to which CCA is merged with or consolidated into another entity, and CCA is not the surviving entity.

          "Code" means Internal Revenue Code of 1986, as amended.

          "Compensation Committee" means the committee established by the Board of Trustees to determine compensation, including awards under the Share Incentive Plan and the Non-Employee Trustees' Plan, and to administer the Plans.

          "Commission" means the Securities and Exchange Commission.

          "Common Shares" means the common shares, par value $0.01 per share, of the Company.

          "Company" means CCA Prison Realty Trust, a Maryland real estate investment trust.

          "Company Mortgagee" means any holder of a mortgage, deed of trust or other security agreement on a Leased Property.

          "Coverage Ratio" means the ratio of CCA's net operating income to CCA's lease payment.

          "Declaration of Trust" means the Amended and Restated Declaration of Trust of the Company.

          "Disqualified Persons" means those persons who have specified relationships with Plans.

          "Environmental Law" means any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Event of Default" means an event which constitutes a default under the Leases between the Company as landlord and CCA as tenant.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Extended Terms" means the options to extend the term of each Lease at fair market rates for three five-year periods upon the mutual agreement of the parties.

          "Facility" or "Facilities" means the Initial Facilities and the Option Facilities, including the land, buildings and other improvements, that are the subject of leases between the Company as landlord and CCA as tenant.

          "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

          "Fixed Term" means the primary term of each Lease which shall be for a term ranging from 10 to 12 years.

          "Formation Transactions" means the series of transactions described under the heading "The Formation Transactions" contained in this Prospectus.

          "Funds from Operations" means, in accordance with the resolution adopted by the Board of Governors of NAREIT, net income (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

          "Future Facility" means any correctional or detention facility acquired or developed by the Company in the future.

          "Independent Committee" means the independent committee of the Board of Trustees, consisting of the seven Independent Trustees.

          "Independent Trustees" means the trustees who are not employed by the Company and who are unaffiliated with CCA.

          "Initial Facilities" means the nine correctional and detention facilities which the Company will purchase from CCA pursuant to the Purchase Agreement.

          "IRAs" means individual retirement accounts and individual retirement annuities.

          "Leases" or "Lease" means the leases between the Company as landlord and CCA as tenant with respect to the Initial Facilities.

          "Leased Property" means the Company's rights and interest in and to each Facility, including land, buildings and improvements, related easements and rights, and fixtures and certain personal property located at each Facility.

          "Look through rule" means the ERISA rule providing that in certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be the Plan's assets.

          "Market Price" means the last reported sales price of the Common Shares or Preferred Shares reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if such stock is not then traded on the New York Stock Exchange, the last reported sales price of such stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such stock may be traded, or if such stock is not then traded over any exchange or quotation system, then the market price of such stock on the relevant date as determined in good faith by the Board of Trustees.

          "Master Lease" means the lease agreement between the Company as landlord and CCA as tenant.

          "MGCL" means the Maryland General Corporation Law.

          "1996 Facility Census" means the Private Adult Correctional 1996 Facility Census, prepared by the Private Corrections Project Center for Studies in Criminology and Law, University of Florida, dated March 15, 1997.

          "NAREIT" means the National Association of Real Estate Investment Trusts.

          "Non-Employee Trustees' Plan" means the Company's Non-Employee Trustees' Share Option Plan, as amended.

          "Non-U.S. Shareholders" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders.

          "NYSE" means the New York Stock Exchange.

          "Offering" means the offering of Common Shares of the Company, pursuant to this Prospectus.

          "Offering Price" means the initial public offering price of the Common Shares.

          "Option Agreements" means the agreements between CCA and the Company pursuant to which the Company will have an option (for a period of three years from the closing of the purchase of the Initial Facilities) to purchase any or all of the five Option Facilities.

          "Option Facilities" means the five correctional and detention facilities which the Company has the option to purchase pursuant to the Option Agreements.

          "Ownership Limit" means the direct or constructive ownership by any shareholder or group of affiliated shareholders of more than 9.8% of the outstanding Common Shares or more than 9.8% of the outstanding Preferred Shares.

          "Ownership Limit Provision" means the provision of the Declaration of Trust that prohibits the direct or constructive ownership by any shareholder or group of affiliated shareholders of more than 9.8% of the outstanding Common Shares or more than 9.8% of the Preferred Shares.

          "Preferred Shares" means preferred shares, par value $0.01 per share, of the Company.

          "Prohibited Owner" means one who would be record owner of Common Shares or Preferred Shares but for the ownership limitations set forth in the Declaration of Trust.

          "Purchase Agreement" means the agreement between CCA and the Company pursuant to which CCA will sell the nine Initial Facilities to the Company.

          "Recognition Period" means the recognition period pertaining to Built-in Gain as defined pursuant to Treasury Regulations to be issued under Section 337(d) of the Code.

          "REIT" means real estate investment trust as defined in Section 856 of the Code.

          "Related Party Tenant" means a tenant of a REIT in which the REIT, or an owner of 10% or more of the REIT, directly or constructively owns a 10% or greater ownership interest.

          "Rent" means rents paid by CCA pursuant to the Leases.

          "Right to Purchase Agreement" means the agreement between CCA and the Company whereby the Company has an option to acquire certain future facilities of CCA and whereby the Company will have a right of first refusal in the event CCA obtains an acceptable offer to acquire or provide first mortgage financing for any correctional or detention facility.

          "Rule 144" means Rule 144 promulgated under the Securities Act.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Service" means the Internal Revenue Service.

          "Service Commencement Date" means the date CCA first receives inmates at a facility.

          "Share Incentive Plan" means the Company's 1997 Employee Share Incentive Plan.

          "Share Trust" means any separate trust created pursuant to the Declaration of Trust to hold Shares-in-Trust for the benefit of the Beneficiary.

          "Share Trustee" means any person or entity unaffiliated with both the Company and any Prohibited Owner which is designated by the Company to serve as trustee of the Share Trust.

          "Shares-in-Trust" means Common Shares or Preferred Shares designated as Shares-in-Trust pursuant to the Declaration of Trust, which is held in trust by the Share Trustee for the benefit of the Beneficiary.

          "Trade Name Use Agreement" means the agreement between CCA and the Company whereby the Company will be granted the right to use the trade name "CCA" as part of its name.

          "Treasury Regulations" means existing, temporary and currently proposed Treasury regulations that have been promulgated under the Code.

          "UBTI" means "unrelated business taxable income" as defined in Section 512(a) of the Code.

          "White Paper" means the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CCA PRISON REALTY TRUST
  FINANCIAL STATEMENTS
     Report of Independent Public Accountants...............   F-2
     Balance Sheet as of April 23, 1997.....................   F-3
     Notes to Balance Sheet.................................   F-4
CCA PRISON REALTY TRUST
  PRO FORMA FINANCIAL STATEMENTS
     Pro Forma Statements of Operations for the year ended
      December 31, 1996 and the three months ended March 31,
      1997..................................................    33
     Pro Forma Balance Sheet as of March 31, 1997...........    34
CORRECTIONS CORPORATION OF AMERICA
  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
     Pro Forma Consolidated Balance Sheet as of March 31,
      1997..................................................   F-6
     Notes to Pro Forma Consolidated Balance Sheet..........   F-7
     Pro Forma Consolidated Statement of Operations for the
      year ended December 31, 1996..........................   F-8
     Pro Forma Consolidated Statement of Operations for the
      three months ended March 31, 1997.....................   F-9
CORRECTIONS CORPORATION OF AMERICA
  CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Public Accountants...............  F-10
     Consolidated Balance Sheets as of December 31, 1996 and
      1995..................................................  F-11
     Consolidated Statements of Operations for the years
      ended December 31, 1996, 1995 and 1994................  F-12
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1996, 1995 and 1994................  F-13
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1996, 1995 and 1994..........  F-15
     Notes to the Consolidated Financial Statements.........  F-16
CORRECTIONS CORPORATION OF AMERICA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS (UNAUDITED)
     Condensed Consolidated Balance Sheet as of March 31,
      1997 and December 31, 1996............................  F-30
     Condensed Consolidated Statements of Operations for the
      three months ended March 31, 1997 and 1996............  F-31
     Condensed Consolidated Statements of Cash Flows for the
      three months ended March 31, 1997 and 1996............  F-32
     Notes to Condensed Consolidated Financial Statements...  F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Prison Realty Trust:

     We have audited the accompanying balance sheet of CCA Prison Realty Trust (a Maryland real estate investment trust) as of April 23, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CCA Prison Realty Trust as of April 23, 1997, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Nashville, Tennessee
April 23, 1997

                            CCA PRISON REALTY TRUST
                   (A MARYLAND REAL ESTATE INVESTMENT TRUST)

                                 BALANCE SHEET
                                 APRIL 23, 1997

                               ASSETS
Cash and cash equivalents...................................  $1,000
                                                              ======
                LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity:
  Preferred shares, $.01 par value; 10,000,000 shares
     authorized;
     none outstanding.......................................    $ --
  Common shares, $.01 par value; 90,000,000 shares
     authorized;
     1,000 shares issued and outstanding....................   1,000
                                                              ------
                                                              $1,000
                                                              ======

The accompanying notes are an integral part of this balance sheet.

                            CCA PRISON REALTY TRUST
                   (A MARYLAND REAL ESTATE INVESTMENT TRUST)

                             NOTES TO BALANCE SHEET
                                 APRIL 23, 1997

1.  ORGANIZATION

     CCA Prison Realty Trust (the "Company") was formed April 23, 1997 as a Maryland real estate investment trust. The Company has had no operations to date but has issued 1,000 Common Shares to a founding shareholder.

2.  FEDERAL INCOME TAXES

     At the earliest possible date, the Company plans to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code and, accordingly, will not be subject to federal income taxes on amounts distributed to shareholders provided that it distributes at least 95% of its real estate investment trust taxable income and meets certain other requirements.

3.  PREFERRED SHARES

     No Preferred Shares are outstanding. Preferred Shares may be issued from time to time without shareholder approval with terms and conditions established by the Board of Trustees of the Company.

4.  INTENTIONS OF THE COMPANY (UNAUDITED)

     The Company has announced its intention to sell 17,000,000 Common Shares in an initial public offering. Immediately after the closing of the Offering, the Company intends to consummate the following transactions with Corrections Corporation of America ("CCA"): (a) purchase of nine correctional and detention facilities for $308.1 million and enter into triple net leases with CCA for original fixed terms of 10 to 12 years with renewal terms upon the mutual agreement of both parties for three additional five-year terms, (b) option agreements to purchase an additional five correctional and detention facilities at a total estimated purchase price of $216 million with similar leaseback terms, (c) trade name and noncompetition agreements between the Company and CCA, and (d) an agreement that provides the Company a right to purchase other facilities from CCA.

     The Company will be dependent on CCA for its initial revenues. Also, due to the nature of the business and the contractual relationships with CCA, including the operating leases, the Company's ability to be successful is dependent on a number of factors, including key personnel, continuing qualification as a REIT and continued availability of financial resources.

                       CORRECTIONS CORPORATION OF AMERICA

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following pro forma consolidated financial statements represent the unaudited pro forma financial results for CCA as of March 31, 1997 and for the three months ended March 31, 1997 and the year ended December 31, 1996. The Pro Forma Consolidated Statements of Operations are presented as if the Formation Transactions had occurred as of the beginning of the period indicated and incorporate certain assumptions that are included in the Notes to Pro Forma Consolidated Statements of Operations. The Pro Forma Consolidated Balance Sheet is presented as if the Formation Transactions had occurred on March 31, 1997. The pro forma information does not purport to represent what CCA's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project CCA's financial position or results of operations at any future date or any future period.

                       CORRECTIONS CORPORATION OF AMERICA

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                   AS OF MARCH 31, 1997
                                                         ----------------------------------------
                                                          ACTUAL     ADJUSTMENTS        PRO FORMA
                                                         --------   --------------      ---------
                                                                    (IN THOUSANDS)
                                             ASSETS
Cash, cash equivalents and restricted cash.............  $  7,101     $ 298,953(a)      $174,701
                                                                       (131,940)(b)
                                                                            587(c)
Accounts receivable, net of allowances.................    69,743                         69,743
Other..................................................     6,604                          6,604
                                                         --------                       --------
          Total current assets.........................    83,448                        251,048
                                                         --------                       --------
Property and equipment.................................   382,492      (173,557)(a)      208,935
Accumulated depreciation...............................   (25,767)       12,742(a)       (13,025)
                                                         --------                       --------
          Property and equipment, net..................   356,725                        195,910
                                                         --------                       --------
Restricted investments.................................       587          (587)(c)           --
Notes receivable.......................................    22,748                         22,748
Other assets...........................................    34,787         3,728(d)(b)     37,865
                                                                           (650)(a)
Investment in direct financing leases..................    68,622                         68,622
                                                         --------     ---------         --------
          Total assets.................................  $566,917     $   9,276         $576,193
                                                         ========   ===========         ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt......................  $  7,249     $  (7,249)(b)     $     --
Accounts payable.......................................    42,214                         42,214
Other accrued expenses.................................    25,763         8,540(c)        34,303
                                                         --------                       --------
          Total current liabilities....................    75,226                         76,517
                                                         --------                       --------
Long-term debt:
  Revolving line of credit.............................    79,568       (79,568)(b)           --
  Notes payable, less current portion..................    45,123       (45,123)(b)           --
  Convertible subordinated notes.......................    64,500                         64,500
                                                         --------                       --------
          Total long-term debt.........................   189,191                         64,500
                                                         --------                       --------
Deferred tax liabilities...............................     4,812        (4,812)(d)           --
Deferred gain on sale of Facilities....................        --       137,488(a)       137,488
Other noncurrent liabilities...........................       742                            742
Total stockholders' equity.............................   296,946                        296,946
                                                         --------     ---------         --------
          Total liabilities and stockholders' equity...  $566,917     $   9,276         $576,193
                                                         ========   ===========         ========

                       CORRECTIONS CORPORATION OF AMERICA

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

     CCA's anticipated transactions, reflected on a pro forma basis, as if the transactions had occurred on March 31, 1997, are as follows:

          (a) To record the sale of the nine Initial Facilities to the Company for $308.1 million. The Facilities' net book value of $162.5 million and other costs of the sale result in a total deferred gain of $137.5 million which will be amortized over the lives of the leases entered into coincident with the sale. Prepayment obligations, the reduction in unamortized loan costs incurred as a result of the retirement of certain debt obligations and certain other costs of the sale reduced the deferred gain on the sale.

          (b) To record the retirement of debt and reduction of unamortized debt costs as a result of the sale of the nine Initial Facilities.

          (c) Cash no longer restricted due to the early repayment of related debt is reclassified to current assets.

          (d) To record current liabilities and deferred tax assets for the future recognition of the gain and related taxes over the lives of the Initial Facility leases. An effective tax rate of 39% is assumed on the deferred gain.

          (e) CCA plans to account for the Leases of the nine Initial Facilities as operating leases.

                       CORRECTIONS CORPORATION OF AMERICA

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                          YEAR ENDED
                                                                      DECEMBER 31, 1996
                                                             ------------------------------------
                                                              ACTUAL    ADJUSTMENTS     PRO FORMA
                                                             --------   -----------     ---------
                                                                        (IN THOUSANDS)
Revenues:..................................................  $292,513     $    --       $292,513
Costs and expenses:
  Operating................................................   213,173      14,302(a)     227,475
  General and administrative...............................    13,428         (86)(b)     13,342
  Depreciation and amortization............................    11,339      (2,331)(c)      9,008
                                                             --------     -------       --------
                                                              237,940      11,885        249,825
                                                             --------     -------       --------
Operating income...........................................    54,573     (11,885)        42,688
  Interest expense, net....................................     4,224      (3,772)(d)        452
                                                             --------     -------       --------
Income before income taxes.................................    50,349      (8,113)        42,236
  Provision for income taxes...............................    19,469      (5,920)(e)     13,549
                                                             --------     -------       --------
Net income.................................................    30,880      (2,193)        28,687
  Preferred stock dividends................................        --          --             --
                                                             --------     -------       --------
Net income allocable to common stockholders................  $ 30,880     $(2,193)      $ 28,687
                                                             ========     =======       ========
Net income per common share:
  Primary..................................................  $   0.38     $ (0.03)      $   0.35
  Fully-diluted............................................  $   0.36     $ (0.02)      $   0.34
Weighted average common shares outstanding.................    81,664      81,664         81,664

     CCA's anticipated transactions, reflected on a pro forma basis, as if the transactions had occurred on January 1, 1996, are as follows:

          (a) To record rent expense of $22,891, net of the amortized gain on the sale of the Initial Facilities of $8,889. Actual results of operations as reported do not include a full year of earnings for certain Initial Facilities with increased capacity becoming operational during 1996 and one facility opening during 1997; accordingly, the lease payments and deferred gain amortization have been reduced by $11.0 million and $4.3 million, respectively. The additional expenses also reflect an amount expected to be expended by CCA each year to maintain the facilities according to the lease requirements.
          (b) To record a reduction in state franchise taxes based upon the sale of the facilities.
          (c) To reduce depreciation expense on facilities sold.
          (d) To reduce interest expense on debt no longer outstanding as a result of the sale of facilities.
          (e) To adjust income tax expense to the expected effective tax rate.
          (f) The pro forma income statement has not provided for interest income on the cash balances expected as a result of the sale of the facilities. Assuming a return on investment of 5%, average cash balances on hand after the sale, payment of related taxes, payment of monthly lease payments, and debt retirement would yield interest income of $7,166 for the year ended December 31, 1996.
          (g) CCA plans to account for the Leases of the nine Initial Facilities as operating leases.

                       CORRECTIONS CORPORATION OF AMERICA

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      THREE MONTHS ENDED
                                                                        MARCH 31, 1997
                                                              -----------------------------------
                                                              ACTUAL    ADJUSTMENTS     PRO FORMA
                                                              -------   -----------     ---------
                                                                        (IN THOUSANDS)
Revenues:...................................................  $91,838     $    --        $91,838
Costs and expenses:
  Operating.................................................   63,919       4,413(a)      68,332
  General and administrative................................    3,595         (22)(b)      3,573
  Depreciation and amortization.............................    3,923      (1,071)(c)      2,852
                                                              -------     -------        -------
                                                               71,437       3,320         74,757
                                                              -------     -------        -------
Operating income............................................   20,401      (3,320)        17,081
  Interest expense (income), net............................      498      (1,182)(d)       (684)
                                                              -------     -------        -------
Income before income taxes..................................   19,903      (2,138)        17,765
  Income tax provision......................................    7,908      (1,748)(e)      6,160
                                                              -------     -------        -------
Net income..................................................   11,995        (390)        11,605
  Preferred stock dividends.................................       --          --             --
                                                              -------     -------        -------
Net income allocable to common stockholders.................  $11,995     $  (390)       $11,605
                                                              =======   =========       ========
Net income per common share:
  Primary...................................................  $  0.14     $    --        $  0.14
  Fully-diluted.............................................  $  0.14     $    --        $  0.14
Weighted average common shares outstanding..................   83,942      83,942         83,942

     CCA's anticipated transactions, reflected on a pro forma basis, as if the transactions had occurred on January 1, 1996, are as follows:

          (a) To record rent expense, net of the amortized gain on the sale of the Initial Facilities. Actual results of operations as reported do not include a full quarter of earnings for certain Initial Facilities with increased capacity becoming operational during first quarter 1997; accordingly, the lease payments and deferred gain amortization have been reduced by $1.3 million and $0.4 million, respectively. The additional expenses also reflect an amount expected to be expended by CCA each year to maintain the facilities according to the lease requirements.
          (b) To record a reduction in state franchise taxes based upon the sale of the facilities.
          (c) To reduce depreciation expense on facilities sold.
          (d) To reduce interest expense on debt no longer outstanding as a result of the sale of facilities.
          (e) To adjust income tax expense to the expected effective tax rate.
          (f) The pro forma income statement has not provided for interest income on the cash balances expected as a result of the sale of the facilities. Assuming a return on investment of 5%, average cash balances on hand after the sale, payment of related taxes, payment of monthly lease payments, and debt retirement would yield interest income of $1,257 for the three months ended March 31, 1997.
          (g) CCA plans to account for the Leases of the nine Initial Facilities as operating leases.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Corrections Corporation of America and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corrections Corporation of America and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 18, 1997

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1995
                                                              --------      --------
                                                                  (IN THOUSANDS)
                                       ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and restricted cash................  $  8,282      $  2,714
  Accounts receivable, net of allowances....................   100,551        39,661
  Prepaid expenses..........................................     2,940         1,569
  Deferred tax assets.......................................     1,026         1,646
  Other.....................................................     1,643         1,020
                                                              --------      --------
          Total current assets..............................   114,442        46,610
                                                              --------      --------
RESTRICTED INVESTMENTS......................................       587           443
OTHER ASSETS................................................    29,405        18,752
PROPERTY AND EQUIPMENT, NET.................................   288,697       137,019
NOTES RECEIVABLE............................................    22,859           890
INVESTMENT IN DIRECT FINANCING LEASES.......................    12,898         9,764
                                                              --------      --------
                                                              $468,888      $213,478
                                                              ========      ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 39,224      $ 10,757
  Accrued salaries and wages................................     5,487         3,480
  Accrued property taxes....................................     1,675         1,623
  Other accrued expenses....................................     9,227         8,637
  Current portion of long-term debt.........................     8,281        11,020
                                                              --------      --------
          Total current liabilities.........................    63,894        35,517
                                                              --------      --------
LONG-TERM DEBT, NET OF CURRENT PORTION......................   117,535        74,865
DEFERRED TAX LIABILITIES....................................     4,717         4,164
OTHER NONCURRENT LIABILITIES................................       990         2,228
                                                              --------      --------
          Total liabilities.................................   187,136       116,774
                                                              --------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock -- $1 (one dollar) par value; 150,000 shares
     authorized.............................................    75,029        64,540
  Additional paid-in capital................................   165,317        16,560
  Retained earnings.........................................    42,132        15,641
  Treasury stock, at cost...................................      (726)          (37)
                                                              --------      --------
          Total stockholders' equity........................   281,752        96,704
                                                              --------      --------
                                                              $468,888      $213,478
                                                              ========      ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                               1996        1995        1994
                                                             --------    --------    --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES...................................................  $292,513    $207,241    $152,375
EXPENSES:
  Operating................................................   213,173     158,814     123,540
  General and administrative...............................    13,428      14,288       9,413
  Depreciation and amortization............................    11,339       6,524       5,753
                                                             --------    --------    --------
OPERATING INCOME...........................................    54,573      27,615      13,669
INTEREST EXPENSE, NET......................................     4,224       3,952       3,439
                                                             --------    --------    --------
INCOME BEFORE INCOME TAXES.................................    50,349      23,663      10,230
PROVISION FOR INCOME TAXES.................................    19,469       9,330       2,312
                                                             --------    --------    --------
NET INCOME.................................................    30,880      14,333       7,918
PREFERRED STOCK DIVIDENDS..................................        --          --         204
                                                             --------    --------    --------
NET INCOME ALLOCABLE TO COMMON STOCKHOLDERS................  $ 30,880    $ 14,333    $  7,714
                                                             ========    ========    ========
NET INCOME PER COMMON SHARE:
  Primary..................................................  $    .38    $    .19    $    .12
                                                             ========    ========    ========
  Fully diluted............................................  $    .36    $    .18    $    .12
                                                             ========    ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................    81,664      75,110      61,908
                                                             ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                1996        1995       1994
                                                              ---------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  30,880   $ 14,333   $  7,918
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................     11,339      6,524      5,753
       Deferred and other noncash income taxes..............     13,117      6,162        878
  Other noncash items.......................................        524         --         --
  (Gain) loss on disposal of assets.........................     (3,501)    (1,284)        11
       Equity in earnings of unconsolidated entities........     (1,098)      (619)      (422)
Changes in assets and liabilities, net of acquisitions:
       Accounts receivable..................................    (55,993)   (12,750)    (7,901)
       Prepaid expenses.....................................     (1,371)       (18)       (70)
       Other current assets.................................       (623)       (87)      (259)
       Accounts payable.....................................     28,467      1,991      4,537
       Accrued expenses.....................................      2,649      3,514      1,192
                                                              ---------   --------   --------
          Net cash provided by operating activities.........     24,390     17,766     11,637
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment.......................   (165,703)   (25,926)   (24,891)
  Acquisition of UCLP.......................................         --     (5,250)        --
     Increase in restricted cash and investments............     (3,025)      (619)        (7)
     Increase in other assets...............................    (11,163)    (8,500)    (1,836)
     Investment in affiliates, net..........................     (3,138)    (3,717)      (426)
  Proceeds from disposals of assets.........................      6,747      3,763         25
  Purchase of notes receivable..............................    (22,500)        --       (900)
     Increase in direct financing leases....................     (3,693)        --         --
     Payments received on direct financing leases and notes
       receivable...........................................        553        328        286
                                                              ---------   --------   --------
          Net cash used in investing activities.............   (201,922)   (39,921)   (27,749)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..................     74,700      7,111     15,974
  Payments on long-term debt................................    (24,443)    (8,648)   (14,159)
     Payments on notes payable to stockholders..............         --         --       (403)
     (Payments on) proceeds from line of credit, net........    (10,500)    13,715        270
  Payment of debt issuance costs............................       (433)      (260)        --
     Payments of dividends..................................         --         --       (291)
  Proceeds from issuance of common stock....................    131,006      7,859     10,571
  Proceeds from exercise of stock options and warrants......      9,889        868      1,137
     Purchase of treasury stock and warrants................         --       (630)        --
                                                              ---------   --------   --------
     Net cash provided by financing activities..............    180,219     20,015     13,099
                                                              ---------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      2,687     (2,140)    (3,013)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      2,145      4,285      7,298
                                                              ---------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   4,832   $  2,145   $  4,285
                                                              =========   ========   ========

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                                1996        1995       1994
                                                              ---------   --------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for:
       Interest (net of amounts capitalized)................  $   8,979   $  5,145   $  4,854
                                                              =========   ========   ========
       Income taxes.........................................  $   6,630   $  3,060   $  1,572
                                                              =========   ========   ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
The company entered into an international alliance and
  equity participation which included the deferral of the
  payment of certain issuance costs:
     Other assets...........................................  $      --   $     --   $ (3,488)
     Other accrued expenses.................................         --         --        990
                                                              ---------   --------   --------
     Other noncurrent liabilities...........................         --         --      2,970
                                                              ---------   --------   --------
     Additional paid-in capital.............................         --         --       (472)
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
Long-term debt was converted into common stock through the
  exercise of stock warrants:
     Other assets...........................................  $      --   $     27   $      9
     Long-term debt.........................................         --     (1,428)      (357)
     Common stock...........................................         --        400        100
     Additional paid-in capital.............................         --      1,001        248
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
Redeemable convertible preferred stock was converted into
  common stock:
     Other assets...........................................  $      --   $     --   $    290
     Preferred stock........................................         --         --     (5,000)
     Common stock...........................................         --         --      1,400
     Additional paid-in capital.............................         --         --      3,310
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
  Long-term debt was converted into common stock:
     Other assets...........................................  $      --   $     53   $     26
     Long-term debt.........................................         --     (6,700)    (3,000)
     Common stock...........................................         --        887        419
     Additional paid-in capital.............................         --      5,760      2,555
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
The company acquired property and equipment by assuming
  long-term debt:
     Property and equipment.................................  $      --   $(27,392)  $     --
     Long-term debt.........................................         --     27,392         --
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                         COMMON STOCK
                                                              -----------------------------------
                                                                   ISSUED            TREASURY
                                                              ----------------   ----------------
                                                              SHARES   AMOUNT    SHARES   AMOUNT
                                                              ------   -------   ------   -------
                                                                        (IN THOUSANDS)
BALANCE, DECEMBER 31, 1993..................................  48,600   $48,600     (148)  $  (340)
                                                              ------   -------   ------   -------
Issuance of common stock....................................   3,712     3,712       --        --
Stock options exercised and warrants converted to stock.....   3,432     3,432       70        33
Income tax benefits of incentive stock option exercises.....      --        --       --        --
Conversion of long-term debt and preferred stock............   3,636     3,636       --        --
Preferred stock dividends...................................      --        --       --        --
Net income..................................................      --        --       --        --
                                                              ------   -------   ------   -------
BALANCE, DECEMBER 31, 1994..................................  59,380    59,380      (78)     (307)
                                                              ------   -------   ------   -------
Issuance of common stock....................................   1,158     1,158       --        --
Stock options exercised and warrants repurchased or
  converted to stock........................................   2,228     2,228       74       270
Income tax benefits of incentive stock option exercises.....      --        --       --        --
Conversion of long-term debt................................   1,774     1,774       --        --
Net income..................................................      --        --       --        --
                                                              ------   -------   ------   -------
BALANCE, DECEMBER 31, 1995..................................  64,540    64,540       (4)      (37)
                                                              ------   -------   ------   -------
Issuance of common stock....................................   3,700     3,700       --        --
Stock options exercised and warrants converted to stock.....   6,789     6,789      (19)     (689)
Income tax benefits of incentive stock option exercises.....      --        --       --        --
Compensation expense related to deferred stock awards.......      --        --       --        --
Net income..................................................      --        --       --        --
                                                              ------   -------   ------   -------
BALANCE, DECEMBER 31, 1996..................................  75,029   $75,029      (23)  $  (726)
                                                              ======   =======   ======   =======

                                                              ADDITIONAL   RETAINED        TOTAL
                                                               PAID-IN     EARNINGS    STOCKHOLDERS'
                                                               CAPITAL     (DEFICIT)      EQUITY
                                                              ----------   ---------   -------------
BALANCE, DECEMBER 31, 1993..................................   $(10,780)    $(3,298)     $ 34,182
                                                               --------     -------      --------
Issuance of common stock....................................      6,387          --        10,099
Stock options exercised and warrants converted to stock.....     (1,430)       (550)        1,485
Income tax benefits of incentive stock option exercises.....        593          --           593
Conversion of long-term debt and preferred stock............      4,048          --         7,684
Preferred stock dividends...................................         --        (204)         (204)
Net income..................................................         --       7,918         7,918
                                                               --------     -------      --------
BALANCE, DECEMBER 31, 1994..................................     (1,182)      3,866        61,757
                                                               --------     -------      --------
Issuance of common stock....................................      7,184          --         8,342
Stock options exercised and warrants repurchased or
  converted to stock........................................      1,699      (2,558)        1,639
Income tax benefits of incentive stock option exercises.....      3,987          --         3,987
Conversion of long-term debt................................      4,872          --         6,646
Net income..................................................         --      14,333        14,333
                                                               --------     -------      --------
BALANCE, DECEMBER 31, 1995..................................     16,560      15,641        96,704
                                                               --------     -------      --------
Issuance of common stock....................................    128,112          --       131,812
Stock options exercised and warrants converted to stock.....      8,177      (4,389)        9,888
Income tax benefits of incentive stock option exercises.....     11,944          --        11,944
Compensation expense related to deferred stock awards.......        524          --           524
Net income..................................................         --      30,880        30,880
                                                               --------     -------      --------
BALANCE, DECEMBER 31, 1996..................................   $165,317     $42,132      $281,752
                                                               ========     =======      ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Corrections Corporation of America (together with its subsidiaries, referred to as the "company"), a Delaware corporation, operates and manages prisons and other correctional facilities and provides prisoner transportation services for governmental agencies. The company provides a full range of related services to governmental agencies, including managing, financing, designing and constructing new facilities and redesigning and renovating older facilities. The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries, TransCor America, Inc. ("TransCor"), Concept Incorporated ("Concept"), Corrections Management Affiliates, Inc. ("CMA"), Correctional Services Group, Inc. ("CSG") and CCA International, Inc. CCA International, Inc. has two wholly-owned subsidiaries, CCA France, Inc. and CCA
(UK) Limited. CCA (UK) Limited has a majority owned subsidiary, UK Detention Services Limited ("UKDS"). Concept has two wholly-owned subsidiaries, Mineral Wells R.E. Holding Corp. ("Mineral Wells") and United-Concept Inc. ("United-Concept"). Concept, together with Mineral Wells, wholly owns United-Concept Limited Partnership ("UCLP"). CMA, together with CSG, wholly owns Corrections Partners, Inc. ("CPI"). The accompanying consolidated financial statements and note information reflect the accounting for the acquisitions in 1994 and 1995 of TransCor, Concept, CMA and CSG in transactions accounted for under the pooling-of-interests method of accounting and the acquisitions in 1995 and 1996 of United-Concept, UCLP and UKDS accounted for under the purchase method of accounting. All material intercompany transactions and balances have been eliminated.

     At December 31, 1996, the company has a 50% interest in Corrections Corporation of Australia Pty. Ltd. ("CC Australia"). CC Australia provides services similar to the company in Australia and surrounding countries. The company accounts for this investment under the equity method. Assets and liabilities are converted from their functional currency into the U.S. dollar utilizing the conversion rate in effect at the balance sheet date. Revenue and expense items are converted using the weighted average rate during the period. The excess of the company's investment in this unconsolidated subsidiary over the underlying equity is being amortized over twenty-five years.

     Deferred project development costs consist of costs that can be directly associated with a specific anticipated contract and, if recovery from that contract is probable, are deferred until the anticipated contract has been awarded. At the time the contract is awarded to the company, the deferred project development costs are either capitalized as part of property and equipment or are transferred to project development costs. Costs of unsuccessful or abandoned contracts are charged to depreciation and amortization expense when their recovery is not considered probable. Internal costs incurred in securing new clients including costs of responding to requests for proposals are expensed as incurred. Facility start-up costs, principally costs of initial employee training, travel and other direct expenses incurred in connection with opening of new facilities, to the extent recoverable under each negotiated contract, are deferred and recorded as other assets. Project development costs and start-up costs are amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years.

     Debt issuance costs are amortized on a straight-line basis over the life of the related debt. This amortization is charged to depreciation and amortization expense.

     Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. Interest is capitalized to the asset to which it relates in connection with the construction of major facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     Investment in direct financing leases represents the portion of the company's management contract with a governmental agency that represents payments on building and equipment leases. The leases are accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the company's investment in the leases. Unearned income is recognized as income over the term of the leases using the interest method.

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement generally requires the company to record deferred income taxes for the differences between book and tax bases of its assets and liabilities.

     The company maintains contracts with various governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. The company also maintains contracts with various federal, state and local governmental entities for the housing of inmates in company owned facilities at fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. The company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Fixed monthly rate revenue is recorded in the month earned and fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The company recognizes development revenue on the percentage-of-completion method.

     To meet the reporting requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments," the company calculates the fair value of financial instruments using quoted market prices. At December 31, 1996, there were no material differences in the book values of the company's financial instruments and their related fair values, except for the company's convertible subordinated notes (see Note 8) and the forward contract for convertible subordinated notes (see Note 13), which based on the conversion rate on the underlying equity securities, have an estimated fair market value of approximately $339,000.

     For purposes of the statements of cash flows, the company excludes restricted cash from cash and cash equivalents. The company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In March, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This statement imposes stricter criteria for long-term assets by requiring that such assets be probable of future recovery at each balance sheet date. The company adopted SFAS 121 effective January 1, 1996. The company did not experience a material impact on its results of operations, financial condition or cash flows as a result of adoption.

     SFAS No. 128, "Earnings per Share" has been issued effective for fiscal years ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share. The company is required to adopt the provisions of SFAS No. 128 in the fourth quarter of 1997 and does not expect adoption thereof to have a material effect on the company's results of operations.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     Certain reclassifications of 1995 and 1994 amounts have been made to conform with the 1996 presentation.

2.  MERGERS AND ACQUISITIONS

     On August 18, 1995, the company issued 2,800 shares of its common stock for all the outstanding shares of CMA and CSG. CMA and CSG operate and manage prisons and other correctional facilities for governmental agencies.

     On April 25, 1995, the company issued 5,450 shares of its common stock for all the outstanding shares of Concept. Concept operates and manages prisons and other correctional facilities for governmental agencies. Of the shares issued, 273 are held in escrow for the resolution of precombination contingencies.

     On December 30, 1994, the company issued 5,200 shares of its common stock for all the outstanding shares of TransCor, a prisoner transportation company. Of the shares issued, 520 are held in escrow for the resolution of certain precombination contingencies.

     The transactions above were accounted for under the pooling-of-interests method of accounting, and the company has previously filed restated financial statements. In the preparation of the consolidated financial statements, the company made certain immaterial adjustments and reclassifications to the historical financial statements of TransCor, Concept, CMA and CSG to be consistent with the accounting policies of the company.

     During the second and fourth quarters of 1996, the company purchased the remaining two-thirds of UKDS from its original joint venture partners. After consideration of several strategic alternatives related to UKDS, the company sold 20% of the entity to Sodexho, S.A. ("Sodexho"), a French conglomerate, and recognized an after-tax gain of $515. In conjunction with this transaction, Sodexho was also provided the option to purchase an additional 30% of UKDS. This option expires June 30, 1997.

     As discussed in Note 7, the company exercised its option to acquire the remaining 50% of its investment in UCLP during 1995. The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of the acquisition. The operations of UCLP on a consolidated basis prior to the acquisition are not material to the company's results of operations.

     During the first quarter of 1995, the company purchased the remaining 50% of CC Australia from its original joint venture partner. After consideration of several strategic alternatives related to CC Australia, the company sold 50% of the entity to Sodexho during the second quarter of 1995. The company accounted for the 100% ownership period on the equity basis of accounting and recognized an after-tax gain of $783 on the sale.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

3.  OTHER ASSETS

     Other assets consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Deferred project development costs..........................  $   284   $ 1,230
Project development costs, less accumulated amortization of
  $499 and $487, respectively...............................    3,989     2,275
Facility start-up costs, less accumulated amortization of
  $4,296 and $2,728, respectively...........................   11,404     6,705
Debt issuance costs, less accumulated amortization of $1,698
  and $1,289, respectively..................................    2,555     1,669
Deferred placement fees.....................................    2,404     2,404
Investments in affiliates...................................    7,893     3,756
Other assets................................................      876       713
                                                              -------   -------
                                                              $29,405   $18,752
                                                              =======   =======

4.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Land........................................................  $ 14,276   $  3,953
Buildings and improvements..................................   140,470    114,863
Equipment...................................................    19,376     13,486
Office furniture and fixtures...............................     2,937      2,262
Construction in progress....................................   137,405     23,083
                                                              --------   --------
                                                               314,464    157,647
Less accumulated depreciation...............................   (25,767)   (20,628)
                                                              --------   --------
                                                              $288,697   $137,019
                                                              ========   ========

     Depreciation expense was $7,147, $4,428 and $3,469 for 1996, 1995 and 1994,
respectively.

5.  NOTES RECEIVABLE

     Notes receivable consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              -------   ------
Note receivable, principal and interest payments of $206
  monthly through September 2016, interest at 9.25%, secured
  by a first mortgage on a facility.........................  $22,401   $   --
Notes receivable, $700 is secured by a third mortgage on a
  facility and is due in January 1999, remaining balance is
  due in monthly principal and interest payments through
  April 1999, weighted average interest rate at 11.14%......      876      890
                                                              -------   ------
                                                               23,277      890
Less current portion in accounts receivable.................     (418)      --
                                                              -------   ------
                                                              $22,859   $  890
                                                              =======   ======

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

6.  INVESTMENT IN DIRECT FINANCING LEASES

     At December 31, 1996, the company's investment in direct financing leases represents building and equipment leases between the company and the State of New Mexico for the New Mexico Women's Correctional Facility. The agreements contain provisions that allow the state to purchase the buildings and equipment for predetermined prices at specific intervals during the contract period.

     A schedule of minimum future rentals to be received under the direct financing leases at December 31, 1996, is as follows:

                                                                 DIRECT
                                                                FINANCING
                                                              LEASES RENTAL
                                                               RECEIVABLE
                                                              -------------
  1997......................................................    $  1,807
  1998......................................................       1,807
  1999......................................................       1,807
  2000......................................................       1,807
  2001......................................................       1,807
  Thereafter................................................      17,465
                                                                --------
Total minimum obligation....................................      26,500
Less unearned income........................................     (13,129)
                                                                --------
Present value of direct financing leases....................      13,371
Less current portion in accounts receivable.................        (473)
                                                                --------
Long-term portion at December 31, 1996......................    $ 12,898
                                                                ========

7.  INVESTMENT IN UCLP

     At December 31, 1994, Concept and its affiliates owned 49.9% of UCLP and Concept owned 50% of the common stock of United-Concept, which owned .2% of UCLP and was the managing general partner of UCLP. In addition, Concept had an option to purchase from its partner in UCLP the other 50% partnership interests in UCLP and the other 50% of the common stock of United-Concept. On July 17, 1995, Concept exercised its option and acquired the remaining interests of UCLP for $5,250.

     United-Concept has issued and outstanding one thousand shares of common stock (which Concept owns) and one share of voting preferred stock, which is owned by The First National Bank of Chicago under an indenture agreement related to the financing of the Eloy Facility. Each share of stock, common and preferred, has one vote. The preferred stock does not participate in income distribution by United-Concept and has a ten dollar liquidation value. The by-laws of United-Concept require 100% shareholder approval of significant corporate actions, and also require an independent director. Concept is entitled to 100% of the income of UCLP, but the independent director effectively has veto power over certain actions of United-Concept.

     The company's investment in UCLP was accounted for under the equity method from inception through July 17, 1995. Since July 17, 1995, the company is entitled to 100% of the income and has responsibility for all the debt and for satisfying the contractual obligation of UCLP. As a result, the company has included UCLP in the consolidated financial statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

8.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1995
                                                              --------      --------
Senior Secured Notes, principal payments of $1,773 annually
  through 1997, increasing to $2,660 in 1998 with the unpaid balance due in 2000, interest payable semi-annually at
  11.08%, collateralized by property and equipment with a
  carrying value of $8,424 at December 31, 1996, and by
  revenues from certain contracts...........................  $ 10,328      $ 12,215
Secured Notes Payable, principal payments due annually in
  various amounts through 1997, interest payable monthly at
  9.6%, collateralized by property and equipment with a
  carrying value of $10,935 at December 31, 1996, and by
  revenues from a contract..................................     1,210         2,981
Detention Center Revenue Bonds, interest payable monthly at
  variable rates (5.85% at December 31, 1996), principal due at maturity in 2015, collateralized by a letter of credit
  issued by a group of banks................................    24,700            --
Industrial Development Revenue Bonds, principal paid in full
  in November 1996..........................................        --         2,385
Notes payable to a bank, principal and interest at 10%,
  payable monthly until maturity in March 2000,
  collateralized by property and equipment with a carrying
  value of $30,709 at December 31, 1996, and by revenues
  from a contract...........................................    20,911        25,608
Revolving Credit Facility payable to a group of banks,
  principal due September 1999, interest payable quarterly
  at the bank's prime rate (8.25% at December 31, 1996) or
  LIBOR plus .5% (6.0% at December 31, 1996), collateralized by the pledge of stock of the company's first tier
  domestic subsidiaries.....................................     4,000            --
Bank Loan, principal paid in full in February 1996..........        --        12,580
Line of credit payable to a bank, principal paid in full in
  February 1996.............................................        --        14,500
Convertible Subordinated Notes, principal due at maturity in
  2002 with call provisions beginning in March 2000,
  interest payable quarterly at 7.5%........................    50,000            --
Convertible Subordinated Notes, principal due at maturity in
  1999 with call provisions beginning in June 1999, interest
  payable semi-annually at 8.5%.............................     7,000         7,000
Convertible Subordinated Notes, principal due at maturity in
  1998 with call provisions beginning in June 1997, interest
  payable quarterly at 8.5%.................................     7,500         7,500
Other.......................................................       167         1,116
                                                              --------      --------
                                                               125,816        85,885
Less current portion........................................    (8,281)      (11,020)
                                                              --------      --------
                                                              $117,535      $ 74,865
                                                              ========      ========

     At December 31, 1996, the company's revolving credit facility provides for borrowings up to $170,000. The facility bears interest at the bank's prime rate or LIBOR plus .50%, .75% or 1.0%, depending on the company's leverage ratio. The facility consists of a working capital line, which includes letters of credit.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

Letters of credit totaling $65,011 have been issued to support an industrial development bond, a taxable bond and to secure performance bonds. The unused commitment at December 31, 1996, was $100,989. The facility is subject to renewal on September 6, 1999.

     At December 31, 1996, the company has a $2,500 letter of credit facility. Letters of credit totaling $1,393 have been issued to secure the company's worker's compensation insurance policy, performance bonds and utility deposits. The unused commitment at December 31, 1996, was $1,107. The facility is subject to renewal on September 6, 1999.

     Restricted cash of $3,450 and $569 at December 31, 1996 and 1995, respectively, represents cash held in sinking funds established for the funding of current year principal and interest on certain bonds and current construction obligations.

     The company does not maintain any significant formal or informal compensating balance arrangements with financial institutions.

     The Convertible Subordinated Notes are convertible into the company's common stock at prices ranging from $1.69 to $25.91 per share. The company may require conversion under certain conditions after the stock has a market value of 150% of the conversion price for a specified period. In 1995, Convertible Subordinated Notes with a face value of $6,700 were converted into 1,774 shares of common stock.

     The provisions of the credit facilities, bonds, and notes contain restrictive covenants, the most restrictive of which are limits on the payment of dividends, incurrence of additional indebtedness, investments and mergers. The agreements also require that the company maintain specific ratio requirements relating to cash flow, tangible net worth, interest coverage and earnings. The company was in compliance with the covenants at December 31, 1996.

     The company capitalized interest of $502, $717 and $377 in 1996, 1995 and 1994, respectively. Interest expense, net is comprised of the following for each year:

                                                             1996      1995      1994
                                                            -------   -------   -------
Interest expense..........................................  $ 8,200   $ 5,534   $ 4,954
Interest income...........................................   (3,976)   (1,582)   (1,515)
                                                            -------   -------   -------
                                                            $ 4,224   $ 3,952   $ 3,439
                                                            =======   =======   =======

     Maturities of long-term debt for the next five years and thereafter are:
1997 -- $8,281; 1998 -- $16,357; 1999 -- $21,007; 2000 -- $5,471; 2001 -- $0 and
thereafter -- $74,700.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

9.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The provision for income taxes is comprised of the following components:

                                                                 FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1996      1995     1994
                                                              -------   ------   ------
CURRENT PROVISION
  Federal...................................................  $ 5,567   $2,853   $1,319
  State.....................................................      785      315      115
                                                              -------   ------   ------
                                                                6,352    3,168    1,434
                                                              -------   ------   ------
INCOME TAXES CHARGED TO EQUITY
  Federal...................................................   10,719    3,567      531
  State.....................................................    1,225      420       62
                                                              -------   ------   ------
                                                               11,944    3,987      593
                                                              -------   ------   ------
DEFERRED PROVISION
  Federal...................................................    1,052    1,946       99
  State.....................................................      121      229      186
                                                              -------   ------   ------
                                                                1,173    2,175      285
                                                              -------   ------   ------
          Provision for income taxes........................  $19,469   $9,330   $2,312
                                                              =======   ======   ======

     Significant components of the company's deferred tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1995
                                                              ------   ------
CURRENT DEFERRED TAX ASSETS
Asset reserves and liabilities not yet deductible for tax...  $2,067   $1,473
Alternative minimum tax carryforward........................      --      173
                                                              ------   ------
          Total current deferred tax assets.................   2,067    1,646
                                                              ------   ------
CURRENT DEFERRED TAX LIABILITY
Income item not yet taxable.................................   1,041       --
                                                              ------   ------
          Total current deferred tax liability..............   1,041       --
                                                              ------   ------
          Net current deferred tax assets...................  $1,026   $1,646
                                                              ======   ======

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1995
                                                              ------   ------
NONCURRENT DEFERRED TAX ASSETS
  Other.....................................................  $  788   $   35
                                                              ------   ------
          Total noncurrent deferred tax assets..............     788       35
                                                              ------   ------
NONCURRENT DEFERRED TAX LIABILITIES
  Tax in excess of book depreciation and amortization.......   3,876    3,565
  Income items not yet taxable and other....................   1,629      634
                                                              ------   ------
          Total noncurrent deferred tax liabilities.........   5,505    4,199
                                                              ------   ------
          Net noncurrent deferred tax liabilities...........  $4,717   $4,164
                                                              ======   ======

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income for the years ended December 31, is as follows:

                                                              1996    1995    1994
                                                              ----    ----    ----
Statutory federal rate......................................  35.0%   34.0%    34.0%
State taxes, net of federal tax benefit.....................   4.0     4.0      4.0
Utilization of net operating loss carryforward..............    --      --    (15.4)
Other items, net............................................   (.3)    1.4       --
                                                              ----    ----     ----
                                                              38.7%   39.4%    22.6%
                                                              ====    ====     ====

10.  EARNINGS PER SHARE

     Primary net income per common share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding. Stock warrants and stock options are considered common stock equivalents. The convertible subordinated notes are not common stock equivalents. In computing fully diluted net income per common share, the 8.5% convertible subordinated notes are considered dilutive using the if-converted method. In 1994, the 8.5% convertible subordinated notes were antidilutive. The following table presents information necessary to calculate fully diluted earnings per share for the years ended December 31:

                                                             1996      1995      1994
                                                            -------   -------   -------
Net income allocable to common stockholders...............  $30,880   $14,333   $ 7,714
Interest expense applicable to convertible subordinated
  notes, net of tax.......................................      752       740        --
                                                            -------   -------   -------
Adjusted net income.......................................  $31,632   $15,073   $ 7,714
                                                            =======   =======   =======
Fully diluted weighted average common shares
  outstanding.............................................   81,740    77,355    62,440
Conversion of convertible subordinated notes..............    6,249     6,249        --
                                                            -------   -------   -------
Adjusted fully diluted common shares outstanding..........   87,989    83,604    62,440
                                                            =======   =======   =======
Fully diluted earnings per share..........................  $   .36   $   .18   $   .12
                                                            =======   =======   =======

11.  STOCKHOLDERS' EQUITY

  Preferred Stock

     The company has authorized 1,000 shares of $1 par value preferred stock.

     In December 1991, the company sold 50 shares of Series A preferred stock for $5,000. The preferred stock earned dividends at 8.5% and were paid quarterly from January 31, 1993 through June 23, 1994. Each share of the Series A preferred stock was convertible into 56 shares of common stock. In June 1994, the Series A preferred stock was converted at par value into 2,800 shares of common stock. At December 31, 1996, no preferred stock was issued or outstanding.

  Stock Offering

     On June 5, 1996, the company completed a secondary public offering of 3,700 new shares of its common stock. The net proceeds of $131,812 were used to develop, acquire and expand correctional and detention facilities.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

  Stock Split

     On June 5, 1996, the Board of Directors declared a two-for-one stock split of the company's common stock to be effective on July 2, 1996. An amount equal to the par value of the common shares outstanding as of July 2, 1996, was transferred from additional paid-in capital to the common stock account. On October 4, 1995, the Board of Directors declared a two-for-one stock split of the company's common stock to be effective on October 31, 1995. An amount equal to the par value of the common shares outstanding as of October 31, 1995, was transferred from additional paid-in capital to the common stock account. All references to number of shares and to per share data in the consolidated financial statements have been adjusted for these stock splits.

  Stock Warrants

     The company has issued stock warrants to certain affiliated and unaffiliated parties for providing certain financing, consulting and brokerage services to the company and to stockholders as a dividend. Stock warrants outstanding at December 31, 1996, are as follows:

                                      NUMBER OF      EXERCISE            EXPIRATION
          DATE OF ISSUANCE            WARRANTS        PRICE                 DATE
          ----------------            ---------    ------------      ------------------
September 4, 1992...................      839      $ 8.50/share      September 14, 1997
June 23, 1994.......................    1,100      $15.80/share      December 31, 1999

     Each warrant entitles the warrant holder to four common shares upon exercise. The warrants are exercisable from the date of issuance except for the warrants issued September 4, 1992, which were exercisable beginning April 30, 1993. In 1996, the company extended the expiration date of the warrants issued June 23, 1994, from December 31, 1998, to December 31, 1999.

     In 1996, 1,313 warrants were exercised at $8.50 per share. In 1995, 268 warrants were exercised at prices ranging from $7.14 to $8.50 per share. In 1995, the company purchased 60 warrants at the market price of $18 per share from a warrant holder.

  Stock Option Plans

     The company has incentive and nonqualified stock option plans under which options may be granted to "key employees" as designated by the Board of Directors. The options are granted with exercise prices that equal market value on the date of grant. The options are exercisable after the later of two years from the date of employment or one year after the date of grant until ten years after the date of the grant.

     The company's Board of Directors authorized a stock repurchase program for up to an aggregate of 400 shares of the company's stock for the purpose of funding the employee stock options, stock ownership and stock award plans.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     Stock option transactions relating to the company's incentive and nonqualified stock option plans are summarized below:

                                                                        1996
                                                            -----------------------------
                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Outstanding at beginning of period........................    3,916          $  3.73
  Granted.................................................      903            27.06
  Exercised...............................................   (1,297)            2.92
  Canceled................................................      (19)           22.97
                                                             ------          -------
  Outstanding at end of period............................    3,503          $  9.96
                                                             ======          =======
  Available for future grant..............................    2,950               --
                                                             ======          =======
  Exercisable.............................................    2,601          $  4.06
                                                             ======          =======

                                                                        1995
                                                            -----------------------------
                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Outstanding at beginning of period........................    3,470           $ 2.31
Granted...................................................    1,248             7.61
Exercised.................................................     (754)            3.49
Canceled..................................................      (48)            5.82
                                                             ------          -------
Outstanding at end of period..............................    3,916           $ 3.73
                                                             ======          =======
Available for future grant................................    3,818               --
                                                             ======          =======
Exercisable...............................................    2,680           $ 1.93
                                                             ======          =======

                                                              1994
                                                            ---------
                                                            NUMBER OF
                                                             SHARES
                                                            ---------
Outstanding at beginning of period........................    6,382
Granted...................................................      178
Exercised.................................................   (3,060)
Canceled..................................................      (30)
                                                             ------
Outstanding at end of period..............................    3,470
                                                             ======
Available for future grant................................    1,020
                                                             ======
Exercisable...............................................    3,386
                                                             ======

     The weighted average fair value of options granted during 1996 and 1995 was $12.28 and $3.21 per option, respectively. The options outstanding at December 31, 1996, have exercise prices between $.96 and $33.13 and a weighted average remaining contractual life of 7 years.

     In addition to the plans mentioned above, the company has a nonqualified stock option plan to encourage stock ownership by selected employees of the company. Pursuant to the plan, stock options may be granted to key employees upon authorization by the Board of Directors. The aggregate number of options that may be granted under the plan is 1,440. As of December 31, 1996, 240 options were outstanding at an option price of $1.35 per share.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     During 1995, the company authorized the issuance of 337 shares of common stock to certain key employees as a deferred stock award. The award becomes fully vested ten years from the date of grant based on continuous employment with the company. The company is expensing the $3,670 of awards over the vesting period.

     In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. The company has adopted the disclosure-only provisions of SFAS 123. As a result, no compensation cost has been recognized for the company's stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS 123, the company's net income and net income per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                                               1996         1995
                                                              -------      -------
Net income -- as reported...................................  $30,880      $14,333
Net income -- pro forma.....................................   25,995       13,550
Net income per share -- Primary -- as reported..............  $   .38      $   .19
Net income per share -- Primary -- pro forma................      .32          .17
Net income per share -- Fully Diluted -- as reported........  $   .36      $   .18
Net income per share -- Fully Diluted -- pro forma..........      .30          .16

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               1996         1995
                                                              -------      -------
Expected dividend yield.....................................      0.0%         0.0%
Expected stock price volatility.............................     49.5%        50.3%
Risk-free interest rate.....................................      5.9%         6.8%
Expected life of options....................................  4 years      4 years

  Employee Stock Ownership Plan

     The company has an Employee Stock Ownership Plan whereby each employee of the company who is at least 18 years of age is eligible for membership in the plan as of January 1 of their first anniversary year in which they have completed at least one thousand hours of service.

     Benefits, which become 40% vested after four years of service and 100% vested after five years of service, are paid on death, retirement or termination. The Board of Directors has discretion in establishing the amount of the company contributions. The company's contributions to the plan may be in the form of common stock, cash or other property. Contributions to the plan amounted to $2,086, $1,366 and $1,059 for the years ended December 31, 1996, 1995 and 1994, respectively.

12.  REVENUES AND EXPENSES

     Approximately 99% of the company's revenues for the years ended December 31, 1996, 1995 and 1994, relate to amounts earned from federal, state and local governmental management and transportation contracts.

     The company had revenues of 21%, 23% and 17% from the federal government and 54%, 49% and 54% from state governments for the years ended December 31, 1996, 1995 and 1994, respectively. One state

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

government accounted for revenues of 16%, 18% and 24% for the years ended December 31, 1996, 1995 and 1994, respectively. In addition, another state government accounted for revenues of 11% for the year ended December 31, 1994.

     Accounts receivable include $55,924 and $37,057 due from federal, state and local governments at December 31, 1996 and 1995, respectively. Accounts receivable and accounts payable at December 31, 1996, consist of the following:

                                                               ACCOUNTS    ACCOUNTS
                                                              RECEIVABLE   PAYABLE
                                                              ----------   --------
Trade.......................................................   $ 50,618    $10,766
Construction................................................     44,469     28,458
Other.......................................................      5,464         --
                                                               --------    -------
                                                               $100,551    $39,224
                                                               ========    =======

     Salaries and related benefits represented 63%, 58% and 54% of operating expenses for the years ended December 31, 1996, 1995 and 1994, respectively.

     For the year ended December 31, 1996, the company recognized development fee income of $1,629 (after tax) related to a contract to design, construct and equip a managed detention facility.

13.  INTERNATIONAL ALLIANCE

     The company has entered into an International Alliance (the "Alliance") with Sodexho to pursue prison management business outside the United States. In conjunction with the Alliance, Sodexho purchased an equity position in the company by acquiring several instruments. In 1994, the company sold Sodexho 2,800 shares of common stock at $3.75 per share and a $7,000 convertible subordinated note bearing interest at 8.5%. Sodexho also received 1,100 warrants at $15.80 per warrant that expire December 1999. Each warrant entitles Sodexho to four common shares upon exercise. In consideration of the placement of the aforementioned securities, the company agreed to pay Sodexho $3,960 over a four-year period ending in 1998. These fees include debt issuance costs and private placement equity fees. These fees have been allocated to the various instruments and are charged to debt issuance costs or equity as the respective financings are completed. Sodexho is subject to a standstill agreement that limits their ownership to 25% in the company and has certain preemptive rights to retain its percentage ownership.

     In 1995, Sodexho purchased 1,090 shares of common stock for $7.63 per share pursuant to their contractual preemptive right. Also during 1995, the company and Sodexho entered into a forward contract whereby Sodexho would purchase up to $20,000 of convertible subordinated notes at any time prior to December 1997. The notes will bear interest at LIBOR plus 1.35% and will be convertible into common shares at a conversion price of $6.83 per share.

     In 1996, the company sold $20,000 of convertible notes to Sodexho pursuant to their contractual preemptive right. The notes bear interest at 7.5% and are convertible into common shares at a conversion price of $25.91 per share.

14.  RELATED PARTY TRANSACTIONS

     The company pays legal fees to a law firm of which one of the partners is a stockholder and a member of the Board of Directors of the company. Legal fees, including fees related to the company's mergers and acquisitions, paid to the law firm amounted to $683, $675 and $140 in 1996, 1995 and 1994, respectively.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

15.  COMMITMENTS AND CONTINGENCIES

     The company leases certain facilities, office space and equipment under long-term operating leases expiring through 2001. Rental expense was approximately $2,786, $5,904 and $3,490 for the years ended December 31, 1996, 1995 and 1994, respectively. Minimum rental commitments for noncancelable leases are as follows:

YEAR                                                          AMOUNT
----                                                          ------
1997........................................................  $4,147
1998........................................................   3,520
1999........................................................   1,741
2000........................................................     322
2001........................................................      37

     The nature of the company's business results in claims and litigation alleging that the company is liable for damages arising from the conduct of its employees or others. In the opinion of management, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the company.

     The company has an employment agreement with its chief executive officer through September 30, 1997. The agreement includes a non-compete agreement covering the same period and requires payments during the period if employment is terminated.

     Each of the company's management contracts and the statutes of certain states require the maintenance of insurance. The company maintains various insurance policies including employee health, workers compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the company. Reserves are provided for estimated incurred claims within the deductible amounts.

     The company guarantees $113 of a bank facility for CC Australia. The company has provided a $1,000 performance bond in connection with UKDS's management contract with the United Kingdom.

     The company provides a limited guarantee related to a bond issue on the Eden Detention Center in Eden, Texas. The maximum obligation as of December 31, 1996 was $22,875. In the event the company is required to fund amounts pursuant to this limited guarantee, the company will obtain ownership rights to the facility.

16.  EVENT SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

     On January 30, 1997, the company purchased the fixed and movable assets of a correctional treatment facility in Washington, D.C. for $52,000. The company has entered into additional agreements to manage this facility and to lease the facility to Washington, D.C. over a period of twenty years. At the end of the lease, the facility reverts to the District of Columbia authorities. The Company intends to account for the purchase and lease as a financing transaction.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1996
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
                                        ASSETS
Current assets:
  Cash, cash equivalents and restricted cash................  $  7,101      $  8,282
  Accounts receivable, net of allowances....................    69,743       100,551
  Prepaid expenses..........................................     4,144         2,940
  Deferred tax assets.......................................        22         1,026
  Other.....................................................     2,438         1,643
                                                              --------      --------
          Total current assets..............................    83,448       114,442
Restricted investments......................................       587           587
Other assets................................................    34,787        29,405
Property and equipment, net.................................   356,725       288,697
Notes receivable............................................    22,748        22,859
Investment in direct financing leases.......................    68,622        12,898
                                                              --------      --------
                                                              $566,917      $468,888
                                                              ========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 42,214      $ 39,224
  Accrued salaries and wages................................     6,410         5,487
  Accrued property taxes....................................       605         1,675
  Other accrued expenses....................................    18,748         9,227
  Current portion of long-term debt.........................     7,249         8,281
                                                              --------      --------
          Total current liabilities.........................    75,226        63,894
Long-term debt, net of current portion......................   189,191       117,535
Deferred tax liabilities....................................     4,812         4,717
Other noncurrent liabilities................................       742           990
                                                              --------      --------
          Total liabilities.................................   269,971       187,136
                                                              --------      --------
Stockholders' equity:
  Common stock..............................................    75,945        75,029
  Additional paid-in capital................................   167,082       165,317
  Retained earnings.........................................    54,127        42,132
  Treasury stock, at cost...................................      (208)         (726)
                                                              --------      --------
          Total stockholders' equity........................   296,946       281,752
                                                              --------      --------
                                                              $566,917      $468,888
                                                              ========      ========

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                   THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Revenues....................................................    $91,838      $63,277
Expenses:
  Operating.................................................     63,919       47,184
  General and administrative................................      3,595        2,925
  Depreciation and amortization.............................      3,923        2,277
                                                                -------      -------
                                                                 71,437       52,386
                                                                -------      -------
Operating income............................................     20,401       10,891
Interest expense, net.......................................        498        1,350
                                                                -------      -------
Income before income taxes..................................     19,903        9,541
Provision for income taxes..................................      7,908        3,835
                                                                -------      -------
Net income..................................................    $11,995      $ 5,706
                                                                =======      =======
Net income per common share:
  Primary...................................................    $  0.14      $  0.07
                                                                =======      =======
  Fully diluted.............................................    $  0.14      $  0.07
                                                                =======      =======
Weighted average common shares outstanding:
  Primary...................................................     83,942       80,502
                                                                =======      =======
  Fully diluted.............................................     89,659       87,168
                                                                =======      =======

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1997         1996
                                                              ---------    --------
                                                                 (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income................................................  $  11,995    $  5,706
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      3,923       2,277
     Deferred and other noncash income taxes................      2,329       6,077
     Other noncash items....................................         92          --
     Loss (gain) on disposal of assets......................        (20)         11
     Equity in earnings of unconsolidated entities..........       (252)       (150)
     Changes in assets and liabilities:
       Accounts receivable..................................     30,830      (8,034)
       Prepaid expenses.....................................     (1,204)         62
       Other current assets.................................       (795)       (309)
       Accounts payable.....................................      2,990       2,250
       Accrued expenses.....................................      9,374      (3,823)
                                                              ---------    --------
          Net cash provided by operating activities.........     59,262       4,067
                                                              ---------    --------
Cash Flows from Investing Activities:
  Decrease (increase) in restricted and escrow cash.........      1,365        (402)
  Increase in other assets..................................     (6,165)     (2,771)
  Additions of property and equipment.......................    (70,919)     (9,602)
  Proceeds from disposals of assets.........................          8           6
  Increase in direct financing leases.......................    (55,850)         --
  Payments received on direct financing leases and notes
     receivable.............................................        215          91
                                                              ---------    --------
          Net cash used in investing activities.............   (131,346)    (12,678)
                                                              ---------    --------
Cash Flows from Financing Activities:
  Proceeds from issuance of long-term debt..................         --      30,000
  Payments on long-term debt................................     (2,476)    (15,444)
  Proceeds from (payments on) line of credit, net...........     74,000      (9,723)
  Payment of debt issuance cost.............................       (248)       (496)
  Proceeds from exercise of stock options and warrants......        992       3,044
                                                              ---------    --------
          Net cash provided by financing activities.........     72,268       7,381
                                                              ---------    --------
Net increase (decrease) in cash.............................        184      (1,230)
  CASH AND CASH EQUIVALENTS, beginning of period............      4,832       2,145
                                                              ---------    --------
  CASH AND CASH EQUIVALENTS, end of period..................  $   5,016    $    915
                                                              =========    ========

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                              1997      1996
                                                              -----    -------
                                                               (IN THOUSANDS)
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
     Interest...............................................  $ 840    $ 1,986
                                                              =====    =======
     Income taxes...........................................  $ 609    $ 1,565
                                                              =====    =======
Supplemental Schedule of Noncash Investing and Financing
  Activities:
  The Company acquired treasury stock and issued common
     stock through the exercise of stock options:
     Common stock...........................................  $ 134    $   911
     Additional paid-in capital.............................    411      2,885
     Retained earnings......................................     --     (2,847)
     Treasury stock, at cost................................   (545)      (949)
                                                              -----    -------
                                                              $  --    $    --
                                                              =====    =======
Long term debt was converted into common stock:
  Other assets..............................................  $  15    $    --
  Long-term debt............................................   (900)        --
  Common Stock..............................................    531         --
  Additional paid-in capital................................    354         --
                                                              -----    -------
                                                              $  --    $    --
                                                              =====    =======

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheet as of March 31, 1997, and the consolidated statements of operations and cash flows for the three month periods ended March 31, 1997 and 1996, have been prepared by the Company in accordance with the accounting policies described in its Annual Report to Stockholders for the year ended December 31, 1996 and should be read in conjunction with the notes thereto.

     In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial positions, results of operations and changes in cash flows at March 31, 1997 and for all periods presented have been made. The results of operations for the period ended March 31, 1997, are not necessarily indicative of the operating results for the full year.

2.  INVESTMENT IN DIRECT FINANCING LEASES

     In January 1997, the Company purchased the fixed and movable assets of a correctional treatment facility in Washington, D.C. for $52,000,000, and agreed to make certain renovations totaling $3,850,000. The Company has entered into additional agreements to manage this facility and to lease the facility back to Washington, D.C. over a period of twenty years. At the end of the lease, the facility reverts to the District of Columbia authorities. The Company is accounting for the purchase and lease as a financing transaction.

3.  EARNINGS PER SHARE

     Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), has been issued effective for fiscal periods ending after December 15, 1997. SFAS 128 establishes standards for computing and presenting earnings per share. The Company is required to adopt the provisions of SFAS 128 in the fourth quarter of 1997. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, convertible debt, options and warrants.

     The following pro forma amounts represent the basic earnings per share and diluted earnings per share as if the Company had adopted SFAS 128 for the quarters presented:

                                                                 THREE
                                                                MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                              -----------
                                                              1997   1996
                                                              ----   ----
Basic earnings per share....................................  $.16   $.09
                                                              ====   ====
Diluted earnings per share..................................  $.14   $.07
                                                              ====   ====

             ======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information....................   ii
Prospectus Summary.......................    1
Risk Factors.............................   15
The Company..............................   23
Use of Proceeds..........................   28
Capitalization...........................   28
Distributions............................   29
Dilution.................................   31
Pro Forma Financial Statements...........   32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   35
The Private Corrections Industry.........   37
Corrections Corporation of America.......   38
Business of the Company and its
  Properties.............................   48
Relationship Between CCA and the Company
  after the Formation Transactions.......   54
Leases...................................   55
Management...............................   59
Certain Relationships and Transactions...   66
Policies and Objectives with Respect to
  Certain Activities.....................   67
Conflicts of Interest....................   70
The Formation Transactions...............   72
Principal Shareholders of the Company....   74
Description of Capital Shares............   74
Shares Available for Future Sale.........   80
Material Federal Income Tax
  Considerations.........................   80
ERISA Considerations.....................   90
Underwriting.............................   91
Experts..................................   92
Legal Matters............................   92

             ======================================================
             ======================================================

                               17,000,000 SHARES
                   (LOGO) CORRECTIONS CORPORATION OF AMERICA

                                 COMMON SHARES
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                              J.C. BRADFORD & CO
                          A.G. EDWARDS & SONS, INC.
                            LEGG MASON WOOD WALKER
                                 INCORPORATED
                               LEHMAN BROTHERS
                           PAINEWEBBER INCORPORATED
                                STEPHENS INC.

                                    , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below are certain registration, filing and listing fees and an estimate of the other fees and expenses to be incurred in connection with the issuance and distribution of the Common Shares offered hereby.

Securities and Exchange Commission Registration Fee.........  $  124,410
NASD Filing Fee.............................................      30,500
New York Stock Exchange Original Listing Fee................     152,730
Blue Sky Fees and Expenses (including attorneys' fees)......       2,500
Accounting Fees and Expenses................................     400,000
Attorneys' Fees and Expenses................................      *
Printing and Engraving Expenses.............................     500,000
Transfer Agent's Fees.......................................      12,000
Trustees' and Officers' Insurance...........................     175,000
Miscellaneous Expenses......................................      *
                                                              ----------
          Total.............................................  $   *
                                                              ==========

---------------

* To be filed by amendment.

ITEM 31.  SALES TO SPECIAL PARTIES.

     The Company was formed as a Maryland real estate investment trust in April 1997, with Jim Phillips being issued 1,000 Common Shares in consideration of $1,000.

     Upon consummation of the Offering, D. Robert Crants, III and Michael W. Devlin will each receive 150,000 Common Shares as a development fee and for services rendered and as reimbursement of actual costs incurred in connection with the formation of the Company, the consummation of the Offering and the closing of the Initial Facilities. The reimbursed costs include certain costs related to property due diligence, employee compensation, travel and overhead.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES.

     All of the Common Shares issued by the Company discussed in Item 31 above were issued pursuant to an exemption from the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act.

ITEM 33.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     The Declaration of Trust of the Company provides for indemnification of trustees and officers to the full extent permitted by the laws of the State of Maryland.

     Section 8-301 of the Corporation and Associations Article of the Annotated Code of Maryland permits a Maryland real estate investment trust to indemnify trustees, officers, employees and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Section 2-418 of the MGCL.

     Section 2-418 of the MGCL generally permits indemnification of any trustee made a party to any proceedings by reason of service as a trustee unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the trustee has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the trustee, whether or not involving action in the trustee's official capacity, indemnification of the trustee is not permitted if the trustee was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee failed to meet the requisite standard of conduct for permitted indemnification.

     Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which a trustee may be entitled under the Declaration of Trust, Bylaws, any resolution of shareholders or trustees, any agreement or otherwise.

     The statute permits a Maryland real estate investment trust to indemnify its officers, employees and agents to the same extent as its trustees. The Company's Declaration of Trust provides for indemnification of the Company's officers, employees or agents to the fullest extent permitted by law.

     The Company will enter into indemnification agreements (the "Indemnification Agreements") with its trustees and certain of its executive officers. The Indemnification Agreements are intended to provide indemnification to the maximum extent allowable by or not in violation of any law of the State of Maryland. Each Indemnification Agreement provides that the Company shall indemnify a trustee or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding (other than a derivative proceeding) by reason of the fact that he or she was or is a trustee or officer of the Company, against losses incurred in connection with the defense or settlement of such proceeding. The indemnification provided under each Indemnification Agreement is limited to instances where the act or omission giving rise to the claim for which indemnification is sought was not otherwise indemnified by the Company or insurance maintained by the Company, was not established to have been committed in bad faith or the result of active and deliberate dishonesty, did not involve receipt of improper personal benefit, did not result in a judgment of liability to the Company in a proceeding by or in the right of the Company, did not involve an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful.

     The Company will obtain trustees and officers liability insurance.

ITEM 34.  TREATMENT OF PROCEEDS FROM SECURITIES BEING REGISTERED.

     Not applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements Included in this Registration Statement, including the Prospectus:

                                                              PAGE
                                                              ----
CCA PRISON REALTY TRUST
  FINANCIAL STATEMENTS
     Report of Independent Public Accountants...............   F-2
     Balance Sheet as of April 23, 1997.....................   F-3
     Notes to Balance Sheet.................................   F-4
CCA PRISON REALTY TRUST
  PRO FORMA FINANCIAL STATEMENTS
     Pro Forma Statements of Operations for the year ended
      December 31, 1996 and the three months ended March 31,
      1997..................................................    33
     Pro Forma Balance Sheet as of March 31, 1997...........    34
CORRECTIONS CORPORATION OF AMERICA
  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
     Pro Forma Consolidated Balance Sheet as of March 31,
      1997..................................................   F-6
     Notes to Pro Forma Consolidated Balance Sheet..........   F-7
     Pro Forma Consolidated Statement of Operations for the
      year ended December 31, 1996..........................   F-8
     Pro Forma Consolidated Statement of Operations for the
      three months ended March 31, 1997.....................   F-9
CORRECTIONS CORPORATION OF AMERICA
  CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Public Accountants...............  F-10
     Consolidated Balance Sheets as of December 31, 1996 and
      1995..................................................  F-11
     Consolidated Statements of Operations for the years
      ended December 31, 1996, 1995 and 1994................  F-12
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1996, 1995 and 1994................  F-13
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1996, 1995 and 1994..........  F-15
     Notes to the Consolidated Financial Statements.........  F-16
CORRECTIONS CORPORATION OF AMERICA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS (UNAUDITED)
     Condensed Consolidated Balance Sheet as of March 31,
      1997 and December 31, 1996............................  F-30
     Condensed Consolidated Statements of Operations for the
      three months ended March 31, 1997 and 1996............  F-31
     Condensed Consolidated Statements of Cash Flows for the
      three months ended March 31, 1997 and 1996............  F-32
     Notes to Condensed Consolidated Financial Statements...  F-34

(B) EXHIBITS:

EXHIBIT
NUMBER
--------
   *1      --   Form of Underwriting Agreement
   *2      --   Form of Agreement of Sale and Purchase Between CCA Prison
                Realty Trust and Corrections Corporation of America
   *3.1    --   Amended and Restated Declaration of Trust of CCA Prison
                Realty Trust
   *3.2    --   Amended and Restated Bylaws of CCA Prison Realty Trust
   *3.3    --   Specimen of certificate representing the Common Shares

EXHIBIT
 NUMBER
----------
     *4        --      Provisions defining the rights of shareholders are found Sections 8-10 and 15 and Article II in the
                       Amended and Restated Declaration of Trust and Amended and Restated Bylaws, respectively, of CCA
                       Prison Realty Trust (included as Exhibits 3.1 and 3.2 to the Registration Statement)
    **5.1      --      Opinion of Stokes & Bartholomew, P.A., regarding the validity of the Common Shares being offered hereby
    **5.2      --      Opinion of Miles & Stockbridge, A Professional Corporation, regarding the validity of the Common
                       Shares being offered hereby
    **8.1      --      Opinion of Stokes & Bartholomew, P.A., regarding certain federal income tax matters.
    **8.2      --      Opinion of Sherrard & Roe, PLC, regarding certain federal income tax matters
    *10.1      --      Form of Option Agreement Between CCA Prison Realty Trust and Corrections Corporation of America with respect to the Option Facilities
    *10.2      --      Form of Master Agreement to Lease Between CCA Prison Realty Trust and Corrections Corporation of
                       America
    *10.3      --      Form of Lease Between CCA Prison Realty Trust and Corrections Corporation of America with respect to the Leased Properties
    *10.4      --      Form of Right to Purchase Agreement Between CCA Prison Realty Trust and Corrections Corporation of
                       America
    *10.5      --      Form of Trade Name Use Agreement Between CCA Prison Realty Trust and Corrections Corporation of
                       America
    *10.6      --      Commitment for Arrangement of Bank Credit Facility and Financing with Summary of Terms and Conditions from First Union National Bank of Tennessee and First Union Capital Market Corp. and accepted by CCA
                       Prison Realty Trust
    *10.7      --      Form of Officer and Trustee Indemnification Agreement between CCA Prison Realty Trust and its trustees and officers
    *10.8      --      Form of Employment Agreement between J. Michael Quinlan and CCA Prison Realty Trust
    *10.9      --      Form of Employment Agreement between D. Robert Crants, III and CCA Prison Realty Trust
    *10.10     --      Form of Employment Agreement between Michael W. Devlin and CCA Prison Realty Trust
    *10.11     --      Form of CCA Prison Realty Trust 1997 Employee Share Incentive Option Plan
    *10.12     --      Form of CCA Prison Realty Trust Non-Employee Trustees' Share Option Plan, as amended
    *21        --      List of Subsidiaries of CCA Prison Realty Trust
   **23.1      --      Consent of Stokes & Bartholomew, P.A. (included in Exhibits 5.1 and 8.1)
    *23.2      --      Consent of Arthur Andersen LLP (with respect to Corrections Corporation of America)
    *23.3      --      Consent of Arthur Andersen LLP (with respect to CCA Prison Realty Trust)
   **23.4      --      Consent of Miles & Stockbridge, A Professional Corporation (included in Exhibit 5.2)
   **23.5      --      Consent of Sherrard & Roe, PLC (included in Exhibit 8.2)
   **23.6      --      Consent of Private Corrections Project Center for Studies in Criminology and Law -- University of
                       Florida at Gainesville
    *24        --      Power of Attorney (included in the signature pages)
    *27        --      Financial Data Schedule

---------------

 * Previously filed
** Filed herewith

ITEM 36.  UNDERTAKINGS.

          (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Common Shares, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment Number 3 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly approved, in the City of Nashville, State of Tennessee, on the 30th day of June, 1997.

                                          CCA PRISON REALTY TRUST

                                          By:   /s/ D. ROBERT CRANTS, III
                                            ------------------------------------
                                            D. Robert Crants, III
                                            President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
                         *                           Chief Executive Officer (Principal   June 30, 1997
---------------------------------------------------    Executive Officer) and Trustee
                J. Michael Quinlan

                         *                                  President and Trustee         June 30, 1997
---------------------------------------------------
               D. Robert Crants, III

                         *                              Chief Development Officer and     June 30, 1997
---------------------------------------------------                Trustee
                 Michael W. Devlin

                         *                           Chief Financial Officer (Principal   June 30, 1997
---------------------------------------------------   Financial and Accounting Officer)
                  Vida H. Carroll

                         *                                    Chairman; Trustee           June 30, 1997
---------------------------------------------------
                 Doctor R. Crants

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
                    C. Ray Bell

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
                 Richard W. Cardin

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
               Monroe J. Carell, Jr.

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
                John W. Eakin, Jr.

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
                    Ted Feldman

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
                 Jackson W. Moore

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
                         *                                         Trustee                June 30, 1997
---------------------------------------------------
                  Rusty L. Moore

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
                 Joseph V. Russell

                         *                                         Trustee                June 30, 1997
---------------------------------------------------
              Charles W. Thomas, Ph.D

          *By: /s/ D. ROBERT CRANTS, III
  ----------------------------------------------
               D. Robert Crants, III
                 Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                           DESCRIPTION OF EXHIBITS
-------                           -----------------------
   *1       --  Form of Underwriting Agreement..............................
   *2       --  Form of Agreement of Sale and Purchase Between CCA Prison
                Realty Trust and Corrections Corporation of America.........
   *3.1     --  Amended and Restated Declaration of Trust of CCA Prison
                Realty Trust................................................
   *3.2     --  Amended and Restated Bylaws of CCA Prison Realty Trust......
   *3.3     --  Specimen of certificate representing the Common Shares......
   *4       --  Provisions defining the rights of shareholders are found
                Sections 8-10 and 15 and Article II in the Amended and
                Restated Declaration of Trust and Amended and Restated
                Bylaws, respectively, of CCA Prison Realty Trust (included as Exhibits 3.1 and 3.2 to the Registration Statement)......
  **5.1     --  Opinion of Stokes & Bartholomew, P.A., regarding the
                validity of the Common Shares being offered hereby..........
  **5.2     --  Opinion of Miles & Stockbridge, A Professional Corporation,
                regarding the validity of the Common Shares being offered
                hereby
  **8.1     --  Opinion of Stokes & Bartholomew, P.A., regarding certain federal income tax matters..................................
  **8.2     --  Opinion of Sherrard & Roe, PLC, regarding certain federal income tax matters..........................................
  *10.1     --  Form of Option Agreement Between CCA Prison Realty Trust and
                Corrections Corporation of America with respect to the
                Option Facilities...........................................
  *10.2     --  Form of Master Agreement to Lease Between CCA Prison Realty
                Trust and Corrections Corporation of America................
  *10.3     --  Form of Lease Between CCA Prison Realty Trust and
                Corrections Corporation of America with respect to the
                Leased Properties...........................................
  *10.4     --  Form of Right to Purchase Agreement Between CCA Prison
                Realty Trust and Corrections Corporation of America.........
  *10.5     --  Form of Trade Name Use Agreement Between CCA Prison Realty
                Trust and Corrections Corporation of America................
  *10.6     --  Commitment for Arrangement of Bank Credit Facility and
                Financing with Summary of Terms and Conditions from First
                Union National Bank of Tennessee and First Union Capital
                Market Corp. and accepted by CCA Prison Realty Trust........
  *10.7     --  Form of Officer and Trustee Indemnification Agreement
                between CCA Prison Realty Trust and its trustees and
                officers....................................................
  *10.8     --  Form of Employment Agreement between J. Michael Quinlan and
                CCA Prison Realty Trust.....................................
  *10.9     --  Form of Employment Agreement between D. Robert Crants, III and CCA Prison Realty Trust.................................
  *10.10    --  Form of Employment Agreement between Michael W. Devlin and
                CCA Prison Realty Trust.....................................
  *10.11    --  Form of CCA Prison Realty Trust 1997 Employee Share
                Incentive Option Plan.......................................
  *10.12    --  Form of CCA Prison Realty Trust Non-Employee Trustees' Share
                Option Plan, as amended.....................................
  *21       --  List of Subsidiaries of CCA Prison Realty Trust.............
 **23.1     --  Consent of Stokes & Bartholomew, P.A. (included in Exhibits
                5.1 and 8.1)................................................
  *23.2     --  Consent of Arthur Andersen LLP (with respect to Corrections
                Corporation of America).....................................
  *23.3     --  Consent of Arthur Andersen LLP (with respect to CCA Prison
                Realty Trust)...............................................
 **23.4     --  Consent of Miles & Stockbridge, A Professional Corporation
                (included in Exhibit 5.2)...................................
 **23.5     --  Consent of Sherrard & Roe, PLC (included in Exhibit 8.2)....
 **23.6     --  Consent of Private Corrections Project Center for Studies in
                Crimonology and Law -- University of Florida at Gainesville
  *24       --  Power of Attorney (included in the signature pages).........
  *27       --  Financial Data Schedule.....................................


---------------

 * Previously filed
** Filed herewith